As filed with the Securities and Exchange Commission on November 20, 2000

================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
[X] Definitive Proxy Statement                Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12


                               CATALYTICA, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies: (i) common stock, $0.001 par value, (ii) Class A common stock, $0.001 par value, and (iii) Class B common stock, $0.001 par value of Catalytica, Inc.

    (2) Aggregate number of securities to which transaction applies: (i) 33,220,093 shares of Catalytica common stock, (ii) 13,270,000 shares of Class A common stock, (iii) 11,730,000 shares of non-voting Class B common stock and (iv) options to purchase 4,377,549 shares of Catalytica common stock.

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    ----------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------
    (3)  Filing Party:

    ----------------------------------------------------------------------------
    (4)  Date Filed:

    ----------------------------------------------------------------------------

================================================================================

                               [CATALYTICA LOGO]

                              430 FERGUSON DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043

Dear Stockholder:

  We invite you to attend a special meeting of stockholders of Catalytica, Inc. to be held at 10:00 a.m., local time, on Monday, December 11, 2000, at our principal executive offices located at 430 Ferguson Drive, Mountain View, California 94043.

  At the special meeting, we will ask you to approve and adopt the merger agreement that we entered into on August 2, 2000 with Synotex Company, Inc., a U.S. subsidiary of DSM N.V. Under the agreement, our company will be merged with a wholly-owned subsidiary of Synotex. The merger is conditioned upon, among other things, the prior spin-off of the Catalytica Energy Systems (formerly known as Catalytica Combustion Systems) and Catalytica Advanced Technologies businesses as a single entity called Catalytica Energy Systems, Inc., which we refer to as CESI, to the stockholders of Catalytica. As a result of the merger and spin-off, CESI will be a stand-alone company and Catalytica will become an indirect subsidiary of DSM. DSM is organized under the laws of the Netherlands and its headquarters are located in the Netherlands.

  If we complete the merger and spin-off, our stockholders will receive, in addition to the shares of CESI, an aggregate amount in cash equal to $750 million with specified adjustments. The cash merger consideration will be reduced by, among other things, an amount calculated to approximate the tax liability incurred by Catalytica as a result of the spin-off of CESI in connection with the merger and increased by an amount equal to the proceeds received, or deemed to be received, by the company from holders of options and warrants to purchase Catalytica common stock exercised or otherwise receiving payments with respect to the merger. The net cash payment to stockholders in the merger will be significantly impacted by the value of CESI and the related gain on the CESI spin-off in connection with the merger, which will depend on the value of CESI. We currently estimate that the cash proceeds to stockholders will be in the range of $9.26 to $10.44 per share, but could be significantly higher or lower depending on the tax liability incurred. Of course, to the extent that the gain on the spin-off increases and the cash merger consideration is reduced as a result, the value of the CESI shares that stockholders receive in the spin-off would be higher.

  We cannot complete the merger unless all of the conditions to closing are satisfied, including the approval and adoption of the merger agreement by holders of a majority of the outstanding shares of Catalytica voting stock. Assuming the merger agreement is approved and adopted by the holders of a majority of the outstanding shares of Catalytica voting stock, the spin-off and merger will be completed promptly following the special meeting.

  As you know, we had previously announced that we were considering a public offering of our combustion business. The spin-off and the merger are intended to fulfill the same strategic goal: enabling our stockholders to realize the value of our combustion business through a public market independent from the pharmaceuticals business, and to separately realize the value of our pharmaceuticals business through its sale. The board of directors of Catalytica carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the merger and spin-off are the best way to achieve that goal and that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of Catalytica and its stockholders. In making this determination, the board of directors considered, among other things, oral opinions, subsequently confirmed in writing, dated August 2, 2000, of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation, the company's financial advisors, to the effect that, as of that date and on the basis of and subject to the matters reviewed with the board of directors and contained in their respective written opinions, each attached to this document as an appendix, the aggregate consideration to be received by the holders of common stock of Catalytica in the merger is fair from a financial point of view, except that the Credit Suisse First Boston Corporation opinion did not address the fairness of the aggregate consideration to be received by Morgan Stanley and its affiliates. The board recommends that you vote "FOR" the approval and adoption of the merger agreement.

  Our largest stockholder and its affiliates and two of our directors, who collectively hold approximately 39.5% of our voting stock, have expressed their support for the merger and have agreed to vote their shares in favor of the approval and adoption of the merger agreement.

  The attached notice of special meeting and proxy statement explain the proposed merger and merger agreement and provide detailed information concerning the special meeting. Please carefully read these materials, including the appendices.

  Your vote is important. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

  If you have any questions regarding the proposed transaction, please call our investor relations department at (650) 960-3000.

                                          Very truly yours,

                                          /s/ Ricardo B. Levy

                                          RICARDO B. LEVY
                                          President and Chief Executive
                                           Officer

 Proxy Statement dated and first mailed to stockholders on November 20 , 2000.

                               [CATALYTICA LOGO]

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON DECEMBER 11, 2000

                               ----------------

To the Stockholders:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Catalytica, Inc. will be held on Monday, December 11, 2000, at 10:00 a.m., local time, at Catalytica's principal executive offices located at 430 Ferguson Drive, Mountain View, California 94043 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 2, 2000, by and among Synotex Company, Inc., Synotex Acquisition Corporation and Catalytica, Inc.

    2. To transact any other business that may properly come before the special meeting or any adjournments of the special meeting.

  Your board of directors has determined that the merger is in the best interests of Catalytica and its stockholders and recommends that you vote to approve and adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the special meeting is more fully described in this document, which we urge you to read carefully.

  Stockholders of record at the close of business on November 13, 2000 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the special meeting in person. The proposal to be voted upon by Catalytica stockholders will require the affirmative vote of the holders of a majority of the Catalytica voting stock, which includes our common stock and Class A common stock, and the separate affirmative vote of the holders of a majority of our Class A common stock.

  If you do not vote to adopt the merger agreement and you follow the procedural requirements of the Delaware General Corporation Law, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. See "The Merger--Appraisal Rights of Stockholders" in the attached document.

  You should not send any certificates representing common stock with your proxy card.

  Your vote is very important. Whether or not you plan to attend the special meeting, to ensure your representation, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose. Any executed but unmarked proxy cards will be voted for approval and adoption of the merger agreement. You may revoke your proxy in the manner described in the attached document at any time before it has been voted at the special meeting. Any stockholder attending the special meeting may vote in person even if he or she has previously returned a proxy.

                                          Sincerely,

                                          /s/ LAWRENCE W. BRISCOE
                                          LAWRENCE W. BRISCOE
                                          Vice President, Finance and
                                           Administration
                                          Chief Financial Officer

Mountain View, California

November 20, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
SUMMARY....................................................................   5
  The Parties..............................................................   5
  The Special Meeting......................................................   6
  The Merger...............................................................   6
INFORMATION CONCERNING THE SPECIAL MEETING.................................  16
  Date, Time and Place of the Special Meeting..............................  16
  Purpose of the Special Meeting...........................................  16
  Record Date; Quorum; Outstanding Common Stock Entitled to Vote...........  16
  Voting Rights; Vote Required.............................................  16
  Voting and Revocation of Proxies.........................................  16
  Solicitation of Proxies..................................................  17
  Other Matters............................................................  17
THE MERGER.................................................................  18
  Background of the Merger.................................................  18
  Purpose of the Merger; Certain Effects of the Merger.....................  21
  Recommendations of the Board of Directors; Reasons for the Merger........  21
  Opinion of Morgan Stanley & Co. Incorporated.............................  23
  Opinion of Credit Suisse First Boston Corporation........................  27
  Interests of Certain Persons in the Merger...............................  32
  Merger Financing; Source of Funds........................................  33
  Material United States Federal Income Tax Consequences...................  34
  Accounting Treatment.....................................................  37
  Appraisal Rights of Stockholders.........................................  37
THE MERGER AGREEMENT.......................................................  39
  Structure of the Merger..................................................  39
  The Merger...............................................................  39
  Representations and Warranties...........................................  44
  Certain Covenants........................................................  44
  No Solicitation of Transactions..........................................  46
  Employee Benefit Matters.................................................  47
  Conditions to the Merger.................................................  48
  Termination of the Merger Agreement......................................  48
  Termination Fee..........................................................  50
  Expenses.................................................................  50
  Amendment; Waiver........................................................  50
  The Voting Agreement.....................................................  50
  DSM N.V. Guarantee.......................................................  51
  Subsidiary Merger........................................................  51
  Amendment to Rights Plan.................................................  51
THE SPIN-OFF...............................................................  52
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION........................  53
REGULATORY MATTERS.........................................................  59
  Antitrust Considerations.................................................  59
  Other Regulatory Matters.................................................  59
CERTAIN LITIGATION.........................................................  59
SECURITY OWNERSHIP OF CATALYTICA COMMON STOCK..............................  60

                                                                            Page
                                                                            ----
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................  62
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................  62
OTHER INFORMATION..........................................................  63
  Proposals by Stockholders of Catalytica..................................  63
  Where You Can Find More Information......................................  63

Appendix A: Agreement and Plan of Merger................................... A-1
Appendix B: Voting Agreement............................................... B-1
Appendix C: DSM N.V. Guarantee............................................. C-1
Appendix D: Opinion of Morgan Stanley & Co. Incorporated................... D-1
Appendix E: Opinion of Credit Suisse First Boston Corporation.............. E-1
Appendix F: Section 262 of the Delaware General Corporation Law............ F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What effect will the merger and spin-off have on Catalytica and its stockholders?

A: A special merger subsidiary formed by Synotex Company, Inc., whose ultimate parent company is DSM N.V., will be merged with and into Catalytica. The merger is conditioned upon, among other things, the prior spin-off of the company's Catalytica Energy Systems, Inc. subsidiary, which will also include our Catalytica Advanced Technologies business, to our stockholders. After the spin-off and the merger have been completed, Catalytica Energy Systems, Inc., which we often refer to as CESI, will be a stand-alone company owned by our stockholders. Catalytica will become a subsidiary of DSM.

Q: When will the proposed distribution of CCSI occur?

A: If our stockholders vote to approve the merger, and the conditions to the merger are satisfied or waived, the record date for the distribution will be set immediately prior to the closing of the merger. If our stockholders do not vote to approve the merger, or the merger is otherwise abandoned, the proposed spin-off will not occur.

Q: What will I receive in the merger?

A: In the merger you will receive cash. We currently estimate that the cash amount you will receive will be in the range of $9.26 to $10.44 per share, but that number could be significantly higher or lower. The precise amount of cash to be received in exchange for each share of Catalytica common stock is based on a formula, calculated as follows:

  .  $750 million;

  . less an amount intended to approximate the tax liability incurred by Catalytica as a result of the spin-off in connection with the merger and calculated using an assumed tax rate of 40.5% multiplied by the excess of Catalytica's gain on the spin-off of CESI over the deductions attributable to the acceleration, exercise or cancellation of Catalytica's options during the period between August 2, 2000 and the closing of the merger;

  . less the amount of cash and the value of any property (excluding property directly associated with the business of CESI as permitted by the merger agreement) contributed after June 30, 2000 by Catalytica to the businesses to be included in CESI;

  .  less any expenses associated with the merger in excess of $5 million;

  .  less the amount paid by us, if any, to eliminate minority interests; and

  . plus the exercise price of options and warrants to purchase Catalytica common stock exercised or cashed-out in connection with the merger divided by:

  . the number of outstanding shares of Catalytica common stock plus the number of shares represented by unexercised options and warrants to purchase shares of our common stock that are entitled to receive cash payments pursuant to the terms of the merger agreement.

  In addition, because the merger is conditioned on the completion of the spin-off, please bear in mind that, if you own your stock on the closing date of the merger, you will also receive shares of CESI.

  The cash merger consideration to stockholders will be significantly impacted by the reduction to the aggregate cash amount in respect of Catalytica's gain on the CESI spin-off. The estimated gain will be based on the weighted average trading price of CESI on the first full day of trading. Please see the table on pages 10 and 41 for a sense of the range of cash merger consideration that you may receive using different assumed values for the adjustments to the cash amount.

Q: How many shares of CESI will I receive in the spin-off?

A: In connection with the spin-off, you will also receive shares of CESI common stock. We currently estimate that you will receive between 0.255 and 0.34 of a share of CESI for each share of Catalytica common stock that you hold on the record date for the spin-off. The exact number of shares of CESI that you will receive for each share of Catalytica common stock has not yet been determined. However, we will be distributing all of the shares of CESI that we own, which will represent approximately 86.6% to 88.1% of the shares of CESI after taking into account the minority interests and the planned investment by Catalytica prior to the merger.

Q: What will I own as a result of the transaction?

A: If you own your stock on the closing date of the merger, you will own in place of each share of Catalytica common stock a number of shares of CESI stock and the cash merger consideration. The exact combined value of what you will receive in the spin-off and merger cannot be determined until after the closing of the merger. We currently estimate that the value of the CESI shares will be in the range of $1.92 to $5.78 and the corresponding cash merger consideration you will receive will be in the range of $10.44 to $9.26, for a total value of $12.36 to $15.04 but these values could be higher or lower. As you will note in the table on pages 10 and 41, as the value of CESI increases, the cash merger consideration decreases, but the combined value of the CESI shares and the cash merger consideration increases in that situation.

Q: When will you know exactly what I receive in the spin-off and merger?

A: The exact number of shares cannot be determined until after the closing of the merger, because the number of outstanding shares of Catalytica and CESI will not be determined until the closing date. The exact per share amount you will receive in the merger also cannot be determined until after the closing of the merger, because the gain on the spin-off will be based on the first full day of trading of CESI stock, which will occur one day after closing.

Q: What do I need to do now?

A: After reading this document carefully, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted FOR the approval and adoption of the merger agreement and the merger.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote by delivering to our secretary at our executive offices, 430 Ferguson Drive, Mountain View, California 94043, on or before the business day prior to the special meeting, or at the special meeting itself, a later-dated, signed proxy card or a written revocation or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q: Should I send my stock certificates now?

A: No. If the merger is completed, we will send you written instructions for exchanging your stock certificates for the merger consideration.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q: What happens if I do not send in my proxy or if I abstain from voting?

A: If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger.

Q: What regulatory clearances are needed to complete the merger?

A: Before we complete the merger:

  . the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated; and

  . we must receive the approval of antitrust authorities of specific member states of the European Union and, possibly, certain non-European countries.

Q: When do you expect the transaction to be completed?

A: Assuming the merger agreement is approved and adopted by the holders of a majority of our outstanding shares of common stock, we believe that the transaction will be completed promptly following the special meeting. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q: What are the United States federal income tax consequences of the merger?

A: The spin-off and merger should be treated as a single taxable transaction to you for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. A brief summary of the United States federal income tax consequences of the spin-off and merger appears beginning on page 34 of this proxy statement. You are urged to consult your tax advisor as to the tax consequences to you of the spin-off and merger in your particular circumstances.

   In addition, for U.S. federal income tax purposes, the spin-off in connection with the merger will be treated by Catalytica as a taxable sale by Catalytica of the shares of CESI. An estimate of the tax on the spin-off will, as noted above, be taken into account as a reduction to the cash amount to be paid to our stockholders.

Q: What rights do I have to dissent from the merger?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law which are summarized beginning on page 37 of this document. The appraised fair value of your shares will be determined exclusive of any accomplishment or expectation of value in connection with the merger, will take into account the value of the CESI shares you receive in the spin-off and may be more or less than the merger consideration.

Q: How can I find more information about CESI?

A: A separate prospectus with respect to the common stock of CESI is being provided to you. The prospectus should provide you with adequate information about CESI. We urge you to read the prospectus and this document carefully.

Q: What happens to options to purchase Catalytica common stock in the merger?

A: Options to purchase shares of Catalytica common stock issued under our stock plans will not be assumed by Synotex as a result of the merger. The vesting restrictions will be eliminated on those options and the options will become fully exercisable. Holders of the options will be permitted to exercise immediately prior to the record date with respect to the spin-off of CESI or after the record date but immediately prior to the effective time of the merger.

   If you exercise an option prior to the record date with respect to the spin-off, you will receive the cash merger consideration as well as shares of CESI to which you are entitled. If you exercise after the record date with respect to the spin-off, but immediately prior to the effective time of the merger, you would be entitled to receive only the cash merger consideration. All other options outstanding as of the effective time of the merger shall be terminated and cancelled and converted into a right to receive cash to the extent the cash merger consideration exceeds the option exercise price.

Q: Who can help answer my questions?

A: If you have additional questions about the merger or would like additional copies of this document or the proxy card, you should call our investor relations department at (650) 960-3000.

                                    SUMMARY

  This summary, together with the Questions and Answers section, highlights selected information discussed in greater detail elsewhere in this document and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents to which this document refers to understand fully the merger and other related transactions. See "Where You Can Find More Information" on page 63 for details of how you can obtain additional information about Catalytica and the merger. Each item in this summary includes a page reference directing you to the page on which a more complete description of the item begins. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this document.

The Parties

 Catalytica, Inc.

  Catalytica, Inc. finds new pathways to improve processes--reducing time, waste, and costs. We apply our innovative and patented catalytic technologies and other scientific processes to the pharmaceutical and power generation industries. For the pharmaceutical industry, we improve the steps for manufacturing pharmaceutical products and also find better, more efficient ways to produce them in commercial scale quantities. For the power generation industry, our unique application of a catalyst and proprietary technology enables gas turbines to produce essentially pollution-free power. In addition, we explore other business opportunities that capitalize on our 25-year history of discovery and effective application of catalysts. Projects include high throughput screening of catalysts and processes for rapid analysis of optimum production of products, unique applications of catalysts to enhance fuel conversion for fuel cells and production of better catalysts for the manufacture of plastics. Our common stock is traded on the Nasdaq National Market under the symbol "CTAL."

  We are incorporated under the laws of the State of Delaware. Our executive offices are located at 430 Ferguson Drive, Mountain View, California 94043. Our telephone number is (650) 960-3000.

 DSM N.V.

  DSM, a Dutch corporation, is a highly integrated international manufacturer of life science products, performance materials and chemicals. The DSM group has annual sales of approximately 6.3 billion euro and employs about 22,000 people at more than 200 sites worldwide. The executive offices of DSM are located at Het Overloon 1, Heerlen, P.O. Box 6500, 6401 JH Heerlen, The Netherlands. DSM's telephone number is 011-31-45-578-8111.

 Synotex Company, Inc.

  Synotex, an indirect wholly-owned subsidiary of DSM, is the holding company for DSM's operations in the United States. The executive offices of Synotex are located at One Columbia Nitrogen Road, Augusta, GA 30903. Synotex's phone number is 706-849-6600.

 Synotex Acquisition Corporation

  Synotex Acquisition Corporation was formed as a Delaware corporation on July 31, 2000 by Synotex Company, Inc. for the purpose of entering into the merger agreement. Synotex Acquisition Corporation has not engaged in any business activity other than in connection with the merger and the related transactions.

The Special Meeting

 Date, Time and Place and Matters to be Considered (page 16)

  The special meeting will be held at 10:00 a.m., local time, on Monday, December 11, 2000, at our principal executive offices located at 430 Ferguson Drive, Mountain View, California 94043. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, a copy of which is included as Appendix A to this document.

 Vote Required (page 16)

  In order for the merger to be completed, the merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of our voting stock, which includes the shares of Catalytica common stock as well as of Class A common stock. In addition, the merger must be approved by the separate vote of the holders of a majority of the Class A common stock. Holders of approximately 32% of our voting stock, including all of the holders of Class A common stock, have signed a voting agreement providing that they vote their shares in favor of the merger and the merger agreement. A copy of the voting agreement is included as Appendix B to this document.

 Record Date for Voting (page 16)

  The close of business on November 13, 2000 is the record date for determining holders of shares of our voting stock entitled to vote at the special meeting. Each share of common stock and Class A common stock will be entitled to one vote. On the record date, there were 53,197,259 shares of common stock and Class A common stock entitled to vote at the special meeting.

The Merger

 Structure of the Merger

  We currently have four direct subsidiaries: CESI, Catalytica Advanced Technologies, Inc., Catalytica Pharmaceuticals, Inc. and Wyckoff, Inc. Prior to the merger, we will merge our Catalytica Advanced Technologies subsidiary with and into CESI. In addition, Catalytica will create another direct subsidiary to merge with and into Catalytica Pharmaceuticals as a means of converting the minority interests and options to purchase stock of Catalytica Pharmaceuticals into interests in, and options to purchase, Catalytica common stock. As a result of this subsidiary merger, the stockholders and option holders of Catalytica Pharmaceuticals will become stockholders and option holders of Catalytica.

  Immediately prior to the closing of the merger and as part of the same transaction, we will distribute all of the shares of CESI that we own to Catalytica stockholders. The result will be that CESI will become a publicly traded company, that we expect to be listed on the Nasdaq National Market. We will own no shares of CESI after the spin-off.

  The merger transaction will be effected by the merger of Synotex Acquisition Corporation with and into Catalytica, resulting in Catalytica becoming a wholly-owned subsidiary of Synotex, and indirectly a subsidiary of DSM.

Figure 1: Current Structure

                             [GRAPHIC APPEARS HERE]

Figure 1 shows Catalytica along with its four direct subsidiaries: Catalytica Energy Systems, Inc.; Catalytica Advanced Technologies, Inc.; Wyckoff, Inc. and Catalytica Pharmaceuticals, Inc. Note that CESI and Catalytica Pharmaceuticals are also partly held by certain minority stockholders.

Figure 2: Subsidiary Reorganizations

                             [GRAPHIC APPEARS HERE]

Figure 2 shows the subsidiary reorganizations that Catalytica will effect in preparation for the spin-off and the merger. Catalytica Advanced Technologies will be merged with and into CESI, with CESI surviving the merger. Catalytica will also create another subsidiary that will merge with and into Catalytica Pharmaceuticals. As a result, Catalytica Pharmaceuticals' minority stockholders will receive shares of Catalytica common stock, and Catalytica Pharmaceuticals will become a wholly-owned subsidiary of Catalytica.

Figure 3: Spin-Off

                             [GRAPHIC APPEARS HERE]

Figure 3 shows the spin-off of CESI. Catalytica stockholders as of the record date for the spin-off will receive the distribution of CESI common stock held by Catalytica.

Figure 4: Merger

                             [GRAPHIC APPEARS HERE]

Figure 4 shows DSM N.V., its U.S. subsidiary Synotex Company, Inc. and a merger subsidiary of Synotex. The merger sub will merge with and into Catalytica. Our stockholders will receive the cash merger consideration in exchange for all of the shares of Catalytica capital stock.

Figure 5: Post-Merger

                             [GRAPHIC APPEARS HERE]

Figure 5 shows the effect of the transaction: CESI held by the former Catalytica public stockholders and the CESI minority stockholder and Catalytica will be a subsidiary of Synotex.

 What You Will Receive in the Merger

   In the merger you will receive cash. We currently estimate that the cash amount you will receive will be in the range of $9.26 to $10.44 per share, but that number could be significantly higher or lower. The precise amount of cash to be received in exchange for each share of Catalytica common stock is based on a formula, calculated as follows:

  .  $750 million;

  . less an amount intended to approximate the tax liability incurred by Catalytica as a result of the spin-off in connection with the merger and calculated using an assumed tax rate of 40.5% multiplied by the excess of Catalytica's gain on the spin-off of CESI over the deductions attributable to the acceleration, exercise or cancellation of Catalytica's options during the period between August 2, 2000 and the closing of the merger;

  . less the amount of cash and the value of any property (excluding property directly associated with the business of CESI as permitted by the merger agreement) contributed after June 30, 2000 by Catalytica to the businesses to be included in CESI;

  .  less any expenses associated with the merger in excess of $5 million;

  .  less the amount paid by us, if any, to eliminate minority interests; and

  . plus the exercise price of options and warrants to purchase Catalytica common stock exercised or cashed-out in connection with the merger divided by:

  . the number of outstanding shares of Catalytica common stock plus the number of shares represented by unexercised options and warrants that are entitled to receive cash payments pursuant to the terms of the merger agreement.

  In addition, because the merger is conditioned on the completion of the spin-off, please bear in mind that, if you own your stock on the closing date of the merger, you will also receive shares of CESI.

  The cash merger consideration to stockholders will be significantly impacted by the reduction to the aggregate cash payment amount in respect of Catalytica's gain on the CESI spin-off. The gain will be based on the weighted average trading price of CESI on the first full day of trading. In order to give you a sense of the range of the cash merger consideration that you may receive, we have prepared the following table using different assumed values of CESI on the first full day of trading and estimated amounts for the other adjustments to the cash amount to be paid in the merger. All amounts listed below are estimates and the actual amounts may vary significantly from the amounts shown. As noted in the table, the amount of cash to be paid in the merger will decrease as the value CESI increases. Of course, in that situation, the value of the CESI shares you receive (and the aggregate value of the cash merger consideration and the CESI shares) would be higher.

                                    -----------------------------------------
                                                 Value of CESI
                                    -----------------------------------------
        Assumed Total Value of CESI $150,000,000  $300,000,000  $ 450,000,000
 Corresponding Value per CESI Share $       5.66  $      14.14  $       22.63
                                    -----------------------------------------
Initial Cash Payments in Merger.... $750,000,000  $750,000,000  $ 750,000,000
Adjustments
  Net Transaction Tax
   Liability(1)....................  (12,084,087)  (65,942,693)  (119,801,300)
  Investment in CESI...............  (50,000,000)  (50,000,000)   (50,000,000)
  Transaction Expenses(2)..........   (1,000,000)   (1,000,000)    (1,000,000)
  Option Exercise Proceeds(3)......   44,657,270    44,657,270     44,657,270
                                    ------------  ------------  -------------
    Total Proceeds of Merger(4).... $731,573,184  $677,714,577   $623,855,970

Total Catalytica Shares(5).........   70,065,879    68,597,193     67,389,306

Merger Consideration per Share..... $      10.44  $       9.88  $        9.26
Value of CESI shares distributed
 per Catalytica Share.............. $       1.92  $       3.81  $        5.78
                                    ------------  ------------  -------------
    Total Value as Result of Spin-
     off & Merger.................. $      12.36  $      13.70  $       15.04

--------

(1) Based on a composite tax rate of 40.5%, Catalytica's tax basis in CESI of approximately $37 million after investment of $50 million, deductions for compensation expenses associated with the exercise of options and losses in CESI prior to the close.
(2) Assuming total transaction expenses of $6 million for Catalytica, of which the amounts exceeding $5 million will reduce the cash payments to stockholders in the merger.

(3) Assuming the exercise of all options to purchase Catalytica common stock with exercise prices less than or equal to $12.00 per share and including the purchase of 65,411 shares of common stock at $9.35 per share pursuant to options under the ESPP.

(4) May be reduced for other additional amounts that affect the merger consideration as described on page 40, which we do not expect to be material.

(5) Includes shares of Catalytica to be issued upon the exercise of Catalytica and Catalytica Pharmaceuticals options and upon the conversion of shares of Catalytica Pharmaceuticals in the subsidiary merger. The exchange rate in the Catalytica Pharmaceuticals subsidiary merger varies depending on the relative values of Catalytica Pharmaceuticals and CESI.

 Purpose of the Merger; Certain Effects of the Merger (page 21)

  The principal purpose of the merger is to bring value to our stockholders by selling our pharmaceuticals business for cash immediately following the spin-off of our combustion systems business to our stockholders. The merger and spin-off are intended to enable our stockholders to recognize the full value of our pharmaceuticals and combustion systems businesses.

  Upon completion of the merger, Catalytica's common stock will be delisted from the Nasdaq National Market and will no longer be publicly traded. We expect that CESI's stock will be listed on the Nasdaq National Market.

 Recommendation of the Board (page 21)

  The board, taking into account, among other things, the opinions of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation, has determined that the merger agreement and the merger are advisable and are fair to you and in your and our best interests and recommends that you vote FOR the approval and adoption of the merger agreement.

 Opinion of Morgan Stanley & Co. Incorporated (page 23)

  On August 2, 2000, Morgan Stanley & Co. Incorporated delivered an oral opinion, subsequently confirmed in writing, to the board that, as of that date and on the basis of and subject to the matters reviewed with the board, the aggregate consideration to be received by the stockholders in the merger, assuming completion of the spin-off, was fair from a financial point of view. We have attached a copy of the opinion as Appendix D to this document. The opinion of Morgan Stanley & Co. Incorporated is addressed to the board, does not address any other aspect of the merger and does not constitute a recommendation as to how you should vote at the special meeting.

 Opinion of Credit Suisse First Boston Corporation (page 27)

  On August 2, 2000, Credit Suisse First Boston Corporation delivered an oral opinion, which was subsequently confirmed in writing, to the board that, as of that date and on the basis of assumptions set forth in the opinion and subject to the matters reviewed with the board, the aggregate consideration to be received by the holders of common stock pursuant to the merger (assuming prior completion of the spin-off) was fair to the holders of common stock, other than Morgan Stanley & Co. Incorporated affiliated entities, from a financial point of view. The Credit Suisse First Boston opinion is subject to the limitations and qualifications described in the opinion, a copy of which is attached as Appendix E to this proxy statement. We encourage you to carefully read the Credit Suisse First Boston opinion in its entirety. The opinion of Credit Suisse First Boston Corporation is addressed to the board, does not address any other aspects of the merger or any related transactions, including the spin-off of CESI as described below, and does not constitute a recommendation as to how you should vote at the special meeting.

 Interests of Certain Persons in the Merger (page 32)

  In considering the recommendation of the board with respect to the merger, stockholders should be aware that the executive officers and directors of Catalytica have interests in the merger that may be different from, or in addition to, the interests of stockholders generally. For example, several officers of Catalytica are parties to change of control agreements that entitle them to specified benefits upon an involuntary termination other than for cause at any time during the two years following the merger. In addition, all individuals who were officers and directors of Catalytica at or prior to the effective time will be indemnified by Synotex, and Synotex will cause directors and officers insurance to be provided on their behalf. Further, Ricardo B. Levy, our President and Chief Executive Officer, will remain the Chairman of the Board of CESI. All officers and directors of Catalytica, as well as all holders of options to purchase shares of Catalytica common stock, will benefit from the acceleration of all of their unvested options to the purchase shares of Catalytica common stock in connection with the merger. Howard Hoffen and Alan Goldberg, two of our directors, are managing directors of Morgan Stanley Dean Witter & Co. Incorporated, the controlling affiliate of Morgan Stanley & Co. Incorporated, one of our financial advisors, and Morgan Stanley Capital Partners III, L.P. and its affiliates, our principal stockholders. In the event that the merger is completed, Morgan Stanley & Co. Incorporated will be paid a $3 million fee by Catalytica in connection with its financial advisory services. In partial consideration of Morgan Stanley Capital Partners' support for the transaction, CESI has agreed to grant Morgan Stanley Capital Partners and certain of its affiliates contractual rights, including registration rights and the right to nominate a member of CESI's board of directors so long as Morgan Stanley affiliated entities continue to hold more than 5% of the outstanding stock of CESI. The board was aware of these interests and considered them, among other matters, in making its recommendation.

 Certain United States Federal Income Tax Consequences (page 34)

  The receipt of CESI common stock and cash for shares pursuant to the spin-off and merger should be treated as a single taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who receives CESI common stock and cash in exchange for shares, except for certain shares acquired through the exercise of incentive stock options and certain shares purchased under our 1992 Employee Stock Purchase Plan, pursuant to the proposed spin-off and merger should recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the cash and fair market value of the CESI common stock received and the stockholder's adjusted tax basis in the shares exchanged for CESI common stock and cash pursuant to the spin-off and merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss would be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. You are urged to consult your tax advisor as to the consequences of the spin-off and merger in your particular circumstances.

Conditions to the Merger (page 48)

  Each party's obligation to complete the merger is subject to a number of conditions, including the following:

  .  approval and adoption of the merger agreement by our stockholders;

  . the expiration or termination of any applicable waiting period or granting of required consents under the Hart-Scott-Rodino Act or any other applicable non-U.S. antitrust law relating to the merger;

  . the absence of any prohibition against the completion of the merger or the other transactions contemplated by the merger agreement by any applicable law or regulation, judgment, injunction, order or decree; and

  .  the completion of the spin-off of CESI.

  Our obligation to complete the merger is subject to additional conditions, including, generally, the accuracy of the representations and warranties of Synotex and Synotex Acquisition Corporation, and the performance in all material respects of their obligations under the merger agreement. The obligations of Synotex and Synotex Acquisition Corporation to complete the merger are subject to additional conditions, including, generally, the accuracy of our representations and warranties, the performance in all material respects of our obligations under the merger agreement, our owning 100% of the capital stock of our pharmaceutical subsidiaries with no remaining rights outstanding to acquire Catalytica equity or the equity of the pharmaceutical subsidiaries, and holders of less than 10% of our outstanding shares of common stock having demanded and perfected appraisal rights at the effective time of the merger. The obligations of Synotex and Synotex Acquisition Corporation to complete the merger are not subject to a financing condition.

 Termination of the Merger Agreement (page 48)

  The merger agreement may be terminated, whether before or after receiving stockholder approval, without completing the merger, under certain circumstances, including the following:

  .  by mutual written consent of the parties;

  . by us or Synotex, if the merger is not completed by February 28, 2001, or such other date as we and Synotex may agree upon;

  . by us or Synotex, if there is any law or regulation that makes completion of the transactions contemplated by the merger agreement illegal or if there is a final and nonappealable judgment, injunction, order or decree enjoining Synotex or us from completing the transactions contemplated by the merger;

  .  by Synotex, if our board:

    . withdraws, modifies or amends, in a manner adverse to Synotex, its approval or recommendation or declaration of the advisability of the merger agreement or the merger,

    . recommends an alternative transaction, or resolves or announces an intention to do so, or

    . in response to a tender offer or exchange offer, recommends acceptance of that tender offer or exchange offer by the stockholders, or fails to recommend against acceptance of that offer by the stockholders within ten business days of the commencement of that offer;

  . by us or Synotex, if our stockholders do not approve and adopt the merger agreement at the special meeting;

  . by us, if prior to the special meeting, our board elects to terminate the merger agreement in order to recommend or approve a superior proposal or to enter into an agreement for a transaction that constitutes a superior proposal; provided that we:

    .  provide proper notice to Synotex of our intention,

    . determine 48 hours after giving notice that the alternate proposal is and remains a superior proposal taking into account any modifications to the transactions contemplated by the merger agreement that Synotex has then proposed in writing and not withdrawn, and

    . concurrently with the giving of notice of such termination, pay the applicable termination fee and expense reimbursement amount to Synotex;

  .  by a non-breaching party, if:

    . the other party breaches its representations or warranties or those representations or warranties become untrue in a way that could not be cured by February 28, 2001, and such breach would have, in the aggregate, a material adverse effect on the breaching party, or

    . the other party breaches any of its covenants or agreements under the merger agreement in a way that would have, in the aggregate, a material adverse effect on the non-breaching party, or materially adversely affects, or materially delays, the ability of Synotex or Catalytica to complete the merger, and is unable to cure the breach after receiving written notice and an opportunity to cure the breach.

  In the event of termination of the merger agreement by either party, the merger agreement shall become void and have no effect, provided, however that this will not relieve a breaching party from liability for a prior willful breach of the merger agreement or for the payment of the termination fee and expenses as described below.

 Termination Fee Payable to Synotex (page 50)

  We have agreed to pay Synotex a termination fee of $20 million, plus up to $5 million for reimbursement of Synotex's expenses, if:

  .  the merger agreement is terminated by Synotex as a result of our board:

    . withdrawing, modifying or amending, in a manner adverse to Synotex, its recommendation or declaration of the advisability of the merger agreement or the merger,

    . recommending an alternative transaction, or resolving or announcing an intention to do so, or

    . in response to a tender offer or exchange offer, recommending acceptance of that tender offer or exchange offer by the stockholders, or failing to recommend against acceptance of that offer by the stockholder within ten business days of the commencement of the offer;

  . (A) the merger agreement is terminated by Synotex or us after February 28, 2001, or because of our failure to obtain stockholder approval, each as described above, (B) at or prior to the time of such termination, an acquisition proposal with respect to our company shall have been made public, and (C) within twelve months after the termination, we enter into a definitive agreement with respect to any acquisition proposal or complete the transaction contemplated by any acquisition proposal; or

  . the merger agreement is terminated by us in order to recommend or approve a superior proposal or to enter into an agreement for a transaction that constitutes a superior proposal.

 Appraisal Rights (page 37)

  You are entitled to exercise appraisal rights in connection with the merger. If you elect to exercise appraisal rights, you must comply with Section 262 of the Delaware General Corporation Law, which requires you to deliver to us, before the stockholder vote to approve and adopt the merger agreement is taken, written notice of your intent to demand appraisal of your shares if the merger is completed, and you must not vote to adopt the merger agreement. We have included a copy of Section 262 as Exhibit F to this document. The appraisal value of your shares will be determined exclusive of any accomplishment or expectation of value in connection with the merger, will take into account the value of the CESI shares you receive in the spin-off and may be more or less than the merger consideration.

 Voting Agreement (page 50)

  As a condition to Synotex entering into the merger agreement, our principal stockholder and its affiliates and two of our directors have entered into a voting agreement with Synotex and Catalytica, providing that they will vote all shares of Catalytica voting stock owned by them on the record date for the approval of the merger agreement and the merger, and against any alternative transaction or any action which would delay, prevent or frustrate the transactions contemplated by the merger agreement. The stockholders who entered into the voting agreement beneficially owned an aggregate of 14,928,019 outstanding shares of Catalytica voting stock, representing approximately 32.1% of the combined voting power of Catalytica voting stock, including all of the outstanding Class A common stock, outstanding as of July 31, 2000. Prior to the record date, Morgan Stanley affiliated entities converted 6,344,598 shares of non-voting Class B common stock into voting Class A common stock. As a result the shares subject to the voting agreement as of the record date was 20,993,287 shares of Catalytica voting stock, representing approximately 39.5% of the combined voting power of Catalytica voting stock as of the record date. We have included a copy of the voting agreement as Appendix B to this document.

 DSM N.V. Guarantee (page 51)

  As a condition to Catalytica entering into the merger agreement, DSM has irrevocably and unconditionally guaranteed the full and complete performance of all obligations and liabilities of Synotex and Synotex Acquisition Corporation under the merger agreement. We have included a copy of the DSM guarantee as Appendix C to this document.

 Spin-off (page 53)

  Immediately prior to the closing of the merger, we will distribute all of the shares of CESI owned by us to holders of record of Catalytica common stock as of the record date for the spin-off. We currently estimate that you will receive between 0.255 and 0.34 of a share of CESI for each share of Catalytica common stock that you hold on the record date for the spin-off. Catalytica will not effect the spin-off unless Catalytica's stockholders approve and adopt the merger and the merger agreement and all other conditions to the closing of the merger have been satisfied or waived.

              Summary Unaudited Pro Forma Condensed Financial Data

                     (in thousands, except per share data)

  The following table sets forth a summary of the unaudited pro forma condensed statement of operations data of Catalytica, Inc. after giving effect to the spin-off and immediately prior to the merger with Synotex Acquisition for the periods presented.

                                                                 Nine Months
                                                    Year Ended      Ended
                                                   December 31, September 30,
                                                       1999         2000
                                                   ------------ -------------
                                                          (unaudited)
   Pro Forma Condensed Consolidated Statement of
    Operations Data:
   Total revenues.................................   $420,645     $269,288
   Total costs and expenses.......................    369,295      238,669
   Operating Income...............................     51,350       30,619
   Net Income.....................................     36,611       16,181
                                                     ========     ========
   Pro forma basic net income per share...........   $   0.54     $   0.24
                                                     ========     ========
   Shares used to compute pro forma basic net
    income per share..............................     68,045       68,580
                                                     ========     ========

  The following table sets forth a summary of the unaudited pro forma condensed balance sheet as of September 30, 2000 to reflect the effects of:

  .  the spin-off of CESI to Catalytica stockholders,

  .  the resulting calculation of tax liability incurred by Catalytica, and

  .  other transactions that have or will occur prior to the merger.

                                                     As of September 30, 2000
                                                     ------------------------
                                                           (unaudited)
   Pro Forma Condensed Consolidated Balance Sheet
    Data:
   Cash and cash equivalents........................         $     --
   Working Capital..................................           (3,616)
   Total assets.....................................          401,489
   Long-term debt, less current portion.............           36,000
   Total stockholders' equity.......................          180,952

                  INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

  This document is furnished to you in connection with the solicitation of proxies by our board for the special meeting of stockholders to be held at 10:00 a.m., local time, on Monday, December 11, 2000, at our principal executive offices located at 430 Ferguson Drive, Mountain View, California 94043, or any postponement or adjournment of the meeting. This document, the notice of special meeting and the accompanying form of proxy card are first being mailed to stockholders on or about November 20, 2000.

Purpose of the Special Meeting

  At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

  All stockholders of record at the close of business on November 13, 2000 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of voting stock is required to constitute a quorum for the transaction of business. The outstanding voting stock of Catalytica as of November 13, 2000, consisted of 33,582,661 shares of common stock, and 19,614,598 shares of Class A common stock. As of that date, there were also 5,385,402 shares of non-voting Class B common stock, which have the right to convert to Class A common stock to the extent that the holders of Class A common stock do not hold more than 40% of our total outstanding voting stock.

Voting Rights; Vote Required

  You are entitled to one vote for each share of common stock that you held as of the close of business on the record date. The affirmative vote of the holders of a majority of the outstanding shares of our voting stock is required to approve and adopt the merger agreement. In addition, the separate affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock is required to approve the merger. In determining whether the approval and adoption of the merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement. Holders of approximately 39.5% of our voting stock, as of the record date, including 100% of our Class A common stock and the non-voting Class B common stock have agreed to vote in favor of the merger and the merger agreement.

Voting and Revocation of Proxies

  A form of proxy card for your use at the special meeting accompanies this document. Subject to the following sentence, all properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" approval and adoption of the merger agreement in accordance with the recommendation of our board. In that event, you will not have the right to dissent from the merger and seek an appraisal of the fair value of your shares.

  If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting and voting in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our secretary at our executive offices at 430 Ferguson Drive, Mountain View, California 94043, on or before the business day prior to the special meeting, or at the special meeting itself, a written statement revoking it or a duly executed proxy bearing a later date. If you have executed and delivered a proxy to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you vote in favor of approving and adopting the merger agreement, you will not have the right to dissent and to seek appraisal of the fair value of your shares. If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the approval and adoption of the merger agreement.

  Your vote is important. Please return your marked proxy card promptly so your shares can be represented at the meeting, even if you plan to attend the meeting in person.

Solicitation of Proxies

  We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Matters

  Except for the vote on the merger agreement, no other matter is expected to come before the special meeting.

  You should not send any certificates representing common stock with your proxy card. If we complete the merger, the procedure for the exchange of certificates representing common stock will be as described beginning on page 41 of this document.

                                  THE MERGER

Background of the Merger

  Our management and board has believed for some time that the value of our combined businesses was not, and would not be, adequately reflected in the market price of our shares because of the differences between the combustion business and the pharmaceuticals business. As a result, from time to time, we have considered separating the two principal businesses to unlock their value for the stockholders. In March 2000, we announced our intention to proceed with an initial public offering of shares of our combustion business.

  In order to explore opportunities that might provide value for our stockholders, our management engaged from time to time in the ordinary course of business in discussions with representatives of other companies regarding possible business partnerships, strategic relationships and other transactions. However, none of these discussions resulted in any attractive proposals for a business combination transaction of this nature. In early 2000, representatives of DSM contacted a representative of our principal stockholder to explore its interest in discussing a strategic transaction between DSM or Synotex and Catalytica. The representative of our stockholder told DSM's representative that it was not the appropriate party to engage in discussions on the subject and suggested that DSM contact Catalytica directly. On April 11, 2000, Jan Zuidam, a member of DSM's Managing Board of Directors, initiated contact by telephone with Ricardo B. Levy, our President and Chief Executive Officer, to request a meeting initially to discuss a possible strategic transaction.

  On April 13, 2000, Mr. Levy and Lawrence W. Briscoe, our Vice President of Finance and Administration and Chief Financial Officer, met with Mr. Zuidam and Jan Wolters, DSM's Director of Merger & Acquisitions, over dinner in Los Altos, California. At this meeting, the representatives exchanged their views of the companies' strategic goals and of the general developments in the pharmaceuticals industry, including the consolidation ongoing in that industry. The representatives discussed their perception that suppliers to the pharmaceuticals industry, like DSM and Catalytica, would need to grow to achieve critical mass to be able to service the changing pharmaceuticals industry.

  On April 14, 2000, Messrs. Zuidam and Wolters of DSM met again with our senior management at our headquarters in Mountain View, California. At this meeting, Messrs. Zuidam and Wolters expressed DSM's interest in commencing discussions of a possible acquisition of Catalytica's pharmaceuticals business. The parties discussed the synergies available to the combined businesses. DSM made clear in these discussions that it wanted to acquire only the pharmaceuticals business and that it had no interest in acquiring the combustion business or Catalytica as a whole.

  On April 19, 2000, Mr. Levy and Mr. Zuidam had a telephone conversation during which Mr. Levy confirmed Catalytica's interest in continuing discussions about a possible business combination.

  On April 27, 2000, DSM and Catalytica executed a confidentiality agreement.

  On May 3 and 4, 2000, meetings of the boards of directors of Catalytica and Catalytica Pharmaceuticals were held at The Princeton Club in New York, New York, during which the boards were informed by our senior management of the discussions with DSM and their interest in a possible transaction with Catalytica or Catalytica Pharmaceuticals. After extensive discussion, the boards directed management to continue the discussions.

  On May 11, 2000, Peter Elverding, Chairman of the DSM's Managing Board of Directors, met with Mr. Levy in Atlanta, Georgia, over dinner. The parties discussed, in general terms, some of the advantages of a DSM acquisition of Catalytica's pharmaceuticals business.

  Our management team continued discussions with DSM. On May 15 and 16, 2000, our senior management met with Mr. Wolters and Arnold Gratama van Andel, DSM's Corporate Vice President--Finance and Economics and Chairman and President of Synotex, at Catalytica's headquarters in Mountain View, California. Catalytica provided non-public information about its business to the DSM representatives. At this point, DSM commenced its due diligence review of Catalytica and continued the review process through the end of July 2000.

  On May 24, 2000, Messrs. Levy and Zuidam had a telephone conversation during which they discussed a process for the negotiations of a possible business combination, including timing and due diligence issues. The parties also discussed possible structures for the transaction as well as potential valuation ranges, but no agreement was reached.

  During the course of these discussions, we reviewed alternative structures for the possible sale of the pharmaceuticals business to DSM or Synotex. These structures included a possible sale of the assets of the business or of the shares of the subsidiaries comprising the business and included the structure of the proposed transactions, involving a spin-off of the businesses not desired by DSM coupled with the acquisition by DSM or Synotex of the remaining company. In each case, we believed there would be significant transaction costs, including taxes payable upon the sale. We determined that, assuming we were to proceed with any sale of the pharmaceuticals business, the ultimate structure of the proposed transactions would have to minimize those costs.

  On May 31, 2000, senior management and other representatives of Catalytica and Catalytica Pharmaceuticals met with representatives of DSM in Chicago, Illinois. The parties discussed non-public information, including an overview of the Catalytica pharmaceutical business, its customers, financial condition and prospects.

  On June 14, 2000, Messrs. Levy and Briscoe of Catalytica met with Messrs. Wolters and Gratama van Andel of DSM. They had detailed discussions and negotiations over the terms of a possible business combination, including structure and valuation ranges, but no agreements were reached. Messrs. Wolters and Gratama van Andel reiterated the desire of DSM and Synotex to acquire only the pharmaceuticals business. They expressed a willingness to consider an acquisition of Catalytica in the form of the proposed transactions if all assets and liabilities that were not related to the pharmaceuticals business were excluded without cost to DSM or Synotex. In that regard, DSM insisted that the purchase price be reduced by the amount of any tax to be borne by Catalytica relating to the disposition or spin-off of the non-pharmaceuticals businesses. The parties discussed the best way to estimate the amount of those taxes given the uncertain value of CESI. We considered using a fixed estimate of the amount of the taxes and reducing the purchase price by that estimate, but that alternative would leave the parties at risk of error-- Catalytica's stockholders would be forced to bear the risk of an overestimate of the tax, while DSM would be forced to bear the risk of an underestimate. The parties also considered using a formula price like the one ultimately agreed upon in the merger agreement, in which the amount of the cash price reduction would be calculated as of the first trading day of CESI shares in order to minimize that risk. Although the parties generally favored a formula price, no agreement on structure was reached.

  We engaged Morgan Stanley & Co. Incorporated as our financial advisors on June 19, 2000 at which time a team from Morgan Stanley briefed senior management on the valuation of Catalytica, the competitive landscape and the potential interest of other bidders.

  Throughout June and July 2000, we held a number of meetings and conference calls with DSM and Synotex, our respective financial advisors and our respective counsel to discuss the terms of the proposed transaction and exchanged various drafts and redrafts of the proposed merger agreement. During this period, Synotex presented its draft of the voting agreement. The negotiations during this period highlighted significant issues for both parties. In particular, the following issues were among those discussed and, in some cases, were unresolved until the merger agreement was signed:

  .  the structure of the transaction, including the spin-off;

  .  the base aggregate consideration to be paid by Synotex;

  .  the adjustments to the base aggregate consideration to be paid;

  . restrictions on our ability to solicit or entertain competing proposals and the fiduciary exceptions applicable to such restrictions;

  . the amount of the termination fee to be paid to Synotex in the event the transaction is not consummated under specified circumstances, and the circumstances in which the fee would be payable;

  .  the pre-merger operating covenants applicable to us;

  . the date after which either party may terminate the merger agreement if the merger is not completed;

  . provisions relating to the treatment of our employees during the period prior to, and following, the merger; and

  .  the terms of the voting agreement.

  A joint meeting of the boards of directors of Catalytica and Catalytica Pharmaceuticals was held by telephonic conference call on June 30, 2000, during which the boards were informed by our senior management of the status of negotiations with DSM. The boards directed management to continue discussions and negotiate appropriate terms.

  We delivered, through our counsel, an initial draft of the merger agreement to DSM and its counsel on July 11, 2000.

  On July 13, 2000, representatives of DSM and its counsel and representatives of Catalytica and its counsel met in the offices of Cleary Gottlieb Steen & Hamilton in New York, New York. The parties discussed the status of due diligence, the principal terms of the merger agreement, and the likely timing and process necessary to complete the negotiation of the transaction.

  On July 18, 2000, Messrs. Levy and Zuidam spoke over the telephone about the progress of the negotiations. The parties also discussed the principal terms of the merger agreement, including valuation ranges, but no agreements were reached.

  On July 26, 2000, Mr. Levy from Catalytica and Mr. Zuidam from DSM met with Robert Ingram, Chief Executive Officer of GlaxoWellcome, Inc. in London, England. Messrs. Levy and Zuidam informed Mr. Ingram of the nature of the proposed transaction and discussed, in general terms, the possibility of working together after the completion of an acquisition of Catalytica by DSM.

  A joint meeting of the boards of directors of Catalytica and Catalytica Pharmaceuticals was held at our Mountain View, California headquarters on July 27, 2000. The boards were informed by management of the status of negotiations with DSM and the open issues that remained to be resolved between the parties and our board was apprised by its legal counsel of its fiduciary duties with respect to its review of the proposed transaction. In addition, Morgan Stanley, one of our financial advisors, gave a presentation on the transaction, based on materials previously provided to the boards, including a preliminary analysis of the potential negotiation with DSM and a review of recent transactions in the contract pharmaceutical manufacturing sector.

  From July 29, 2000 through August 2, 2000, members of management of DSM and Catalytica and their respective counsel met in the offices of Wilson Sonsini Goodrich & Rosati in San Francisco, California to negotiate the remaining terms of the merger agreement. During this period, the remaining terms of the voting agreement were also negotiated.

  A joint meeting of the boards of directors of Catalytica and Catalytica Pharmaceuticals was held via telephonic conference call at 7:00 am, Pacific Time on Tuesday, August 2, 2000, to review the terms of the proposed transaction. At the meeting, the boards were informed by management of the status of negotiations with DSM and the open issues that remained to be resolved between the parties. The boards also received presentations from management regarding the transaction and its effects on us, our stockholders, our employees and the communities and customers we serve, the advice of legal counsel regarding the structure of the transaction and the Catalytica board's fiduciary duties, and the analysis of the transaction, assuming the prior completion of the spin-off, from a financial point of view from our financial advisors.

  At approximately 1:00 pm, Pacific Time on Tuesday, August 2, 2000, a meeting of our board of directors was held by telephonic conference call to review the final terms of the proposed transaction. The board received the oral opinion, subsequently confirmed in writing, of Morgan Stanley & Co. Incorporated, one of our financial advisors, that, as of that date and on the basis of and subject to the matters reviewed with the Catalytica board, the aggregate consideration was fair from a financial point of view to our stockholders. In addition, the board received the oral opinion of Credit Suisse First Boston Corporation, our other financial advisor, which was subsequently confirmed in writing, that, as of that date and on the basis of the assumptions set forth in the opinion and subject to the matters reviewed with the Catalytica board (as described in more detail below in "The Merger--Opinion of Credit Suisse First Boston Corporation"), the aggregate consideration to be received by the holders of common stock pursuant to the merger (assuming prior consummation of the spin-off) was fair to the holders of common stock, other than Morgan Stanley affiliated entities, from a financial point of view. The Credit Suisse First Boston opinion did not address any other aspects of the merger or any related transactions, including the spin-off of CESI. The Catalytica board, with the benefit of these presentations and advice, having deliberated regarding the terms of the proposed transaction, determined that the merger agreement and the merger are advisable and are fair to and in the best interest of us and our stockholders and approved the merger agreement, the merger and the transactions contemplated thereby, including the spin-off.

  The parties executed the merger agreement shortly after 1:30 pm, Pacific Time on August 2, 2000. Shortly thereafter, Catalytica issued a press release announcing the signing of the agreement.

  Prior to the open of trading on the Amsterdam Exchange on the following morning, DSM issued a press release announcing the signing of the agreement.

Purpose of the Merger; Certain Effects of the Merger

  The principal purpose of the merger is to bring value to our stockholders by selling the company for cash immediately following the spin-off of our combustion systems business to our stockholders. The merger and spin-off are intended to enable stockholders of Catalytica to recognize the full value of our pharmaceuticals and energy systems businesses. The merger will be accomplished by a merger of Synotex Acquisition Corp., a corporation formed by Synotex, with and into Catalytica, with Catalytica as the surviving corporation, immediately following the distribution to our stockholders of all shares of CESI stock owned by us. In the merger, all of the shares of Catalytica common stock held by our stockholders, other than dissenting stockholders who perfect their appraisal rights, will be converted into the right to receive the cash merger consideration, which will determined according to the formula described under "The Merger Agreement--The Merger."

  The merger will terminate all equity interests in Catalytica held by stockholders and Synotex will be the sole beneficiary of any earnings and growth of Catalytica following the merger. Our common stock is currently registered under the Securities Exchange Act of 1934 and is traded on the Nasdaq Stock Market under the symbol "CTAL." Upon the completion of the merger, our common stock will be delisted from the Nasdaq Stock Market and registration of our common stock under the Exchange Act will be terminated.

Recommendation of the Board of Directors; Reasons for the Merger

 Recommendation of the Board of Directors

  On August 2, 2000, our board determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of us and our stockholders and approved the merger agreement and the merger. Accordingly, our board unanimously recommends that our stockholders vote "FOR" the approval and adoption of the merger agreement.

 Reasons for the Merger

  In determining to approve and recommend the merger agreement and the merger, and in reaching its determination that the merger agreement and the merger are advisable and are fair to and in the best interests of us and our stockholders, the board consulted with our executive officers and our financial and legal advisors, and considered, among others, the following factors:

  . historical information concerning our pharmaceuticals and combustion businesses, their respective financial performances and conditions, operations, technologies, managements and competitive positions;

  . the financial condition, results of operations, businesses and prospects of our pharmaceuticals and combustion businesses, before and after giving effect to the merger and the spin-off;

  . current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

  . the consideration to be received by our stockholders in the merger and the value that may be expected to accrue to our stockholders in connection with the spin-off;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations, and the other terms described under "The Merger Agreement" beginning on page 39, are reasonable;

  .  our prospects as an independent company, with and without the spin-off;

  . detailed financial analysis presented by our financial advisors to the board;

  . the Morgan Stanley opinion that the aggregate consideration to be received by our stockholders in the merger, assuming the completion of the spin-off, is fair from a financial point of view;

  . the Credit Suisse First Boston opinion that the aggregate consideration to be received by the holders of common stock pursuant to the merger (assuming the prior completion of the spin-off) was fair to the holders of common stock, from a financial point of view, except that Credit Suisse First Boston did not opine as to the fairness of the aggregate consideration with respect to Morgan Stanley affiliated entities;

  .  the impact of the merger on our customers and employees;

  . the support for the transactions expressed by our principal stockholder and its affiliates and by two of our directors as evidenced by the voting agreement;

  . the terms of the voting agreement and of the merger agreement relating to other potential bids, including the ability of Catalytica to terminate the merger agreement, which would have the effect of terminating the voting agreement, and to pay a termination fee believed to be reasonable under the circumstances, in order for us to accept a superior proposal;

  . the guarantee by DSM of all of the obligations of Synotex and Synotex Acquisition Corporation;

  . the status and impending expiration of some of our key pharmaceuticals supply contracts, including the uncertainty over our ability to negotiate extensions of the contracts or otherwise to replace the business assured under those contracts;

  . the reaction of strategic partners with whom we had conversations concerning the transaction; and

  . the interests of our directors and executive officers that are different from, or in addition to, the interests of our stockholders generally as described under "Interests of Certain Persons in the Merger" on page 32.

  The above discussion concerning the information and factors considered by the board includes many of the factors considered by the board in making its determination. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, the board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of the board may have given different weight to different factors.

Opinion of Morgan Stanley & Co. Incorporated

  Pursuant to an oral agreement on June 19, 2000, subsequently confirmed in writing in an engagement letter agreement dated August 1, 2000, Morgan Stanley & Co. Incorporated was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by the Catalytica board of directors to act as Catalytica's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Catalytica. At the meeting of the board of directors of Catalytica on August 2, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of August 2, 2000, and based upon and subject to the various considerations set forth in the opinion, the merger consideration to be received by the holders of shares of the common stock of Catalytica in the aggregate pursuant to the merger agreement is fair from a financial point of view to such holders.

  The full text of the written opinion of Morgan Stanley dated August 2, 2000, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix D to this proxy statement. Catalytica stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Catalytica board of directors and addresses only the fairness of the merger consideration to be received by the holders of shares of the common stock of Catalytica in the aggregate pursuant to the merger agreement as of the date of the opinion, and does not address any other aspect of the merger and does not constitute a recommendation to any holder of Catalytica common stock as to how to vote at the Catalytica special meeting. The Morgan Stanley opinion does not address the fairness of the consideration paid in the form of a distribution of capital stock of CESI. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

  In connection with rendering its opinion, Morgan Stanley, among other things:

  . discussed the rationale for the merger and the distribution of the capital stock of CESI, including information regarding their anticipated costs,

  . reviewed certain publicly available financial statements and other information of Catalytica;

  . reviewed certain internal financial statements and other financial and operating data concerning Catalytica (after giving effect to the spin-off) prepared by the management of Catalytica;

  . reviewed certain financial projections for Catalytica (after giving effect to the spin-off) prepared by the management of Catalytica;

  . discussed the past and current operations and financial condition and the prospects of Catalytica (after giving effect to the spin-off) with senior executives of Catalytica;

  . reviewed the reported prices and trading activity for Catalytica's publicly traded common stock;

  . compared the financial performance of Catalytica (after giving effect to the spin-off) with that of certain other comparable publicly-traded companies and reviewed the prices and trading activity of the securities of such comparable publicly-traded companies;

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of Catalytica and DSM and their financial and legal advisors;

  .  reviewed the merger agreement and certain related documents; and

  . considered such other factors and performed such other analyses, as Morgan Stanley deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Catalytica (after giving effect to the spin-off). In addition, Morgan Stanley assumed that the merger and the distribution of the capital stock of CESI would be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley also assumed and relied upon without independent verification the assessment by management of the Company of options proceeds, the anticipated costs associated with the merger and the distribution of the capital stock of CESI including, among other things, costs associated with the capitalization of and tax liabilities associated with the distribution of CESI, and costs associated with minority interests in Catalytica Pharmaceuticals Inc. and CESI.

  Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Catalytica, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, August 2, 2000.

  The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated August 2, 2000. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Peer Group Comparison. Using publicly available information, Morgan Stanley compared selected historical and estimated stock price and financial ratios for a group of selected publicly traded companies in the contract pharmaceuticals industry considered by Morgan Stanley to be reasonably comparable to Catalytica for the purposes of this analysis. The companies comparable to Catalytica included:

  Cambrex Corp.
  Chirex Inc.
  Lonza Group AG

  Morgan Stanley calculated the price of each of the comparable companies' common stock as a multiple of estimated calendar year 2001 earnings per share. Morgan Stanley also calculated the aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, as a multiple of estimated calendar year 2001 EBITDA, defined as earnings before interest, taxes, depreciation and amortization. The results of this analysis were as follows:

                                           Aggregate Value to Price to Estimated
                                           Estimated Calendar Calendar Year 2001
                                            Year 2001 EBITDA         EPS
                                           ------------------ ------------------
   Low....................................        7.8x               17.6x
   High...................................        9.1                25.7

  No company utilized in the peer group comparison analysis is identical to Catalytica. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Catalytica, such as the impact of competition on the business of Catalytica (after giving effect to the spin-off) or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Catalytica (after giving effect to the spin-off) or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

  Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed nine transactions which involved acquisitions of companies in the contract pharmaceuticals industry. These transactions are:

  .  the acquisition of Chirex Inc. by Rhodia;

  .  the acquisition of Dexter Corporation by Invitrogen Corporation;

  .  the acquisition of Mallinckrodt Inc. by Tyco International;

  .  the acquisition of BTP plc by Clariant Ltd.;

  .  the acquisition of Wyckoff, Inc. by Catalytica Inc.;

  .  the acquisition of BioWhittaker, Inc. by Cambrex Corp.;

  . the acquisition of Glaxo Wellcome plc's cGMP pharmaceutical production facility (Annan, Scotland) by Chirex;

  . the acquisition of Akzo-Nobel N.V.'s cGMP pharmaceutical division by Cambrex; and

  .  the acquisition of ChemDesign Corporation by Bayer AG.

  For each of these transactions Morgan Stanley calculated the aggregate value of the transaction as a multiple of the target's last twelve months' EBITDA. Morgan Stanley noted that for two of the transactions, the acquisition of Chirex by Rhodia and the acquisition of BTP plc by Clariant AG, the performance of the target company was uncharacteristic during the last twelve months preceding the announcement of the acquisition and, therefore, excluded the multiples of aggregate value to last twelve months' EBITDA from the results of the analysis. The results of this analysis were as follows:

                                                             Aggregate Value to
                                                                Last Twelve
                                                               Months' EBITDA
                                                             ------------------
   Low......................................................         7.2x
   Median...................................................        10.1
   High.....................................................        12.9

  Morgan Stanley noted that the multiple of aggregate value to last twelve months' EBITDA for Catalytica (after giving effect to the spin-off), based on an aggregate merger consideration of $750 million plus assumed indebtedness is approximately 11.3x.

  No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Catalytica such as the impact of competition on Catalytica (after giving effect to the spin-off) or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Catalytica (after giving effect to the spin-off) or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of the present aggregate value of Catalytica (after giving effect to the spin-off) using projections provided to Morgan Stanley by the management of Catalytica, with certain adjustments associated with the acquisition of new business.

  Nominal discount rates ranging from 10.5% to 11.5% were applied to Catalytica's projected free cash flows (after giving effect to the spin-off) for the years 2000 through 2008 and terminal value in 2008 based on a perpetual growth rate for the free cash flow of Catalytica (after giving effect to the spin-off) of 6.0%. Based on these assumptions, the stand-alone present aggregate value of Catalytica (after giving effect to the spin-off) ranged from $700 million to $880 million, depending on the discount rate applied. Morgan Stanley noted that the aggregate merger consideration is approximately $750 million plus approximately $50 million of assumed indebtedness.

  In connection with the review of the merger by the Catalytica board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Catalytica (after giving effect to the spin-off).

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Catalytica. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of shares of the common stock of Catalytica in the aggregate pursuant to the merger agreement and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Catalytica. The analyses do not purport to be appraisals or to reflect the prices at which Catalytica stock might actually trade. The merger consideration pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Catalytica and DSM and were approved by the Catalytica board of directors. Morgan Stanley provided advice to Catalytica during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Catalytica or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit the interest of any party with respect to the acquisition of Catalytica or any of its assets. Morgan Stanley did not negotiate with any party, other than DSM, which expressed interest to us in the possible acquisition of Catalytica or certain of its constituent businesses. In addition, as described above, Morgan Stanley's opinion and presentation to the Catalytica board of directors was one of many factors taken into consideration by Catalytica's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Catalytica board of directors with respect to the value of Catalytica (after giving effect to the spin-off) or of whether the Catalytica board of directors would have been willing to agree to a different consideration.

  The Catalytica board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Catalytica or DSM.

  Specifically, an affiliate of Morgan Stanley, Morgan Stanley Capital Partners III, L.P. and certain of its affiliates, own 19,614,598 shares of Class A common stock, representing approximately 36.9% of the outstanding voting stock of Catalytica, and 5,385,402 shares of non-voting Class B common stock, which may be converted into Class A common stock to the extent that Morgan Stanley Capital Partners' and its affiliates' ownership of voting stock does not exceed 40% of the outstanding voting stock of Catalytica. Morgan Stanley Capital Partners and its affiliates that own Catalytica common stock presently have the right to nominate three members of Catalytica's board, but have nominated only two members of Catalytica's board.

  Pursuant to an engagement letter dated August 1, 2000, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Catalytica agreed to pay Morgan Stanley a

$3 million fee in connection therewith in the event that the merger is completed. Catalytica has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Catalytica has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley has provided financial advisory and financing services for DSM and has received fees for the rendering of these services.

Opinion of Credit Suisse First Boston Corporation

  On August 2, 2000, Credit Suisse First Boston Corporation rendered its oral opinion, which it subsequently confirmed in writing as of August 2, 2000, that, as of that date, based upon and subject to the various considerations and assumptions set forth in the Credit Suisse First Boston opinion, the aggregate consideration to be received by the holders of common stock pursuant to the merger (assuming prior consummation of the spin-off) was fair to the holders of common stock, other than Morgan Stanley affiliated entities, from a financial point of view. The aggregate consideration to be received pursuant to the merger was determined through negotiations between the managements of Catalytica Inc. and DSM N.V. Credit Suisse First Boston Corporation did not recommend that any specific aggregate consideration constituted the appropriate consideration for the merger.

  The full text of the Credit Suisse First Boston opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion. The full text of the opinion is attached as Appendix E to this document and is incorporated by reference in its entirety. Catalytica stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the aggregate consideration to be received by the holders of common stock pursuant to the merger (assuming prior consummation of the spin-off) from a financial point of view as of the date of the Credit Suisse First Boston opinion, does not address any other aspects of the proposed merger or any related transactions, including the spin-off of Catalytica's energy businesses, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Calatytica special meeting. The summary of the Credit Suisse First Boston opinion in this document is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

  In arriving at its opinion, Credit Suisse First Boston Corporation reviewed certain publicly available business and financial information relating to Catalytica, as well as the merger agreement and certain related documents. Credit Suisse First Boston Corporation also reviewed certain other historical and forward-looking information relating to Catalytica that were prepared on a pro forma basis after giving effect to the spin-off, which Catalytica provided to or discussed with it as well as estimates of the adjustments to the consideration prepared by Catalytica. Furthermore, Credit Suisse First Boston Corporation spoke several times by telephone with the management of Catalytica to discuss the business and prospects of Catalytica, after giving effect to the spin-off. Credit Suisse First Boston Corporation also considered certain financial and stock market data of Catalytica and compared those data with similar data for other publicly held companies in businesses it considered similar to Catalytica's principal business after giving effect to the spin-off, and Credit Suisse First Boston Corporation considered the financial terms of certain other business combination and other transactions which had recently been effected. Credit Suisse First Boston Corporation also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

  In connection with its review, Credit Suisse First Boston Corporation did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to financial forecasts and estimates of the adjustments, Credit Suisse First Boston Corporation assumed that such forecasts and estimates had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Catalytica management as to the future financial performance of Catalytica and the amounts of the adjustments and that, in the case of the estimates of the adjustments, that the actual amounts of such adjustments will not exceed such estimates by amounts that would materially affect its analyses and that the adjustments fairly represent amounts of transaction expenses, liabilities or obligations of Catalytica except as would not materially affect its analyses. In addition, Credit Suisse First Boston Corporation did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Catalytica, nor was Credit Suisse First Boston Corporation furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston Corporation did not express any opinion as to Catalytica's underlying business decision to effect the spin-off and/or the merger, any aspect or implication of the spin-off or the allocation or distribution of the aggregate consideration among Catalytica's stockholders.

  In preparing the Credit Suisse First Boston opinion, Credit Suisse First Boston Corporation performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston Corporation believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. In addition, Credit Suisse First Boston Corporation may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston Corporation's view of the actual value of Catalytica on a pro forma basis after giving effect to the spin-off.

  In performing its analyses, Credit Suisse First Boston Corporation made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Catalytica. No company, transaction or business used in Credit Suisse First Boston Corporation's analyses as a comparison is identical to Catalytica or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The analyses performed by Credit Suisse First Boston Corporation are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Credit Suisse First Boston Corporation's analyses and estimates are inherently subject to substantial uncertainty. The analyses performed were prepared solely as part of Credit Suisse First Boston Corporation's analysis of the fairness of the aggregate consideration to be received by holders of common stock, other than Morgan Stanley affiliated entities, from a financial point of view and were provided to the Catalytica board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

  Credit Suisse First Boston Corporation's opinion and financial analyses were only one of many factors considered by the Catalytica board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Catalytica board of directors or management with respect to the merger or the aggregate consideration to be received in the merger.

  The following is a summary of the material financial analyses performed by Credit Suisse First Boston Corporation in connection with the preparation of its opinion, and reviewed with Catalytica's board of directors at meetings of the Catalytica board of directors culminating in a meeting held on August 2, 2000. CERTAIN OF THE SUMMARIES OF THOSE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO UNDERSTAND FULLY THE MATERIAL FINANCIAL ANALYSES USED BY CREDIT SUISSE FIRST BOSTON CORPORATION, THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE MATERIAL FINANCIAL ANALYSES AND COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON CORPORATION'S FINANCIAL ANALYSIS.

 Financial Projections

  Credit Suisse First Boston Corporation discussed three sets of projections for Catalytica after giving effect to the spin-off which were analyzed based upon projections provided to Credit Suisse First Boston Corporation by Catalytica's management. Credit Suisse First Boston Corporation presented graphical descriptions of historical and projected revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") under each of the three scenarios.

Upside Case:             Extrapolation case based on historical revenues and
                         margins that provides for a linear increase following
                         2003.

Base Case:               Based on management projections that included
                         contemplated loss of a portion of contract revenue in 2004 and 2009 and downward adjustments to the sales and margins of certain business operations.

Downside Case:           Modified version of the Base Case that included
                         contemplated adjustments reflecting a general slowing in chemical and pharmaceutical production.

  Each case described is only a portion of the overall analysis performed by Credit Suisse First Boston Corporation, and Credit Suisse First Boston Corporation expressed no judgment on the appropriateness or accuracy of the assumptions underlying each case.

 Methodologies Employed in Analysis

  In valuing Catalytica, Credit Suisse First Boston Corporation utilized a number of methodologies: a discounted cash flow analysis, a comparable companies analysis and a comparable acquisition analysis. In performing the discounted cash flow analysis, which produces an intrinsic, long-term theoretical value based upon projected cash flows, Credit Suisse First Boston Corporation discounted ten years of cash flows developed from forecasts provided by the management of Catalytica and added an amount based on multiples of year-ten EBITDA on a present value basis to recognize the value of the projected cash flows beyond year ten. In performing its comparable companies analysis, Credit Suisse First Boston Corporation applied trading multiples of businesses reasonably similar to Catalytica to the latest 12 months, 2000 and 2001 operating estimates provided to Credit Suisse First Boston Corporation by Catalytica's management. Credit Suisse First Boston Corporation's comparable acquisition analysis required application of multiples paid by acquirors for businesses reasonably similar to Catalytica to the latest 12 months revenues, EBITDA and EBIT provided to Credit Suisse First Boston Corporation by Catalytica's management.

  For purposes of its analysis, Credit Suisse First Boston Corporation calculated an estimate of the net enterprise consideration to be received in the merger by the holders of Catalytica common stock with respect to Catalytica after giving effect to the spin-off by (A) adding (1) the total cash consideration to be received pursuant to the merger agreement of $750 million and (2) the amount of debt for borrowed money minus cash (estimated by Catalytica's management for purposes of Credit Suisse First Boston Corporation's analysis at $54 million) and (B) subtracting the tax liability incurred in connection with the spin-off (estimated by Catalytica's management for purposes of Credit Suisse First Boston Corporation's analysis at $92 million). This calculation resulted in an estimate of the net enterprise consideration to be received in the merger by the holders of Catalytica common stock of $712 million.

 Discounted Cash Flow Analysis

  Credit Suisse First Boston Corporation presented the results of discounted cash flow analyses for Catalytica using a range of terminal multiples and discount rate ranges that it deemed appropriate. Credit Suisse First Boston Corporation estimated the present value of the unlevered, after-tax free cash flows that Catalytica could produce over fiscal years from 2001 to 2010 based upon the financial projections discussed above. The terminal value was based on an EBITDA multiple range of 7x to 9x trailing (year 10) EBITDA. Terminal value multiples were chosen based on comparable companies and comparable acquisition analyses as well as Catalytica's historical and projected performance. The discount rate range of 10% to 12% was based on a weighted average cost of capital analysis. Credit Suisse First Boston Corporation performed its discounted cash flow analyses for each of the three cases discussed above. The enterprise value implied by these analyses were as follows:

                                                                  Implied
   Case                                                      Enterprise Value
   ----                                                    ---------------------
                                                           (Dollars in millions)
   Base Case..............................................       $670-$780
   Upside Case............................................        840- 970
   Downside Case..........................................        640- 750
                                                                 ---------
   Enterprise Value Reference Range.......................       $675-$775

 Comparable Companies Analysis

  Credit Suisse First Boston Corporation presented the results of a comparable companies analysis in which it compared financial information of the following selected companies in the industry that were considered by Credit Suisse First Boston Corporation to be reasonably comparable to Catalytica (after giving effect to the spin-off):

                             COMPARABLE COMPANIES

  . Cambrex Corp.

  . ChiRex (pre-Rhodia merger announcement)

  . Laporte

  . Mallinckrodt (pre-Tyco merger announcement)

  . Sigma Aldrich

  In performing its comparable companies analysis, Credit Suisse First Boston Corporation examined the valuation multiples of the comparable companies to establish a range of 2000 and 2001 estimated EBITDA and EBIT trading multiples and revenue multiples that it deemed appropriate. Credit Suisse First Boston applied these ranges to the operating estimates provided to it by Catalytica's management for each of the three cases discussed above. The enterprise value implied by these analyses were as follows:

                                                                  Implied
   Case                                                      Enterprise Value
   ----                                                    ---------------------
                                                           (Dollars in millions)
   Base Case..............................................       $530-$650
   Upside Case............................................        550- 675
   Downside Case..........................................        510- 630
                                                                 ---------
   Enterprise Value Reference Range.......................       $530-$650

 Comparable Acquisition Analysis

  Credit Suisse First Boston Corporation reviewed and compared selected precedent transactions in the business segments in which Catalytica operates (after giving effect to the spin-off) that it deemed relevant to its analysis in order to compare the publicly available financial terms of those transactions with the terms provided for in the merger agreement.

  Credit Suisse First Boston Corporation reviewed the following announced transactions:

  .  Rhodia/ChiRex

  .  Tyco/Mallinckrodt

  .  Clariant/BTP plc

  .  Catalytica/Wyckoff

  .  Seprichem (Sepracor Inc.)/Sterling Organics

  .  Cambrex Corp./Pharma Chemistry Div. (Akzo Nobel)

  .  Miles Inc./ChemDesign Corp.

  In performing its comparable acquisitions analysis, Credit Suisse First Boston Corporation examined the valuation multiples to establish a range of the latest 12 months' revenue, EBITDA and EBIT trading multiples that it deemed appropriate. Credit Suisse First Boston applied these ranges to the latest 12 months' revenues, EBITDA and EBIT provided to it by Catalytica's management. The enterprise values implied by these comparisons were as follows:

                                                                 Implied
   Valuation Parameter                                       Enterprise Value
   -------------------                                     --------------------
                                                           (Dollars in millions)
   LTM Revenue............................................      $560-$800
   LTM EBITDA.............................................       650- 790
   LTM EBIT...............................................       640- 860
                                                                ---------
   Enterprise Value Reference Range.......................      $650-$800

 Summary Valuation Analysis

  Utilizing the methodologies described above, Credit Suisse First Boston Corporation derived a reference range of value for Catalytica as an enterprise (assuming prior consummation of the spin-off) equal to $650-$750 and compared it to the estimated net enterprise consideration of $712 million and the estimated aggregate consideration of $666 million. Based upon Credit Suisse First Boston Corporation's assessment of the valuation ranges indicated by its various valuation methodologies (as described above), Credit Suisse First Boston Corporation concluded that, as of August 2, 2000, the aggregate consideration to be received by holders of Catalytica common stock, other than Morgan Stanley affiliated entities, was fair to such holders from a financial point of view.

 Miscellaneous

  Catalytica retained Credit Suisse First Boston Corporation to provide the Catalytica board of directors with an opinion as to the fairness to the holders of the common stock of Catalytica, other than Morgan Stanley affiliated entities, of the aggregate consideration to be received by such holders pursuant to the merger from a financial point of view. Credit Suisse First Boston Corporation was selected by Catalytica based on Credit Suisse First Boston Corporation's qualifications, expertise and reputation, as well as its familiarity with Catalytica. Credit Suisse First Boston Corporation is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston Corporation, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past Credit Suisse First Boston Corporation has provided and it is currently providing certain investment banking services for Catalytica and DSM and has received and expects to receive customary fees for such services. In the ordinary course of its business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of Catalytica and DSM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to an engagement letter dated July 27, 2000, Catalytica engaged Credit Suisse First Boston Corporation to undertake an analysis to enable Credit Suisse First Boston Corporation to render its opinion and make the presentation referred to above. Pursuant to the terms of the engagement letter, Catalytica has agreed to pay Credit Suisse First Boston Corporation a fee of $750,000 upon the rendering of the Credit Suisse First Boston opinion to Catalytica's board of directors. In addition, Catalytica has agreed to reimburse Credit Suisse First Boston Corporation for its out-of-pocket expenses, including attorneys' fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Interests of Certain Persons in the Merger

  In considering the recommendation of our board with respect to the merger, stockholders should be aware that the executive officers and directors have some interests in the merger that may be different from, or in addition to, the interests of stockholders generally. The board was aware of these interests and considered them, among other matters, in making its recommendation.

 Change of Control Agreements

  Certain of our officers are parties to change of control agreements with us which provide for specified benefits upon an "involuntary termination" other than for "cause" (each as defined in the executive officer's change of control agreement) during the period beginning on the date the merger was announced and ending on the second anniversary of the date of completion of the merger.

  Each agreement provides for

  . a severance payment equal to two times the greater of: (A) the executive officer's salary for the 12 months prior to the change of control plus the executive officer's target bonus for the same period or (B) the executive officer's salary on an annualized basis and target bonus as of the date of termination;

  . a pro rata payment of the current year bonus award based on the target bonus for the executive officer;

  . continued health, dental and life insurance coverage for the executive officer and such executive officer's dependents at the same level of coverage as was provided immediately prior to the termination until the earlier of two years from the date of the termination or the date that the executive officer and his/her dependents become covered under comparable plans of another employer; and

  . one hundred percent accelerated vesting for any options or restricted stock held by the executive officer.

  Assuming current salary and bonus information remain in effect, if:

  .  the merger with Synotex is completed, and

  . the employment of any of the officers is terminated without cause or is constructively terminated,

the approximate value of the severance payments due under the employment and severance agreements to Ricardo B. Levy (President and Chief Executive Officer), Michael Thomas (President and Chief Executive Officer of Catalytica Pharmaceuticals), Lawrence W. Briscoe (Vice President, Finance and Administration, and Chief Financial Officer), Ralph A. Dalla Betta (Vice President and Chief Scientist), John M. Hart (Vice President, Human Resources), Jacqueline Cossmon (Vice President, Investor Relations) and Norman Smith (President and Chief Executive Officer of Catalytica Advanced Technologies), would be approximately $1,565,000; $1,211,000; $1,058,000;
$564,000; $564,000; $458,000 and $400,000, respectively.

 Director and Officer Indemnification

  Some of the directors and executive officers of Catalytica participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests.

  Under the merger agreement, Synotex has agreed to honor all rights to indemnification and all limitations on liability in favor of any of our directors, officers, employees or agents existing prior to the completion of the merger under our certificate of incorporation and bylaws and any agreement between us and those individually. Synotex has also agreed for six years after the completion of the merger to provide officers' and directors' liability insurance in respect of acts or omissions of each person covered by our current policy occurring prior to the completion of the merger on terms with respect to coverage and amount no less favorable than under our existing insurance policy. Synotex will not, however, be required to pay more than 150% of the current premiums to maintain this insurance.

 Officer and Director Options to Purchase Shares of Catalytica Common Stock

  Under the merger agreement, all options to purchase shares of Catalytica common stock granted to our employees, including officers and directors, will become vested and exercisable immediately prior to the completion of the merger.

 Officers of CESI

  Ricardo B. Levy, our President and Chief Executive Officer, will remain the Chairman of the Board of CESI.

 Interests of Morgan Stanley

  As discussed elsewhere in this document, as of July 31, 2000, Morgan Stanley Capital Partners and its affiliates owned 13,270,000 shares of Class A common stock, which represented approximately 28.6% of the voting stock of Catalytica, and 11,730,000 non-voting shares of Class B common stock. Prior to the record date, Morgan Stanley affiliated entities converted 6,344,598 shares of non-voting Class B common stock into voting Class A common stock. As a result the shares subject to the voting agreement as of the record date was 20,993,287 shares of Catalytica voting stock, representing approximately 39.5% of the combined voting power of Catalytica voting stock as of the record date. Morgan Stanley & Co. Incorporated, an affiliate of Morgan Stanley Capital Partners, served as a financial advisor to Catalytica in connection with the merger. Pursuant to an engagement letter dated August 1, 2000, Catalytica agreed to pay Morgan Stanley & Co. Incorporated a $3 million fee in the event that the merger is completed.

  Howard Hoffen and Alan Goldberg, are the two directors nominated by Morgan Stanley Capital Partners, pursuant to the terms of an investment agreement, dated June 25, 1997, by and among Morgan Stanley Capital Partners III, L.P. , Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P. and Catalytica. Messrs. Hoffen and Goldberg are both managing directors of Morgan Stanley Dean Witter & Co. Inc. Messrs. Hoffen and Goldberg both voted in favor of the merger and the merger agreement in the Catalytica board meeting on August 2, 2000. Messrs. Hoffen and Goldberg did not participate or consult with representatives of Morgan Stanley & Co. Incorporated in connection with their provision of the financial advisory services or the financial fairness opinion to Catalytica.

  CESI has agreed to grant Morgan Stanley Capital Partners and certain of its affiliates contractual rights substantially similar to the rights they held with respect to Catalytica, including registration rights and the right to nominate a member of CESI's board of directors, so long as Morgan Stanley Capital Partners and its affiliates continue to hold more than 5% of the outstanding stock of CESI.

  As a result of these interests, these directors, officers and other persons might be more likely to vote to approve the merger agreement than if they did not hold these interests. Our stockholders should consider whether these interests may have influenced these parties to support or recommend the merger.

Merger Financing; Source of Funds

  Synotex has informed us that the aggregate merger consideration of approximately $750 million, together with adjustments, to be paid to our stockholders will be financed through existing and new debt facilities and cash on hand. DSM has irrevocably and unconditionally guaranteed all of the obligations of Synotex and Synotex Acquisition Corporation under the merger agreement.

Material United States Federal Income Tax Consequences

  The following discussion summarizes the material United States federal income tax consequences of the distribution to Catalytica stockholders of CESI common stock in the spin-off concurrent with the exchange of shares of Catalytica common stock for cash in the merger. We will refer to the spin-off and merger, collectively, as the "transaction." This discussion is based on currently operative provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations under the Code and administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Catalytica, CESI or the Catalytica stockholders as described herein.

  Catalytica stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of Catalytica in light of their particular circumstances, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, or foreign persons, stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, stockholders who hold Catalytica common stock as part of an integrated investment (including a "straddle") comprising shares of Catalytica common stock and one or more other positions, or stockholders who have previously entered into a constructive sale of Catalytica common stock. In addition, the following discussion does not address the tax consequences of the transaction under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the transaction (whether or not such transactions are in connection with the transaction), including, without limitation, transactions in which Catalytica common stock is acquired or CESI common stock is disposed of.

ACCORDINGLY, CATALYTICA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTIONS, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

  A distribution by a corporation to its stockholders may be taxed in either of two different ways, as a dividend or as a payment in exchange for stock. A dividend generally produces ordinary income, and an exchange generally produces capital gains. A distribution will be taxable to a stockholder as an "exchange" only if the distribution is treated as a redemption that meets one of the alternative tests set forth in Section 302(b) of the Code. For example, a redemption will be taxable as an exchange if the redemption terminates the stockholder's interest in the distributing corporation, or if the redemption "is not essentially equivalent to a dividend".

  The parties to the merger agreement intend that for United States federal income tax purposes the transaction will constitute a single integrated transaction with respect to Catalytica and its stockholders in which the spin-off will be treated as a redemption of outstanding common stock of Catalytica in connection with the complete termination of the Catalytica stockholders' interest in Catalytica. Catalytica believes that the foregoing description correctly characterizes the transaction for United States federal income tax purposes and, therefore, that the transaction should qualify under Section 302(b) of the Code, either because the integrated combination of the spin-off and the merger results in a complete termination of the Catalytica stockholders' interests in Catalytica or because the spin-off, in conjunction with the merger, is not essentially equivalent to a dividend.

  Assuming the transaction qualifies as an exchange within the meaning of section 302(b) of the Code and that the shares of Catalytica common stock surrendered in the transaction were held as capital assets, then, subject to the assumptions, limitations and qualifications referred to in this document, the transaction would result in the following federal income tax consequences:

  . Except as described below, generally, each holder of Catalytica common stock will recognize gain, if any, only to the extent of the excess of the sum of the amount of cash received in the merger plus the fair market value of the CESI common stock received by such holder at the time of the spin-off, over the holder's adjusted basis in the Catalytica common stock immediately prior to the transaction. Such gain generally should be capital gain, and generally should be long-term capital gain if the Catalytica common stock exchanged in the transactions has been held for more than one year. In the event that a holder's adjusted basis in the Catalytica common stock exceeds the sum of the amount of cash and the fair market of the CESI stock received by the holder in the transactions, the holder will recognize a loss. Such loss generally should be capital loss, and generally should be long term capital loss if the Catalytica common stock exchanged in the transactions has been held for more than one year.

  . The tax basis of the CESI common stock received by Catalytica stockholders in the transactions will be equal to the fair market value of such stock at the time of the spin-off. One reasonable method of determining this is by using the weighted average trading price of CESI common stock on the first full day of trading; however you are urged to consult with your own tax advisor for your particular circumstances.

  . The holding period of the CESI common stock received in the spin-off will commence on the day after the spin-off.

  . Each individual who acquired shares of Catalytica common stock through the exercise of incentive stock options will incur a disqualifying disposition of those shares upon receipt of the cash in the merger and the CESI common stock at the time of the spin-off if the shares have not been held for more than two years from the grant date of the incentive stock option and more than one year after the exercise date of the incentive stock option for those shares. Upon the disqualifying disposition, each individual will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of Catalytica common stock at the time the incentive stock option was exercised over the aggregate exercise price paid for those shares. Any additional gain or any loss recognized upon the exchange of Catalytica common stock for the cash in the merger and the CESI common stock at the time of the spin-off will be capital gain or loss, which will be long term if the shares of Catalytica common stock were held more than one year from the date of exercise. However, if the aggregate value of the cash and the CESI common stock received per share of Catalytica common stock is less than the exercise price paid per share of Catalytica common stock upon the exercise of the incentive stock option, then the individual will not recognize any ordinary income upon the disqualifying disposition of those shares and will recognize a capital loss per share equal to the excess of such exercise price per share over the cash and CESI common stock paid per share of Catalytica common stock. The capital loss will be short term unless the shares of Catalytica common stock involved in the disqualifying disposition have been held for more than one year.

  . Each individual who holds an option to purchase Catalytica common stock and does not exercise such option prior to the merger will recognize ordinary income in the amount of the cash consideration received, if any, upon the automatic cash-out of such option. Such income will constitute wages subject to applicable federal and state income and employment withholding taxes.

  . Each individual who acquired shares of Catalytica common stock through the purchase of shares under the Catalytica 1992 ESPP will incur a disqualifying disposition of those shares upon receipt of the cash in the merger and the CESI common stock at the time of the spin-off if the shares have not been held for more than two years from the beginning of the applicable offering period, and more than one year after purchase of those shares under the ESPP. Upon the disqualifying disposition, each individual will recognize ordinary income equal to the excess, if any, of the fair market value of the shares of Catalytica common stock at the time of the purchase over the aggregate price paid for those shares. Any additional gain or any loss recognized upon the exchange of Catalytica common stock for cash in the merger and CESI common stock at the time of the spin-off will be capital gain or loss, which will be long term if the shares of Catalytica common stock were held more than one year from the date of purchase. However, if the aggregate value of the cash and the CESI common stock received per share of Catalytica common stock is less than the purchase price paid per share of Catalytica common stock upon the purchase under the employee stock purchase plan, then the individual will not recognize any ordinary income upon the disqualifying disposition of those shares and will recognize a capital loss per share equal to the excess of such purchase price per share over the cash and CESI common stock paid per share of Catalytica common stock. The capital loss will be short term unless the shares of Catalytica common stock involved in the disqualifying disposition have been held for more than one year.

  No ruling has been or will be sought from the Internal Revenue Service in connection with the transaction, and the Internal Revenue Service could challenge the status of the transaction as a single integrated transaction for United States federal income tax purposes. Such a challenge, if successful, would result in Catalytica stockholders being treated as receiving a "dividend" distribution of CESI common stock in respect of their Catalytica common stock in the spin-off and as selling, in a separate transaction, their Catalytica common stock to Synotex immediately after the spin-off. The amount treated as distributed in the spin-off would be equal to the fair market value of the CESI common stock on the date of the spin-off and generally would be
(1) treated as a dividend taxable as ordinary income to the Catalytica stockholders to the extent of Catalytica's earnings and profits on the date of the spin-off, (2) to the extent such amount exceeded Catalytica's earnings and profits, applied to reduce, but not below zero, each Catalytica stockholder's adjusted basis in such stockholder's Catalytica stock, and (3) taxable as capital gain to each Catalytica stockholder to the extent the amount treated as received by such stockholder in the spin-off exceeded the amount described in clause (2). Catalytica stockholders would have a basis in the CESI common stock equal to its fair market value on the date of the spin-off, and the holding period of such stock would commence on the day after the spin-off. Catalytica stockholders generally would recognize gain on the sale of their Catalytica common stock to Synotex in the merger in an amount equal to the excess, if any, of the amount of cash received from Synotex in the merger over their adjusted basis in the Catalytica common stock immediately prior to the merger, taking into account the effect of the spin-off of CESI common stock on such adjusted basis as described above. Such gain generally would be capital gain and generally would be long term capital gain if the Catalytica common stock exchanged in the merger had been held for more than one year. In the event that a holder's adjusted basis in the Catalytica common stock, taking into account the effect of the spin-off of CESI common stock on such adjusted basis as described above, exceeded the amount of cash received from Synotex in the merger, the holder would recognize a loss. Such loss generally would be a capital loss and generally would be long term capital loss if the Catalytica common stock exchanged in the merger had been held for more than one year.

  You may be subject to "backup withholding" at a rate of 31% on payments (including the distribution of CESI common stock) received in connection with the transaction unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information to the paying agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact, all in accordance with the requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a W-9 or substitute W-9 and submitting it to the paying agent for the merger when you submit your stock certificate(s) following the effective time of the merger.

  In addition, for U.S. federal income tax purposes, the spin-off will be treated as a taxable sale by Catalytica of the shares of CESI, regardless of whether the spin-off is taxable as a capital gain or as a dividend to the stockholders of Catalytica. As noted above, an estimate of the tax liability to Catalytica on the spin-off will be taken into account as a reduction to the cash merger consideration to be paid to stockholders.

  THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES INCOME TAX CONSEQUENCES OF THE TRANSACTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, CATALYTICA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE

TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

  The merger will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

Appraisal Rights of Stockholders

  You have the right to dissent from the merger and to demand and obtain a cash payment for the appraised value of your shares of common stock under the circumstances described below. The appraised value may be less than, equal to or greater than the per share cash merger consideration provided for in the merger agreement, will be determined exclusive of any accomplishment or expectation of value in connection with the merger and will take into account the value of the CESI shares you receive in the spin-off. If you fail to comply with the procedural requirements of Section 262 of the Delaware General Corporation Law, you will lose your right to dissent and seek payment of the appraised value of your shares.

  Synotex's obligations to close the merger are conditioned upon holders of less than 10% of the Catalytica common stock exercising these appraisal rights.

  The following is a summary of Section 262, which specifies the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding your right to dissent under Delaware law, and if you are considering dissenting, we urge you to review the provisions of
Section 262 carefully. The text of Section 262 is attached to this document as Appendix F, and we incorporate that text into this document by reference. Among other matters, you should be aware of the following:

  . to be entitled to dissent and seek appraisal, you must hold shares of our common stock on the date you make the demand required under Delaware law, you must continuously hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Section 262;

  . before the special meeting, you must deliver a written notice that states your identity and your intent to demand appraisal to Catalytica, Inc., 430 Ferguson Drive, Mountain View, California 94043,
     Attention: Secretary; simply voting against the merger is not a demand for appraisal rights;

  . the surviving corporation will notify all of the dissenting stockholders who have complied with Section 262 and who have not voted in favor of the merger that the merger has been completed;

  . within 120 days after the effective time of the merger, the surviving corporation or any stockholder who has complied with the requirements of
     Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of the dissenting stockholders;

  . if a petition is made, the Delaware Court of Chancery will determine which dissenting stockholders complied with the requirements of Section 262 and are entitled to appraisal rights;

  . the Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation; and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with this requirement;

  . the Delaware Court of Chancery will then appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the appraised fair value; the Delaware Court of Chancery will consider all relevant factors in determining the fair value and the fair interest rate, if any;

  . the Delaware Court of Chancery will then direct the surviving corporation to pay the fair value of the dissenting shares, together with any interest, to the stockholders entitled to payment; payment will be made when the stockholder surrenders the certificates to the surviving corporation;

  . the costs of the proceeding for appraising the fair value may be determined by the court and the court may require the parties to bear the costs in any manner that the court believes to be equitable;

  . if you dissent from the merger, you will not be entitled to vote your shares of common stock for any purpose or to receive dividends or other distributions following the merger, other than dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger (you will, however, receive the distribution of CESI common stock in the spin-off);

  . you may withdraw your demand for appraisal and accept the per share cash merger consideration provided for in the merger agreement at any time within 60 days after the effective date of the merger; and

  . the exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Principal United States Federal Income Tax Consequences."

                             THE MERGER AGREEMENT

  The following is a summary of the material provisions of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A to this document and which we incorporate by reference into this document. We encourage you to read the merger agreement in its entirety.

Structure of the Merger

  Catalytica Inc. currently has four direct subsidiaries: Catalytica Energy Systems, Inc., which we often refer to as CESI, Catalytica Advanced Technologies, Inc., Catalytica Pharmaceuticals, Inc. and Wyckoff, Inc. Prior to the merger, Catalytica will merge its Catalytica Advanced Technologies subsidiary with and into CESI. In addition, Catalytica will create another direct subsidiary to merge with and into Catalytica Pharmaceuticals as a means of converting the minority interests and options to purchase stock of Catalytica Pharmaceuticals into interests in, and options to purchase, Catalytica common stock. As a result of this subsidiary merger, the stockholders and option holders of Catalytica Pharmaceuticals will become stockholders and option holders of Catalytica.

  Immediately prior to the closing of the merger and as part of the same transaction, Catalytica will distribute all of the shares of CESI that it owns to Catalytica stockholders. The result will be that CESI will become a publicly traded company, that we expect to be listed on the Nasdaq National Market. Catalytica will own no shares of CESI after the spin-off.

  The merger transaction will be effected by the merger of Synotex Acquisition Corporation with and into Catalytica, resulting in Catalytica becoming a wholly-owned subsidiary of Synotex, and indirectly a subsidiary of DSM.

  There are graphical depictions of the steps to be taken in connection with the spin-off and merger beginning on page 7.

The Merger

  The merger agreement provides that, following the approval and adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including the distribution of CESI common stock to our stockholders, Synotex Acquisition Corporation will be merged with and into us, and Catalytica will continue as the surviving corporation under the name "DSM Catalytica Pharmaceuticals, Inc." The merger shall become effective at 9:00 a.m. Eastern Standard Time on the day following the closing date or at any other date and time as is agreed by the parties.

  When the merger becomes effective, the certificate of incorporation of Synotex Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be Catalytica's certificate of incorporation as the surviving corporation, until thereafter amended as provided by applicable law or in the certificate of incorporation. The by-laws of Synotex Acquisition Corporation in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter changed or amended as provided by applicable law or by the certificate of incorporation or by-laws of that entity.

  Conversion of Capital Stock. At the effective time of the merger, pursuant to the merger agreement and the Delaware General Corporation Law, each issued and outstanding share of our common stock, other than any shares (1) owned by Catalytica, Synotex or Synotex Acquisition Corporation or any of their subsidiaries, all of which will be canceled without consideration, or (2) held by a dissenting stockholder that has exercised and perfected appraisal rights, will be converted into the right to receive the cash merger consideration, without interest. DSM and Synotex have advised us that they do not hold any shares of Catalytica common stock as of the date of this document.

  The cash merger consideration to be received in exchange for each share of common stock of Catalytica owned is based on a formula, calculated as follows:

  . $750 million (without regard to our indebtedness, which was approximately $50 million when the merger agreement was signed and will be paid by Synotex on or after the closing of the merger)

  . less an amount calculated using an assumed tax rate of 40.5% multiplied by the excess of an estimate of Catalytica's gain on the spin-off of CESI over the deductions attributable to the acceleration, exercise or cancellation of Catalytica's options and warrants during the period between August 2, 2000 and the closing of the merger;

  . less the aggregate amount of cash and the fair market value of any property contributed after June 30, 2000 by us or any of our pharmaceuticals subsidiaries to the businesses that comprise CESI excluding property directly associated with the business of CESI and the cancellation of any outstanding intercompany accounts, notes or payables;

  . less any transaction fees, costs or expenses incurred in excess of $5 million as a result of the sale of the company to Synotex;

  . less the aggregate amount of cash and the fair market value of any property, other than our common stock, paid or payable by us or any of our pharmaceutical subsidiaries, if any, in order to ensure that 100% of the fully-diluted equity of Catalytica Pharmaceuticals, Inc. or any of our pharmaceuticals subsidiaries is owned by us at the effective time of the merger;

  . less the aggregate amount of cash and the fair market value of any property, other than our common stock, paid or payable, if any, by us or any of our pharmaceuticals subsidiaries in order to ensure that there are no remaining rights outstanding to acquire Catalytica equity or the equity of our pharmaceuticals subsidiaries on the closing date of the merger;

  . plus proceeds from the aggregate exercise price of all options and warrants to purchase Catalytica common stock, including those in-the-money options and warrants to purchase Catalytica common stock that will be converted into a right to the excess of the cash merger consideration less the aggregate exercise price of those options and warrants to purchase Catalytica common stock under the merger agreement, and proceeds from purchases of our common stock under our ESPP;

divided by:

  . the number of shares outstanding, including any unexercised options and warrants to purchase Catalytica common stock that are entitled to receive cash payments under the terms of the merger agreement.

  In addition, because the merger is conditioned on the completion of the spin-off, please bear in mind that, if the merger is completed, you will also have received shares of CESI in the spin-off.

  The cash merger consideration to stockholders will be significantly impacted by the reduction to the aggregate cash payment amount in respect of Catalytica's gain on the CESI spin-off. The gain will be based on the weighted average trading price of CESI on the first full day of trading. In order to give you a sense of the range of the cash merger consideration that you may receive, we have prepared the following table using different assumed values of CESI on the first full day of trading and estimated amounts for the other adjustments to the cash amount to be paid in the merger. All amounts listed below are estimates and the actual amounts may vary significantly from the amounts shown. As noted in the table, the amount of cash to be paid in the merger will decrease as the value CESI increases. Of course, in that situation, the value of the CESI shares you receive (and the aggregate value of the cash merger consideration and the CESI shares) would be higher.

                                      ----------------------------------------
                                                  Value of CESI
                                      ----------------------------------------
         Assumed Total Value of CESI  $150,000,000  $300,000,000  $450,000,000
  Corresponding Value per CESI Share  $       5.66  $      14.14  $      22.63
                                      ----------------------------------------
Initial Cash Payments in Merger.....  $750,000,000  $750,000,000  $750,000,000
Adjustments
  Net Transaction Tax Liability(1)..   (12,084,087)  (65,942,693) (119,801,300)
  Investment in CESI................   (50,000,000)  (50,000,000)  (50,000,000)
  Transaction Expenses(2)...........    (1,000,000)   (1,000,000)   (1,000,000)
  Option Exercise Proceeds(3).......    44,657,270    44,657,270    44,657,270
                                      ------------  ------------  ------------
    Total Proceeds of Merger(4).....  $731,573,184  $677,714,577  $623,855,970

Total Catalytica Shares(5)..........    70,065,879    68,597,193    67,389,306

Merger Consideration per Share......  $      10.44  $       9.88  $       9.26
Value of CESI shares distributed per
 Catalytica Share...................  $       1.92  $       3.81  $       5.78
                                      ------------  ------------  ------------
    Total Value as Result of Spin-
     off & Merger...................  $      12.36  $      13.70  $      15.04

--------

(1) Based on a composite tax rate of 40.5%, Catalytica's tax basis in CESI of approximately $37 million after investment of $50 million, deductions for compensation expenses associated with the exercise of options and losses in CESI prior to the close.

(2) Assuming total transaction expenses of $6 million for Catalytica, of which the amounts exceeding $5 million will reduce the cash payments to stockholders in the merger.

(3) Assuming the exercise of all options to purchase Catalytica common stock with exercise prices less than or equal to $12.00 per share and including the purchase of 65,411 shares of common stock at $9.35 per share pursuant to options under the ESPP.

(4) May be reduced for other additional amounts that affect the merger consideration as described on page 40, which we do not expect to be material.

(5) Includes shares of Catalytica to be issued upon the exercise of Catalytica and Catalytica Pharmaceuticals options and upon the conversion of shares of Catalytica Pharmaceuticals in the subsidiary merger. The exchange rate in the Catalytica Pharmaceuticals subsidiary merger varies depending on the relative values of Catalytica Pharmaceuticals and CESI.

  Exchange of Common Stock Certificates. At the effective time, each certificate representing shares of our common stock then outstanding, other than any shares owned by us, Synotex, Synotex Acquisition Corporation or held by a dissenting stockholder exercising appraisal rights, will represent the right to receive the cash into which such issued and outstanding shares may be converted. At the effective time, all such shares of our common stock will be canceled and cease to exist, and each holder of a certificate representing any such shares will cease to have any voting or other rights with respect to such shares, except the right to receive upon the surrender of such certificate the cash consideration payable under the merger agreement, without interest.

  Synotex will designate a bank or trust company to act as paying agent and will, from time to time, deposit with the paying agent sufficient funds to pay portions of the cash merger consideration for the benefit of our stockholders who surrender their stock certificates. Synotex will direct the paying agent to mail a letter of transmittal to you as soon as possible after the effective time of the merger. The letter of transmittal will tell you how to surrender your Catalytica common stock certificates in exchange for the per share cash merger consideration. You should not send in your Catalytica common stock certificates until you receive a transmittal form. You should send your certificates only as instructed in the letter of transmittal. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

  We strongly recommend that certificates for common stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of common stock whose certificates are lost will be required to make an affidavit identifying such certificate or certificates as lost, stolen or destroyed and, if required by us, to post a bond in such amount as we may reasonably require to indemnify against any claim that may be made against us with respect to such certificate.

  Any merger consideration payable in respect of certificates for our common stock that have not been surrendered prior to one year after the effective time of the merger, or immediately prior to any earlier date on which any merger consideration would otherwise escheat to or become the property of any governmental entity, shall, to the extent permitted by applicable law, become the property of Synotex, free and clear of all claims or interest of any person previously entitled thereto. In addition, none of Synotex Corporation, Catalytica or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Treatment of Stock Options to Purchase Shares of Catalytica Common Stock. At least fifteen days prior to the effective time of the merger, we will send a notice to all holders of options to purchase our common stock that will:

  . specify that the options to purchase our common stock will not be assumed by Synotex in connection with the merger;

  . specify that the vesting restrictions applicable to all options to purchase our common stock outstanding at the time of the notice will be eliminated so that no vesting restrictions remain on the options, effective on the date the notice is given;

  . specify that any options to purchase our common stock outstanding as of the effective time of the merger will terminate and be cancelled at such time and represent only the right to receive the excess, if any, of the aggregate merger consideration to which the underlying shares of the option are entitled over the aggregate exercise price of the option;

  .  provide an estimate of the per share merger consideration;

  . provide how to determine an estimate of the excess, if any, of the exercise price per share of the options over the estimated per share merger consideration, which we will refer to as the "estimated excess exercise payment;" and

  . except as otherwise expressly provided in the merger agreement, we will not adjust the terms of any options to purchase our common stock as a result of the spin-off of CESI.

  We will permit each holder of an option to purchase our common stock who desires to exercise all or any portion of that option following receipt of the option notice to exercise that option, effective either:

  . immediately prior to the record date with respect to the spin-off of CESI;

  . after the record date with respect to the spin-off but immediately prior to the effective time of the merger; or

  .  at any other time permitted under the applicable option on our shares.

In the event any holder exercises all or any portion of an option to purchase our common stock effective either immediately prior to the record date with respect to the spin-off of CESI or after the record date with respect to the spin-off but immediately prior to the effective time of the merger:

  . that holder will be permitted to cause us to withhold the exercise price with respect to such exercise out of the merger consideration to be received by that holder in respect of the shares of our common stock acquired by exercising that option; and

  . that holder will be obligated to pay in cash to us, at the time of exercise, the estimated excess exercise payment for the option.

Common stock issuable upon the exercise of options to purchase our common stock at those times will

  . by virtue of the merger, and without any action on the part of the holder, be converted into the right to receive the per share merger consideration payable (net of any exercise price withholding obligation, as provided in the merger agreement), without the issuance of certificates representing issued and outstanding shares of our common stock; and

  . be deemed to be issued and outstanding as of the effective time of the merger.

  Only common stock issuable upon the exercise of options to purchase our common stock immediately prior to the record date with respect to the spin-off of CESI will be deemed issued and outstanding on the record date with respect to the distribution of CESI common stock.

  After the effective time of the merger, we will determine the actual amount of the excess, if any, of the aggregate exercise price of each option to purchase our common stock over the actual aggregate merger consideration, which will be referred to as the "actual excess exercise payment," with respect to options to purchase our common stock exercised either immediately prior to the record date with respect to the spin-off of CESI or after the record date with respect to the spin-off but immediately prior to the effective time of the merger.

  To the extent that the actual excess exercise payment exceeds the estimated excess exercise payment made by any holder of an option to purchase our common stock with respect to the shares of our common stock deemed issued pursuant to exercise, we will notify that party that a payment is due from that holder to us in the amount of the excess of the actual excess exercise payment over the estimated excess exercise payment. We will retain any distribution of CESI stock to be made to a holder of options to purchase our common stock who must make a payment to us in accordance with the immediately preceding sentence of this paragraph as security for such payment. To the extent that the estimated excess exercise payment made by a holder of an option exceeds the actual excess exercise payment, we will, or will cause the paying agent to, pay the holder the difference between the estimated excess exercise payment and actual excess exercise payment, on or about the time of the payment of the per share merger consideration.

  All options to purchase our common stock outstanding as of the effective time of the merger shall by virtue of the merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the effective time of the merger and converted into, and represent only, the right to receive an amount in cash equal to the excess if any, of (i) the aggregate merger consideration for that number of shares of common stock subject to the options to purchase our common stock immediately prior to the effective time of the merger over (ii) the aggregate exercise price of all those shares of our common stock subject to the options to purchase our common stock; that excess, which we will also refer to as the "option cash-out amount."

  GlaxoWellcome Warrant. Notwithstanding the terms of the merger agreement, we expect that GlaxoWellcome, Inc. will agree to receive a warrant to purchase approximately 540,000 shares of CESI common stock as of the distribution to effect the conversion of the Stock Purchase Warrant, dated July 31, 1997, to purchase 2,000,000 shares of Catalytica common stock. The aggregate exercise price of this CESI warrant would be equal to the difference between the aggregate exercise price of the Catalytica warrant and the cash merger consideration that would be payable in respect of 2,000,000 shares of Catalytica common stock in the merger. GlaxoWellcome would not receive any cash in the merger in respect of the Catalytica warrant that it holds.

  Exchange Procedures for Options to Purchase Shares of Catalytica Common Stock. Promptly following the effective time of the merger, Synotex will cause the paying agent to mail to each holder (as of the effective time of the merger) of an option that was converted into the right to receive the option cash-out amount, a letter of transmittal and instructions for use in receiving cash payable in respect of the options to purchase shares of our common stock. Upon the delivery of the completed letter of transmittal in accordance with the directions included in the letter, to the paying agent, the holders of options to purchase shares of our common stock will be entitled to receive the option cash-out amount.

  Required Withholding. The paying agent may deduct and withhold from the per share merger consideration or any other consideration or amount deliverable or otherwise payable pursuant to the merger and the merger agreement to any holder or former holder of our common stock or option to purchase our common stock any amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent those amounts are so deducted or withheld, those amounts will be treated for all purposes under the merger agreement as having been delivered or otherwise paid to the person to whom those amounts would otherwise have been delivered or otherwise paid pursuant to the merger and the merger agreement.

  Employee Stock Purchase Plan. Immediately prior to the record date with respect to the spin-off of CESI, in accordance with the terms of our 1992 Employee Stock Purchase Plan, all rights to purchase shares of our common stock outstanding under our ESPP immediately prior to the record date will be exercised and each share of our common stock purchased pursuant to the exercise will by virtue of the merger, and without any action on the part of the holder thereof, be converted into the right to receive the merger consideration payable in respect thereof, without the issuance of certificates representing issued and outstanding shares of our common stock. Any of our common stock issued pursuant to our ESPP will be deemed issued and outstanding at the effective time of the merger and on the record date with respect to the spin-off of CESI. Our ESPP will be terminated immediately following such exercises. Under our ESPP, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the ESPP prior to its termination by giving notice to us in the form provided in the ESPP.

Representations and Warranties

  The merger agreement contains representations and warranties customary for a transaction of this nature.

Certain Covenants

  Under the merger agreement, we have agreed that from August 2, 2000 until the effective time of the merger, we and the pharmaceuticals subsidiaries will conduct our businesses in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact our business organizations and relationships with third parties and to keep available the services of our present officers and employees. In addition we have agreed that from August 2, 2000 until the effective time of the merger, except as expressly contemplated or allowed by the merger agreement, including the spin-off of CESI, we will not, and will not permit any of our pharmaceuticals subsidiaries to, take any action or knowingly omit to take any action that would make any of our representations and warranties contained in the merger agreement false.

  In addition, except as expressly contemplated or allowed by the terms of the merger agreement and except as we have previously expressly disclosed to Synotex, during the period from August 2, 2000 and continuing until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, we will not do, and will not permit our pharmaceuticals subsidiaries to do, any of the following without the prior written consent of Synotex:

  . declare, set aside or pay any dividends on, or make any other distributions in respect of capital stock of us or our subsidiaries or split, combine, or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of us or our non-pharmaceuticals subsidiaries, other than

    .  the spin-off of CESI to our stockholders;

    . any merger of a subsidiary of ours undertaken to ensure that 100% of the fully-diluted equity of our pharmaceuticals subsidiaries is owned by us; or

    .  the share exchange agreements to which we are a party.

  . other than in connection with the capitalization of CESI or the elimination of equity interests in our subsidiaries, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of us or of our subsidiaries, or make any capital contribution to any of our subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on August 2, 2000, except under specified circumstances;

  . issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities other than under certain circumstances;

  . incur any indebtedness for borrowed money, or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ours or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice and in an aggregate amount not in excess of $20,000,000;

  . make any capital expenditures or otherwise acquire, whether pursuant to merger, stock or asset purchase or otherwise, in one transaction or series of related transactions (i) any assets having a fair market value in excess of $5,000,000 or (ii) all or substantially all of the equity interests of any person or any business or division of any person, except, in the case of capital expenditures, in accordance with our current annual budget and plan as of July 31, 2000 as previously disclosed to Parent;

  . amend the certificate of incorporation or bylaws of our company or those of any of our pharmaceuticals subsidiaries;

  . sell, lease, encumber or otherwise dispose of any assets of ours or those of any of our pharmaceuticals subsidiaries, other than

    . sales in the ordinary course of business consistent with past practice,

    . equipment and property no longer used in the operation of our business, and

    .  assets related to discontinued operations;

  . except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of ours or our subsidiaries, assuming the consummation of the spin-off of CESI, or otherwise waive, release or assign any material rights, claims or benefits thereunder;

  . except as required by law or the current terms of an existing agreement or other authorization previously disclosed to Synotex:

    . increase the amount of compensation of any current or former director, officer or employee, other than in the case of non-executive employees, ordinary periodic increases consistent with past practices, or make any increase in or commitment to increase any employee benefits or vest, fund or pay any pension or retirement allowance other than as required by the current terms of any plan,

    . grant any severance or termination pay to any director, officer or employee of our company or any of our pharmaceutical subsidiaries,

    . adopt, amend, modify, except as may be required by law, enter into or commit to any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing plan,

    . increase the benefits payable under any existing severance or termination pay policies or employment agreements, or

    . take any affirmative action to accelerate the vesting of any stock-based compensation;

  . change our methods of accounting in effect at December 31, 1999, except as required by changes in GAAP or Regulation S-X of the Exchange Act;

  . enter into any agreement or arrangement that limits or otherwise restricts us, any pharmaceuticals subsidiary or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of our company and our subsidiaries taken as a whole, assuming consummation of the spin-off of CESI;

  . settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of our company and our subsidiaries taken as a whole, assuming consummation of the spin-off of CESI, other than the payment, discharge or satisfaction of liabilities, in the ordinary course of business consistent with past practice;

  . create or incur any material lien on any material asset of our company and our subsidiaries taken as a whole, assuming consummation of the spin-off of CESI, other than in the ordinary course of business consistent with past practice or other than in connection with the purchase of such asset;

  . make any material loan, advance or capital contribution to or investment in any person or entity, other than loans, advances or capital contributions to, or investments in, wholly owned pharmaceuticals subsidiaries, or pursuant to our ordinary cash management practices, made in the ordinary course of business consistent with past practice, with certain exceptions;

  . other than in the ordinary course of business consistent with past practice:

    . make any tax election or take any position on any tax return filed on or after August 2, 2000 or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, or

    . enter into any settlement or compromise of any tax liability that in either case is material to the business of our company and our subsidiaries taken as a whole, assuming consummation of the spin-off of CESI; or

  . agree in writing or otherwise to take any of the actions described above.

No Solicitation of Transactions

  We have agreed that we will not, and will cause our subsidiaries not to, solicit, initiate or encourage any offers or proposals for a merger, consolidation, recapitalization, liquidation or other business combination involving our company or the acquisition or purchase of over 50% or more of any class of our equity securities, or any tender offer, including self-tenders, or exchange offer, that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of our company, or a substantial portion of the assets of, our company and our subsidiaries taken as a whole, other than the transactions contemplated by the merger agreement, including the spin-off of CESI. We refer to any proposal or offer of this nature as an "Acquisition Proposal."

  We have also agreed that we will not, and will cause our subsidiaries not to, engage in negotiations with, or disclose any non-public information relating to our company or our subsidiaries or afford access to our, or our subsidiaries', properties, books or records to, any person or group, other than Synotex or any designees of

Synotex, concerning any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated in the merger agreement.

  However, if our board of directors determines in good faith, acting only after consultation with our outside counsel, that it is necessary to comply with its fiduciary duties to our stockholders, we may, in response to a bona fide Acquisition Proposal that was not solicited or encouraged by us, or our subsidiaries, and that the board determines in good faith, after consultation with our financial advisor, constitutes a superior proposal to you:

  . furnish information to the person or group who made that Acquisition Proposal upon that party executing a confidentiality agreement, substantially similar to the confidentiality agreement with DSM and only if copies of any information (to the extent not previously supplied) are concurrently provided to Synotex, and

  . participate in discussions and negotiations regarding that Acquisition Proposal.

We must also promptly:

  . notify Synotex of receipt of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the party submitting the proposal, and any request for non-public information in connection with an Acquisition Proposal,

  . provide Synotex a copy of any written agreements, proposals or other materials that we receive from any such person or group, and

  . notify Synotex of any material changes or developments with respect to those proposals, written agreements or other materials.

  Notwithstanding the foregoing, the board shall not be prohibited from taking or disclosing a position contemplated by Rules 14d-9 and 14e-2(a) of the Exchange Act, or making any disclosure to you if required by applicable law.

Employee Benefit Matters

  With respect to our employees and the employees of any of our pharmaceuticals subsidiaries, Synotex has agreed:

  . for a period of one full year following the effective time of the merger, in its sole discretion, to either:

    . continue our employee benefit plans, programs and arrangements on substantially similar terms in the aggregate as in effect immediately prior to the merger, or

    . arrange for each participant in our employee benefit plans, programs and arrangements employed at Catalytica or a pharmaceuticals subsidiary to participate in any similar plans of Synotex on terms in the aggregate no less favorable than those offered to similarly situated employees of Synotex, or

    .  a combination of the foregoing.

  . that each participant in our employee benefit plans, programs and arrangements who continues to be employed by DSM Catalytica Pharmaceuticals or any of its subsidiaries immediately following the merger shall receive credit for purposes of eligibility to participate and vesting under Synotex's welfare benefit plans, programs and arrangements for years of service with Catalytica or our subsidiaries prior to the merger, to the extent permitted by law, tax qualification requirements and any generally applicable break in service or similar rule; and

  . to waive all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans with respect to our employees and the employees of any of our pharmaceuticals subsidiaries and their eligible dependents, and provide them with credit for any co-payments and deductibles prior to the merger for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Synotex's welfare benefit plans, programs and arrangements in which they are eligible to participate after the merger.

  Synotex has agreed that prior to the closing date of the merger, we may adopt additional retention and severance programs not exceeding $1,150,000, excluding any ordinary course payments provided to other employees under our general severance plans, for specified non-executive employees of ours or a pharmaceuticals subsidiary previously identified to Synotex.

Conditions to the Merger

  Each party's obligation to complete the merger is subject to a number of conditions, including the following:

  . approval and adoption by our stockholders of the merger agreement in accordance with applicable law;

  . the expiration, termination or granting of any applicable waiting period or consents under the Hart-Scott-Rodino Act or any other applicable antitrust law relating to the merger;

  . the absence of any prohibition against the completion of the merger or the other transactions contemplated by the merger agreement by any applicable law or regulation, judgment, injunction, order or decree; and

  .  the completion of the spin-off of CESI.

  Our obligation to complete the merger is subject to additional conditions, including the accuracy of the representations and warranties of Synotex and Synotex Acquisition Corporation to the extent that such inaccuracies would have, in the aggregate, a material adverse effect on the performance of Synotex's obligations under the merger agreement. The obligations of Synotex and Synotex Acquisition Corporation to complete the merger are subject to additional conditions, including the following:

  . the accuracy of our representations and warranties to the extent that such inaccuracies would have, in the aggregate, a material adverse effect on us, and the performance in all material respects of our obligations under the merger agreement,

  . that all of the issued and outstanding capital stock of any of our pharmaceuticals subsidiaries is owned by us and no rights remain outstanding to purchase or otherwise receive capital stock of any of our pharmaceuticals subsidiaries and the Company, and

  . that holders of less than 10% of our outstanding shares of common stock have demanded and perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, and have not effectively withdrawn or lost such appraisal rights, at the effective time of the merger.

  The obligations of Synotex and Synotex Acquisition Corporation to complete the merger are not subject to a financing condition.

Termination of the Merger Agreement

  The merger agreement may be terminated, whether before or after receiving stockholder approval, without completing the merger, under the following circumstances:

  .  by mutual written consent of the parties;

  . by either us or Synotex, if the merger is not completed by February 28, 2001, or such other date, if any, as we and Synotex may agree upon, provided, that the party seeking to terminate by this method will not have breached in any material respect its obligations under the merger agreement;

  . by either us or Synotex, if there is any law or regulation that makes completion of the transactions contemplated by the merger agreement illegal or if there is a final and nonappealable judgment, injunction, order or decree enjoining Synotex or us from completing the transactions contemplated by the merger;

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

  .  by Synotex, if our board:

    . withdraws, modifies or amends, in a manner adverse to Synotex, its approval or recommendation of the merger agreement or the merger,

    . recommends an alternative transaction, or resolves or announces an intention to do so, or

    . in response to a tender offer or exchange offer, recommends acceptance of that tender offer or exchange offer by the stockholders, or fails to recommend against acceptance of that offer by the stockholders,

  . by either us or Synotex, if our stockholders do not adopt the merger agreement at a duly convened stockholder meeting;

  . by us, if prior to the special meeting, our board elects to terminate the merger agreement in order to recommend or approve a superior proposal or to enter into an agreement for a transaction that constitutes a superior proposal, provided that we:

    .  provide proper notice to Synotex of our intention,

    . determine 48 hours after giving notice that the alternate proposal is and remains a superior proposal taking into account any modifications to the transactions contemplated by the merger agreement that Synotex has then proposed in writing and not withdrawn and

    . concurrently with the giving of notice of such termination, pay the applicable termination fee and expense reimbursement amount to Synotex;

  .  by us, if

    . Synotex breaches its representations or warranties or Synotex's representations or warranties become untrue in a way that could not be cured by February 28, 2001, and such breaches would have a material adverse effect on the performance of Synotex's obligations under the merger agreement, or

    . Synotex breaches any of its covenants or agreements under the merger agreement in a way that materially adversely affects, or materially delays, the ability of Synotex or Catalytica to complete the merger DSM and Synotex have advised us that they do not hold any shares of Catalytica common stock as of the date of this document. and Synotex is unable to cure the breach within 30 days after receiving written notice from Synotex of the breach;

    provided that, in either case, we have not breached any of our obligations under the merger agreement in any material respect; or

  .  by Synotex, if

    . we or any of our subsidiaries breach our representations or if those warranties or representations or warranties become untrue in a way that could not be cured by February 28, 2001, and such breaches would have, in the aggregate, a material adverse effect on us, or

    . we or our subsidiaries breach any of our covenants or agreements under the merger agreement in a way that materially adversely affects, or materially delays, the ability of Synotex or Catalytica to complete the merger, and are unable to cure the breach within 30 days after receiving written notice from us and an opportunity to cure the breach;

    provided that, in either case, Synotex has not breached any of our obligations under the merger agreement in any material respect.

  In the event of termination of the merger agreement by either party under the circumstances described above, the merger agreement will become void and have no effect; provided, however that this will not relieve a breaching party from liability for a prior willful breach of the merger agreement or for the payment of the termination fee and expenses as described below.

Termination Fee

  We have agreed to pay to Synotex a termination fee of $20 million, plus up to a maximum of $5 million for reimbursement of Synotex's expenses, if:

  .  the merger agreement is terminated by Synotex as a result of our board:

    . withdrawing, modifying or amending, in a manner adverse to Synotex, its approval or recommendation or declaration of the advisability of the merger agreement or the merger,

    . recommending an alternative transaction, or resolving or announcing an intention to do so, or

    . in response to a tender offer or exchange offer, recommending acceptance of that tender offer or exchange offer by the stockholders, or failing to recommend against acceptance of that offer by the stockholders within ten business days of the commencement of that offer.

  . each of the following occurs (1) the merger agreement is terminated by Synotex or us after February 28, 2001, or because of our failure to obtain stockholder approval, each as described above, (2) at or prior to the time of such termination, an Acquisition Proposal with respect to our company shall have been made public, and (3) within twelve months after the termination, we enter into a definitive agreement with respect to any Acquisition Proposal or complete the transaction contemplated by any Acquisition Proposal;

  . the merger agreement is terminated by us in order to recommend or approve a superior proposal or to enter into an agreement for a transaction that constitutes a superior proposal.

  We are required to pay the termination fee and reimbursement of expenses at or prior to the termination of the agreement by us, no later than one business day after termination by Synotex or in the case the merger agreement is terminated by Synotex or us after February 28, 2001, or because of our failure to obtain stockholder approval, at the earlier of execution of a definitive agreement with respect to, or the completion, of the transaction contemplated by the Acquisition Proposal.

Expenses

  Except as described above, regardless of whether the merger is completed, all fees and expenses in connection with the merger agreement and the merger will be paid by the party incurring such expense.

Amendment; Waiver

  The merger agreement may be amended by the parties at any time; provided, however, that after stockholder approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of those stockholders. At any time prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the other party's representations and warranties or waive the other party's compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that after stockholder approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of those stockholders.

The Voting Agreement

  As an inducement and a condition to its entering into the merger agreement and incurring the obligations set forth therein, Synotex required each of Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital

Investors, L.P., MSCP III 892 Investors, L.P., James A. Cusumano and Ricardo
B. Levy to enter into a voting agreement with Synotex and Catalytica. Pursuant to the voting agreement, these stockholders agreed that they will vote all shares of Catalytica voting stock owned by them at the time of the record date for the special meeting:

  .  for the approval of the merger agreement and the merger, and

  . against any alternative transaction or any action which would delay, prevent or frustrate the transactions contemplated by the merger agreement.

  The stockholders who entered into the voting agreement held an aggregate of 20,993,287 outstanding shares of Catalytica voting stock (representing approximately 39.5% of the combined voting power of Catalytica voting stock) as of the record date.

  In addition, these stockholders have agreed not to dispose of any shares of Catalytica common stock without Synotex's prior written consent on or prior to the record date of the special meeting, or grant any proxy or power of attorney with respect to their shares of Catalytica common stock. After the record date of the special meeting, those stockholders are permitted to transfer their shares as long as the transfer does not include a proxy or a right to vote the shares at the special meeting. The voting agreement will terminate on the earlier of the effective time of the merger, or the date upon which the merger agreement is terminated. The voting agreement is attached to this proxy statement as Appendix B.

DSM N.V. Guarantee

  As a condition to Catalytica entering into the merger agreement, DSM has irrevocably and unconditionally guaranteed the full and complete performance of all obligations and liabilities of Synotex and Synotex Acquisition Corporation under the merger agreement. We have included a copy of the DSM guarantee as Appendix C to this document.

Subsidiary Merger

  In order to comply with the condition to the merger that we own all of the issued and outstanding capital stock of any of our pharmaceuticals subsidiaries, we will do the following:

  .  create a new, direct wholly-owned subsidiary of Catalytica, Inc.;

  .  merge that wholly-owned subsidiary with and into Catalytica
     Pharmaceuticals, Inc. with Catalytica Pharmaceuticals being the surviving corporation;

  . exchange shares of Catalytica common stock for all of the outstanding shares of Catalytica Pharmaceuticals capital stock at an exchange rate that provides the equivalent value in Catalytica common stock; and

  . assume the options to purchase Catalytica Pharmaceuticals common stock so that those options will be exercisable for a number of shares of Catalytica common stock at an exercise price to provide the equivalent economic value of the original option.

  The shares of our common stock issued in exchange for shares of Catalytica Pharmaceuticals common stock and the Catalytica Pharmaceuticals options that we assume will be treated the same as our common stock and options to purchase Catalytica common stock for purposes of the merger and spin-off.

Amendment to Rights Plan

  In connection with the execution of the merger agreement, we amended our stockholder rights plan so that the merger agreement and the merger would not trigger any adverse consequences under the rights plan.

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

                                 THE SPIN-OFF

  We had previously announced the possible public offering of shares of the Energy Systems subsidiary to unlock some of the value of our different businesses. Rather than proceed with that offering, we determined that we should proceed with the sale of the pharmaceuticals business effected through the merger. Because Synotex wished to acquire only our pharmaceuticals business, Catalytica and Synotex determined to effect the spin-off in connection with but immediately prior to the merger. This will enable Synotex to acquire only Catalytica's pharmaceuticals business and will leave Catalytica's Energy Systems and Advanced Technologies businesses as a separate publicly held company. Although the spin-off will not be effected unless the merger and merger agreement are approved and adopted by Catalytica's stockholders and all conditions to the closing, other than the spin-off, have been satisfied or waived, the spin-off is a separate step from the merger, and holders of Catalytica common stock will not receive the CESI common stock from Synotex.

  Prior to the spin-off, Catalytica will merge its Advanced Technologies subsidiary with and into CESI, with CESI surviving the merger. Catalytica currently plans to purchase $50 million of CESI common stock, prior to the spin-off, such that CESI will have consolidated assets, net of consolidated liabilities, of at least $50,000,000 immediately prior to the spin-off. In addition, CESI and Catalytica will enter into several agreements as of or prior to the spin-off providing for mutual obligations relating to their relationship after the spin-off and the merger. In order to see the financial effect of the spin-off, please see the section of this document entitled "Unaudited Pro Forma Financial Information."

  We expect that the directors and executive officers of Catalytica Energy Systems, Inc. will continue to serve CESI in their current capacities. In addition, Ricardo Levy, our President and Chief Executive Officer, will serve as CESI's Chairman of the Board of Directors.

  Assuming the other conditions to the closing of the merger have been satisfied or waived, the spin-off will be effected by the declaration of a dividend of all of the shares of CESI owned by Catalytica to holders of record of Catalytica common stock as of the record date for the spin-off. The record
date for the spin-off is    . The effective date of the merger will be the
following day, prior to the opening of trading on The Nasdaq National Market. Cash will be distributed by CESI to Catalytica stockholders in lieu of fractional shares of CESI. The CESI common stock will be deemed to be issued to such stockholders as of the closing of the merger. Certificates representing shares of CESI common stock will be distributed approximately at the same time as the merger consideration. Therefore, Catalytica stockholders will generally not receive certificates for shares of CESI common stock until they deliver their certificates evidencing their Catalytica common stock. As a result of the spin-off, the stockholders of record of Catalytica at the close of business on the record date for the spin-off will own approximately 86.6%- 88.1% of the outstanding shares of CESI common stock. We currently estimate that you will receive between 0.255 and 0.34 of a share of CESI for each share of Catalytica common stock that you hold on the record date for the spin-off.

  Catalytica will not effect the spin-off unless Catalytica's stockholders approve and adopt the merger and the merger agreement and all other conditions to the closing of the merger have been satisfied or waived.

  In order to obtain additional information about the spin-off, please refer to the CESI prospectus which is enclosed with this document.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

  The unaudited pro forma condensed financial statements include: (1) unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999; (2) unaudited pro forma condensed consolidated statement of operations for the nine-month period ended September 30, 2000;
(3) unaudited pro forma condensed consolidated balance sheet as of September 30, 2000; and (4) the accompanying notes to unaudited pro forma condensed financial statements.

  The unaudited pro forma condensed statements of operations have been prepared to illustrate Catalytica, Inc. after giving effect to the spin-off and immediately prior to its merger with Synotex Acquisition Corporation (Acquisition Corp.). Acquisition Corp. is a wholly-owned subsidiary of DSM N.V. Accordingly, for all periods presented, Catalytica, Inc.'s historical results of operations have been prepared to reflect the effects of the spin-off of Catalytica Energy Systems (the Energy Systems and the Advanced Technologies businesses or "CESI") to stockholders of Catalytica, Inc. The unaudited pro forma condensed balance sheet has been prepared to reflect the effects of the spin-off of CESI to stockholders of Catalytica, Inc., the resulting tax liability incurred by Catalytica, Inc. and other transactions that have or will occur prior to the merger with Acquisition Corp. The balance sheet shows the estimated tax costs assuming a $300 million valuation of CESI. Catalytica, Inc. estimates that each additional $100 million in valuation will reduce cash and retained earnings by approximately $40 million.

  Prior to the merger, Catalytica will cause Catalytica Pharmaceuticals, Inc. to merge with a wholly-owned subsidiary of Catalytica in order to exchange the minority interests held by third parties in Catalytica Pharmaceuticals for interests in Catalytica. As a result of the Catalytica Pharmaceuticals merger, holders of stock and options of Catalytica Pharmaceuticals will become holders of stock and options of Catalytica. The exchange ratio is expected to be 2.30, which was determined to provide economically equivalent interests in Catalytica to holders of stock and options of Catalytica Pharmaceuticals.

  The pro forma adjustments are preliminary and based on management's estimates. In addition, management is in the process of assessing and formulating its business plans. Management does not know the exact amount of related spin-off or other reorganization costs but does not believe actual amounts will differ significantly from their estimates. Based on the timing of the closing of the proposed transaction, the finalization of the integration plans and other factors, final pro forma adjustments may differ materially from those presented in these pro forma condensed financial statements.

  If the merger is completed, Catalytica's stockholders will be entitled to receive a total of $750 million in cash. This amount will be reduced by an amount calculated using an assumed tax rate of 40.5% multiplied by the excess of Catalytica's gain on the spin-off of CESI less the deductions attributable to the acceleration, exercise or cancellation of Catalytica's options and certain other adjustments. The amount of the adjustment in respect of Catalytica's gain on the spin-off will be based on the value of CESI as determined by the weighted average trading price of CESI on the first full day of trading.

  In addition, the merger agreement specifies that immediately prior to the spin-off, CESI will have a minimum of $40 million of cash and cash equivalents on its balance sheet. This amount is required to fund its operating requirements for the near term, and certain transaction related expenses. To the extent that Catalytica contributes capital to CESI to meet this condition, proceeds from the merger transaction otherwise available to stockholders will also be reduced. There is no assurance the merger will be completed.

  The unaudited pro forma condensed financial statements are not necessarily indicative of what the actual financial results would have been had the transaction described above taken place on December 31, 1999 or September 30, 2000. In addition, they do not purport to indicate the future results of operations or financial position of CESI or Catalytica. Also, these unaudited pro forma condensed financial statements do not reflect any adjustments that may result from the new accounting basis in the assets and liabilities that may result from the merger of Catalytica with Acquisition Corp. The transactions described in this document and the pro forma financial statements are the subject of stockholder litigation described on page 59 of the document.

                                CATALYTICA, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1999
                    (in thousands, except per share amounts)

                                                                    Catalytica, Inc.
                                           Catalytica                (after giving
                          Catalytica, Inc.   Energy                  effect to the
                             Historical    Systems(1) Adjustments      Spin-off)
                          ---------------- ---------- -----------   ----------------
Revenues:
  Product sales.........      $398,098           --         --          $398,098
  Research and
   development
   contracts............        25,600      $ (3,053)       --            22,547
                              --------      --------    -------         --------
    Total revenues......       423,698        (3,053)       --           420,645
Costs and expenses:
  Cost of product
   sales................       312,533           --         --           312,533
  Research and
   development..........        42,573        (9,627)       --            32,946
  Selling, general and
   administrative.......        28,602        (4,786)       --            23,816
                              --------      --------    -------         --------
    Total costs and
     expenses...........       383,708       (14,413)                    369,295
                              --------      --------    -------         --------
Operating income........        39,990        11,360        --            51,350
Interest income.........         3,081        (1,041)       --             2,040
Interest expense........        (8,363)          279        --            (8,084)
Loss on joint ventures..        (1,132)        1,132        --               --
                              --------      --------    -------         --------
Income before income
 taxes..................        33,576        11,730        --            45,306
Provision for income
 taxes..................        (6,445)          --     $(2,250)(7)       (8,695)
                              --------      --------    -------         --------
    Net income..........      $ 27,131        11,730    $(2,250)        $ 36,611
                              ========      ========    =======         ========
Net income per share:
  Basic.................      $   0.47                                  $   0.54
                              ========                                  ========
  Diluted...............      $   0.39                                  $   0.54
                              ========                                  ========
Number of shares used in
 computing net income
 per share:
  Basic.................        57,554                                    68,045
                              ========                                  ========
  Diluted...............        63,789                                    68,045
                              ========                                  ========

      See Accompanying Notes to Unaudited Condensed Financial Statements.

                                CATALYTICA, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   Nine Months Ended September 30, 2000
                    (in thousands, except per share amounts)

                                                                    Catalytica, Inc.
                                           Catalytica                (after giving
                          Catalytica, Inc.   Energy                  effect to the
                             Historical    Systems(1) Adjustments      Spin-off)
                          ---------------- ---------- -----------   ----------------
Revenues:
  Product sales.........      $243,315          --          --          $243,315
  Research and
   development
   contracts............        29,863      $(3,890)        --            25,973
                              --------      -------     -------         --------
    Total revenues......       273,178       (3,890)        --           269,288
Costs and expenses:
  Cost of product
   sales................       195,686          --          --           195,686
  Research and
   development..........        36,024       (7,304)        --            28,720
  Selling, general and
   administrative.......        19,629       (5,366)        --            14,263
                              --------      -------     -------         --------
    Total costs and
     expenses...........       251,339      (12,670)        --           238,669
                              --------      -------     -------         --------
Operating income........        21,839        8,780         --            30,619
Interest income.........         1,731         (596)        --             1,135
Interest expense........        (5,362)         106         --            (5,256)
Loss on joint ventures..          (236)         236         --               --
                              --------      -------     -------         --------
Income before income
 taxes..................        17,972        8,526         --            26,498
Provision for income
 taxes..................        (6,992)         --      $(3,325)(7)      (10,317)
                              --------      -------     -------         --------
    Net income..........      $ 10,980      $ 8,526     $(3,325)        $ 16,181
                              ========      =======     =======         ========
Net income per share:
  Basic.................      $   0.19                                  $   0.24
                              ========                                  ========
  Diluted...............      $   0.15                                  $   0.24
                              ========                                  ========
Number of shares used in
 computing net income
 per share:
  Basic.................        58,089                                    68,580
                              ========                                  ========
  Diluted...............        64,269                                    68,580
                              ========                                  ========

      See Accompanying Notes to Unaudited Condensed Financial Statements.

                                CATALYTICA, INC

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            September 30, 2000
                                 (in thousands)

                                                                            Catalytica,
                                                                               Inc.
                                           Catalytica                      (after giving
                          Catalytica, Inc.   Energy                        effect to the
                             Historical    Systems(1)     Adjustments        Spin-off)
                          ---------------- ---------- -------------------- -------------
         ASSETS
         ------
Current assets:
  Cash and cash
   equivalents..........      $ 14,774      $ (5,315) $  (9,459)    (2)(4)        --
  Short-term
   investments..........         4,980        (4,980)       --                    --
  Accounts receivable,
   net:
   Trade................        32,164        (1,002)       --                 31,162
   Joint venture and
    employees...........           229          (375)       --                   (146)
                              --------      --------  ---------  ---------   --------
     Total Accounts
      Receivable........        32,393        (1,377)       --                 31,016
   Inventory............       110,754           (98)       --                110,656
   Deferred taxes.......        12,951           --         --                 12,951
   Prepaid expenses and
    other assets........         2,990           (19)       --                  2,971
                              --------      --------  ---------  ---------   --------
     Total current
      assets............       178,842       (11,789)    (9,459)              157,594
Property, plant and
 equipment, net:........       248,589        (1,789)    (3,500)       (2)    243,300
Notes receivable from
 employees..............           470          (470)       --                    --
Other assets............           595           --         --                    595
                              --------      --------  ---------  ---------   --------
Total Assets............      $428,496      $(14,048) $ (12,959)             $401,489
                              ========      ========  =========  =========   ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable......      $ 29,051           --         --               $ 29,051
  Accrued payroll and
   related expenses.....        14,496        (1,045) $  (1,279)       (2)     12,172
  Note payable to CESI..           --            --       8,578        (2)      8,578
  Deferred revenue......        10,091          (195)       --                  9,896
  Other accrued
   liabilities..........         8,897        (1,637)     2,137        (2)      9,397
  Income taxes payable..         4,737           --      65,943        (6)     70,680
  Intercompany debt.....           --         (6,126)     7,812        (5)      1,686
  Current portion of
   long-term debt.......        19,750           --         --                 19,750
                              --------      --------  ---------  ---------   --------
     Total current
      liabilities.......        87,022        (9,003)    83,191               161,210
Long-term debt..........        36,000           --         --                 36,000
Intercompany debt.......           --           (730)       730        (5)        --
Deferred taxes..........        16,031           --         --                 16,031
Deferred revenue and
 other..................         7,296           --         --                  7,296
Minority interest.......        41,000           --     (41,000)       (3)        --
Class A and B common
 stock..................        97,079           --     (97,079)       (3)        --
Stockholders' equity:
  Common stock..........            33           --          26     (2)(3)         59
  CESI Common and
   Preferred............           --            (13)        16                     3
  Additional paid-in
   capital..............       116,267       (57,255)   169,224  (2)(3)(5)    228,236
  Accumulated earnings
   (deficit) and
   deferred
   compensation.........        27,768        52,953   (128,067) (2)(4)(6)   (47,346)
                              --------      --------  ---------  ---------   --------
     Total stockholders'
      equity............       144,068        (4,315)    41,199               180,952
                              --------      --------  ---------  ---------   --------
     Total Liabilities..      $428,496      $(14,048) $ (12,959)             $401,489
                              ========      ========  =========  =========   ========



       See Accompanying Notes to Unaudited Condensed Financial Statements

                               CATALYTICA, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

  The unaudited pro forma condensed statements of operations have been prepared to illustrate Catalytica, Inc, immediately prior to its merger with Synotex Acquisition Corporation (Acquisition Corp.). Acquisition Corp. is a wholly-owned subsidiary of DSM N.V. Accordingly, for all periods presented, Catalytica, Inc.'s historical results of operations have been prepared to reflect the effects of the spin-off of Catalytica Energy Systems (the Energy Systems and the Advanced Technologies businesses or "CESI") to stockholders of Catalytica, Inc. The unaudited pro forma condensed balance sheet has been prepared to reflect the effects of the spin-off of CESI to stockholders of Catalytica, Inc., the resulting tax liability incurred by Catalytica, Inc. and other transactions that have or will occur prior to the merger with Acquisition Corp. The balance sheet shows the estimated tax costs assuming a $300 million valuation of CESI.

  The unaudited pro forma condensed financial statements are not necessarily indicative of what the actual financial results would have been had the transaction described above taken place on December 31, 1999 or September 30, 2000. In addition, they do not purport to indicate the future results of operations or financial position of CESI or Catalytica, Inc. Also, these unaudited pro forma condensed financial statements do not reflect any adjustments that may result from the new accounting basis in the assets and liabilities that may result from the merger of Catalytica, Inc. with Acquisition Corp.

Weighted Average Shares Outstanding

  Weighted average common shares outstanding were calculated as follows:

                                                 Year ended      Nine months
                                                December 31, ended September 30,
                   Description                      1999            2000
                   -----------                  ------------ -------------------
   Weighted average shares outstanding........     57,554          58,089
   Incremental common shares attributable to:
   Exchange of Catalytica Pharmaceutical, Inc.
    options for Catalytica options immediately
    prior to the merger and other convertible
    securities................................      7,528           7,528
   Exercise of outstanding options............      2,963           2,963
                                                   ------          ------
     Total pro forma shares assumed
      outstanding.............................     68,045          68,580
                                                   ======          ======

Adjustments

  The unaudited pro forma condensed statements give effect to the following pro forma adjustments:

1. To carve out CESI.

2. To record compensation costs relating to the conversion of Catalytica Pharmaceuticals, Inc. options into Catalytica options immediately prior to the merger ($42.2 million); to record proceeds for exercise of options ($44.2 million); to record addition of capitalization of CESI resulting from cash contribution and issuance of note by Catalytica, Inc. totalling $50 million; and to record asset contribution of $3.5 million and transfer of $1.3 million of liabilities.

3. Conversion of holders of minority interest ($41 million) and conversion of Catalytica Class A and B common stock into Catalytica common stock ($97 million).

4. To record estimated merger costs.

5. To record forgiveness of intercompany debt.

6. To record estimated income taxes resulting from the spin-off of CESI. The taxable gain was calculated based on the company's effective tax rate, multiplied by the difference between the projected total assumed market capitalization of CESI ($300 million) and the sum of the estimated tax basis of CESI, certain projected capital expenses and other deductions. Each additional $100 million in valuation will reduce cash and retained earnings by approximately $40 million.

7. To eliminate related tax benefits resulting from the exclusion of CESI's taxable loss from Catalytica, Inc. consolidated tax filings.

                              REGULATORY MATTERS

  Set forth below is a summary of the regulatory requirements affecting completion of the merger.

Antitrust Considerations

  The HSR Act provides that transactions such as the merger may not be completed until specified information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period has expired or been terminated. We and Synotex will make all necessary and/or material merger filings.

  The expiration or termination of the waiting period under the HSR Act would not preclude the Antitrust Division, the Federal Trade Commission, state authorities or private parties from challenging the merger on antitrust grounds. We and Synotex believe that the merger, after giving effect to the transactions contemplated by the merger agreement, will not violate antitrust laws.

The parties also may be required to notify and secure antitrust clearance from certain member states of the European Union and possibly non-European countries before the merger can be completed.

Other Regulatory Matters

  We and our subsidiaries have obtained from various regulatory authorities franchises, permits and licenses which may need to be renewed, replaced or transferred as a result of the merger. Approvals, consents or notifications may be required in connection with these renewals, replacements or transfers.

  We are not aware of any material governmental or regulatory approvals or actions that may be required for completion of the merger other than as described above. If any other governmental or regulatory approval or action is or becomes required, we currently contemplate that we would seek that additional approval or action.

                              CERTAIN LITIGATION

  On August 4, 2000, a purported class action complaint Sims et al. v. Cusumano et al., Civil Action 18197NC, was filed in the Chancery Court of the State of Delaware against Catalytica, Morgan Stanley & Co. Incorporated and Morgan Stanley Capital Partners III, L.P. and each of our directors by two of our stockholders on behalf of themselves and of all of our other stockholders. The plaintiffs contend that the proposed merger is unfair and they seek to, among other things, enjoin the transaction. The complaint further alleges conflicts of interest and breaches of fiduciary duties by our directors. The plaintiffs claim to be seeking preliminary and permanent injunctions against the merger and unspecified damages and costs. We have not yet responded to the complaint. Based on the facts known to date, we believe this complaint is without merit and intend to vigorously defend ourselves.

  On August 14, 2000, the City of Glendale filed a complaint against Catalytica, CESI and Genxon Power Systems, Inc. in Los Angeles County Superior Court, Case No. EC029841. The complaint asserts claims against all defendants for breach of contract, breach of the covenant of good faith and fair dealing, fraud and negligent misrepresentation arising out of defendants' failure to complete its performance under a Technical Services Agreement between the City of Glendale and Catalytica providing for the retrofit of the FT4 engine with the FT4 Xonon Combustion System. The City of Glendale seeks compensation damages in excess of $7,500,000 and punitive damages. The defendants believe they have meritorious defenses to the claims asserted and intend to defend the action vigorously. While it is not possible to predict with certainty the outcome of this matter, and while we do not believe an adverse result would have a material effect on our consolidated financial position, it could be material to the results of operations and cash flows for a fiscal year.

                 SECURITY OWNERSHIP OF CATALYTICA COMMON STOCK

  The following table sets forth, as of September 30, 2000, certain information with respect to the beneficial ownership of our common stock by

  . each person we know to own beneficially more than five percent of the outstanding shares of our common stock,

  .  each of our directors,

  . each of the executive officers named in the table under "Executive Compensation--Summary Compensation Table,"

  .  all directors and executive officers as a group; and

  . percentage beneficial ownership is based on 46,561,831 shares of common stock, which includes 13,270,000 shares of Class A common stock, that are outstanding as of September 30, 2000.

  Except as otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

                                                            Shares of Common
                                                           Stock Beneficially
                                                                  Owned
                                                          ---------------------
                                                                     Percentage
Name of Person or Identity of Group                         Number   Ownership
-----------------------------------                       ---------- ----------
5% Owners:
Franklin Resources, Inc. ................................  2,945,000    6.32%
  777 Mariners Island Blvd.
  San Mateo, California 94404
Morgan Stanley Capital Partners III, L.P.(1)............. 13,270,000   28.50%
  1221 Avenue of the Americas
  New York, New York 10020

Officers and Directors:
Alan Goldberg(1)......................................... 13,270,000   28.50%
Howard Hoffen(1)......................................... 13,270,000   28.50%
Ricardo B. Levy(2).......................................  1,244,801    2.65%
James A. Cusumano(3).....................................  1,296,521    2.75%
Richard Fleming(4).......................................    182,712      *
Ralph Dalla Betta(5).....................................    444,762      *
Lawrence W. Briscoe(6)...................................    282,580      *
Ernest Mario(7)..........................................    102,300      *
John A. Urquhart(8)......................................     36,000      *
John M. Hart(9)..........................................     85,830      *
Jackie Cossmon(10).......................................     25,830      *
All officers and directors as a group (11 persons)(11)... 16,970,673   35.02%

--------
 (1) Represents 13,270,000 voting shares of Class A stock held by Morgan Stanley Capital Partners III, L.P. and two affiliated funds. Excludes 11,730,000 non-voting shares of Class B stock also held by Morgan Stanley that may be converted into Class A stock to the extent that Morgan Stanley Capital Partners and its affiliates own no more than 40% of the outstanding voting stock of Catalytica. Mr. Goldberg and Mr. Hoffen are Managing Directors of Morgan Stanley Dean Witter. Mr. Goldberg and Mr. Hoffen disclaim beneficial ownership of the shares owned by Morgan Stanley.

 (2) Includes shares held by the following trusts, of which Dr. Levy serves as trustee: (i) 668,877 shares held by the Levy Family Trust; (ii) 40,520 shares held by the Polly Jean Cusumano Trust; and (iii) 38,971 shares held by the Doreen Ann Nelson Trust. Dr. Levy disclaims beneficial ownership for the shares owned by the Polly Jean Cusumano Trust and the Doreen Ann Nelson Trust. Also includes (i) 261,833 shares of the common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 234,600 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (3) Includes shares held by the following trusts, of which Dr. Cusumano serves as trustee: (i) 431,606 shares held by the Cusumano Family Trust; (ii) 114,028 shares held by the Brian K. Levy Trust; and (iii) 94,687 shares held by the Tamara Levy Trust. Dr. Cusumano disclaims beneficial ownership of the shares owned by the Brian K. Levy Trust and the Tamara Levy Trust. Also includes (i) 118,000 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 538,200 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (4) Also includes (i) 16,000 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 164,450 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (5) Also includes (i) 28,476 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 1,610 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (6) Also includes (i) 175,400 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 107,180 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (7) Also includes (i) 31,000 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 71,300 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (8) Also includes (i) 36,000 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger.

 (9) Also includes (i) 49,900 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 34,500 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

(10) Also includes (i) 17,300 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 5,750 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

(11) Also includes (i) 733,909 shares of common stock issuable pursuant to options which are exercisable within 60 days of September 30, 2000, or in connection with the merger, and (ii) 1,157,590 shares of common stock issuable upon conversion of options to purchase Catalytica Pharmaceuticals common stock that are exercisable within 60 days of September 30, 2000, or in connection with the merger.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Our common stock is listed on the Nasdaq National Market under the symbol "CTAL." The following table sets forth, for the fiscal quarters indicated, the high and low trading prices per share of our common stock as quoted on the Nasdaq National Market.

                                                               High       Low
                                                             --------- ---------
1998:
  First Quarter............................................. $13 15/32 $10 3/4
  Second Quarter............................................ $19 5/8   $12 13/16
  Third Quarter............................................. $20 3/16  $10 3/16
  Fourth Quarter............................................ $18 7/8   $13 3/4
1999:
  First Quarter............................................. $18 1/6   $11
  Second Quarter............................................ $14       $10 7/8
  Third Quarter............................................. $18 1/8   $11 1/2
  Fourth Quarter............................................ $15       $ 9 3/8
2000:
  First Quarter............................................. $16 1/4   $10 1/2
  Second Quarter............................................ $15 1/8   $ 7 1/2
  Third Quarter............................................. $13 13/16 $ 9 5/8
  Fourth Quarter (through November 17, 2000)................ $13 13/16 $12 3/8

  We have never paid dividends on our common stock.

  On August 1, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing sale price of our common stock reported on the Nasdaq Stock Market was $12 3/8 per share. On November 17, 2000, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock reported on the Nasdaq National Market was $12 9/16. You are urged to obtain current market quotations for our common stock prior to making any decision with respect to the proposed merger.

  As of November 13, 2000, there were approximately 762 holders of record of our common stock, as shown on the records of our transfer agent. The number of record holders does not include shares held in "street name" through brokers.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside our control. Specific factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: economic conditions; labor costs; cost of supplies; competitive pressures on pricing, particularly from lower-cost competitors; government legislation; customer perceptions of our products; demand for our products; and other operational matters and risks and uncertainties listed from time to time in our reports to the SEC. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. We assume no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates.

                               OTHER INFORMATION

Proposals by Stockholders of Catalytica

  If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in 2001. In that case, if you are still a stockholder as of the record date of that meeting, you would continue to be entitled to attend and participate in our stockholder meetings. Proposals by our stockholders that are intended to be presented at our 2001 annual meeting must be received by us no later than February 9, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

  Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for Director at the our 2001 annual meeting of stockholders must provide specified information in writing to our secretary not less than 90 days nor more than 120 days prior to June 8, 2001, the first anniversary of the 2000 annual meeting, unless those matters are included in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act, as amended. If a stockholder fails to comply with the foregoing notice provision, then the proxy holders will be allowed to use their voting discretionary authority when the proposal is raised at the 2001 annual meeting.

Where You Can Find More Information

  As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

Public Reference Room     New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center          500 West Madison Street
Room 1024                 Suite 1300                    Suite 1400
Washington, D.C. 20549    New York, New York 10048      Chicago, Illinois 60661

  For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov.

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             SYNOTEX COMPANY, INC.,

                        SYNOTEX ACQUISITION CORPORATION

                                      AND

                                CATALYTICA, INC.

                           Dated as of August 2, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 Article I       The Merger.............................................   A-2

    Section 1.1  The Merger.............................................   A-2
    Section 1.2  Effect on Company Common Stock.........................   A-2
    Section 1.3  Exchange of Certificates...............................   A-5
    Section 1.4  Company Options: Company Warrants......................   A-5
    Section 1.5  Employee Stock Purchase Plan...........................   A-7
    Section 1.6  Distribution of the Energy Business....................   A-7
    Section 1.7  Lost Certificates......................................   A-8
    Section 1.8  Merger Closing.........................................   A-8
    Section 1.9  Dispute Resolution.....................................   A-8

 Article II      The Surviving Corporation..............................   A-9

    Section 2.1  Certificate of Incorporation...........................   A-9
    Section 2.2  By-Laws................................................   A-9
    Section 2.3  Officers And Directors.................................   A-9

 Article III     Representations and Warranties of the Company..........  A-10

    Section 3.1  Corporate Existence and Power..........................  A-10
    Section 3.2  Corporate Authorization................................  A-10
    Section 3.3  Consents and Approvals; No Violations..................  A-11
    Section 3.4  Capitalization.........................................  A-11
    Section 3.5  Subsidiaries...........................................  A-12
    Section 3.6  SEC Documents..........................................  A-12
    Section 3.7  Financial Statements...................................  A-12
    Section 3.8  Absence Of Undisclosed Liabilities.....................  A-13
    Section 3.9  Proxy Statement, Registration Statement................  A-13
    Section 3.10 Absence Of Material Adverse Changes, Etc. .............  A-13
    Section 3.11 Taxes..................................................  A-14
    Section 3.12 Employee Benefit Plans.................................  A-15
    Section 3.13 Litigation; Compliance With Laws.......................  A-17
    Section 3.14 Labor Matters..........................................  A-17
    Section 3.15 Certain Contracts And Arrangements.....................  A-17
    Section 3.16 Environmental Matters..................................  A-18
    Section 3.17 Intellectual Property..................................  A-19
    Section 3.18 Opinions of Financial Advisors.........................  A-20
    Section 3.19 Board Recommendation...................................  A-20
    Section 3.20 Finders' Fees..........................................  A-20
    Section 3.21 Section 203 of the Delaware General Corporation Law....  A-21
    Section 3.22 Control of Pharma......................................  A-21
    Section 3.23 Rights Plan............................................  A-21
    Section 3.24 Energy Contributions...................................  A-21

 Article IV      Representations and Warranties of Parent and Merger
                 Sub....................................................  A-22

    Section 4.1  Corporate Existence and Power..........................  A-22
    Section 4.2  Authorization..........................................  A-22
    Section 4.3  Consents and Approvals; No Violations..................  A-22
    Section 4.4  Proxy Statement........................................  A-23
    Section 4.5  Litigation; Compliance With Laws.......................  A-23
    Section 4.6  Board Approval.........................................  A-23
    Section 4.7  Absence of Material Adverse Change.....................  A-23

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
                                                                          ----
    Section 4.8  Financing..............................................  A-23
    Section 4.9  Finders' Fees..........................................  A-23

 Article V       Covenants of the Parties...............................  A-24

    Section 5.1  Conduct of the Business of the Company.................  A-24
    Section 5.2  Conduct of the Business of Parent......................  A-26
    Section 5.3  Stockholders' Meeting; Proxy Material..................  A-26
    Section 5.4  Access to Information; Confidentiality Agreement.......  A-26
    Section 5.5  No Solicitation........................................  A-27
    Section 5.6  Director and Officer Liability.........................  A-27
    Section 5.7  Commercially Reasonable Efforts........................  A-28
    Section 5.8  Certain Filings........................................  A-28
    Section 5.9  Public Announcements...................................  A-29
    Section 5.10 Further Assurances.....................................  A-29
    Section 5.11 Employee Matters.......................................  A-29
    Section 5.12 Disposition of Energy Business.........................  A-30
    Section 5.13 Capitalization of Pharma...............................  A-30
    Section 5.14 State Takeover Laws....................................  A-30
    Section 5.15 Certain Notifications..................................  A-30
    Section 5.16 Minority Interest of CCSI..............................  A-30

 Article VI      Conditions to the Merger...............................  A-31

    Section 6.1  Conditions to Each Party's Obligations.................  A-31
                 Conditions to the Company's Obligation to Consummate
    Section 6.2  the Merger.............................................  A-31
                 Conditions to Parent's Obligations to Consummate the
    Section 6.3  Merger.................................................  A-31
                 Conditions to Company's Obligation to Consummate the
    Section 6.4  Distribution...........................................  A-32

 Article VII     Termination............................................  A-33

    Section 7.1  Termination............................................  A-33
    Section 7.2  Effect of Termination..................................  A-34
    Section 7.3  Fees...................................................  A-34

 Article VIII    Miscellaneous..........................................  A-35

    Section 8.1  Notices................................................  A-35
    Section 8.2  Survival of Representations and Warranties.............  A-36
    Section 8.3  Interpretation.........................................  A-36
    Section 8.4  Amendments, Modification and Waiver....................  A-36
    Section 8.5  Successors and Assigns.................................  A-36
    Section 8.6  Expenses...............................................  A-36
    Section 8.7  Specific Performance...................................  A-36
    Section 8.8  Governing Law..........................................  A-37
    Section 8.9  Forum Selection; Consent to Jurisdiction...............  A-37
    Section 8.10 Severability...........................................  A-37
    Section 8.11 Third Party Beneficiaries..............................  A-37
    Section 8.12 Entire Agreement.......................................  A-37
    Section 8.13 Counterparts; Effectiveness............................  A-37

    Schedule 1.6 Terms of Distribution..................................  A-39

                                 DEFINED TERMS

Actual Exercise Payment.................................... Section 1.4(b)
Acquisition Proposal....................................... Section 5.5
Acquisition Transaction.................................... Section 7.3(a)(ii)
Affiliate.................................................. Section 8.3
Agreement.................................................. Introduction
Antitrust Law.............................................. Section 5.8(d)
Applicable Tax Rate........................................ Section 1.2(b)
Capitalization Amount...................................... Section 1.2(b)
CAT........................................................ Section 1.2(b)
Cash Amount................................................ Section 1.2(b)
CCSI....................................................... Section 1.2(b)
Certificates............................................... Section 1.3(b)
Chargeable Gain............................................ Section 1.2(b)
Cleanup.................................................... Section 3.16(a)
Closing.................................................... Section 1.8
Closing Date............................................... Section 1.8
Code....................................................... Section 3.11(a)
Company.................................................... Introduction
Company Approval Matters................................... Section 5.3(a)
Company Common Stock....................................... Section 3.4
Company Disclosure Schedule................................ Article III
Company ESPP............................................... Section 1.5
Company Group Members...................................... Section 3.11(a)
Company Material Adverse Effect............................ Section 3.1
Company Options............................................ Section 1.4(a)
Company Participants....................................... Section 5.11(a)
Company SEC Documents...................................... Section 3.6
Company Securities......................................... Section 3.4
Company Warrant............................................ Section 1.4(d)
Confidentiality Agreement.................................. Section 5.4
CSFB....................................................... Section 3.18
DGCL....................................................... Recitals
Dissenting Shares.......................................... Section 1.2(c)(i)
Distribution............................................... Section 1.6
Distribution Gain.......................................... Section 1.2(b)
Distribution Statement..................................... Section 3.9(b)
Dutch Parent............................................... Recitals
Effective Time............................................. Section 1.1(b)
Energy Business............................................ Section 1.6
Enron...................................................... Section 1.2(b)
Environmental Claim........................................ Section 3.16(a)(ii)
Environmental Costs and Liabilities........................ Section 3.16(a)(iii)
Environmental Laws......................................... Section 3.16(a)(iv)
ERISA...................................................... Section 3.12(a)
ERISA Affiliate............................................ Section 3.12(a)
ERISA Pension Plan......................................... Section 3.12(m)
Estimated Exercise Payment................................. Section 1.4(a)
Exchange Act............................................... Section 3.3(b)
Exchange Fund.............................................. Section 1.3(a)
Fair Market Value of Spinco Stock.......................... Section 1.2(b)

GAAP........................................................ Section 3.7(a)
Glaxo....................................................... Section 1.2(b)
Governmental Entity......................................... Section 3.3(b)
Guarantee................................................... Recitals
Hazardous Materials......................................... Section 3.16(a)(v)
HRS Act..................................................... Section 3.3(b)
Include, Includes or Including.............................. Section 8.3
Indemnitees................................................. Section 5.6(a)
Intellectual Property....................................... Section 3.17(c)
Knowledge................................................... Section 8.3
Licenses.................................................... Section 3.1
Lien........................................................ Section 3.5(b)
Maximum Amount.............................................. Section 5.6(b)
Merger...................................................... Recitals
Merger Consideration........................................ Section 1.2(b)
Merger Sub.................................................. Introduction
Morgan Stanley.............................................. Section 3.18
Net Transaction Tax Liability............................... Section 1.2(b)
Non-Energy Subsidiary....................................... Section 1.2(b)
Option Cash-Out Amount...................................... Section 1.4(c)
Option Notice............................................... Section 1.4(a)
Option Proceeds............................................. Section 1.2(b)
Outside Date................................................ Section 7.1(b)
Parent...................................................... Introduction
Parent Disclosure Schedule.................................. Article IV
Parent Material Adverse Effect.............................. Section 4.1
Parent Plans................................................ Section 5.11(a)
Paying Agent................................................ Section 1.3(a)
Permits..................................................... Section 3.13(b)
Person...................................................... Section 1.3(a)
Pharma...................................................... Section 1.2(b)
Pharma Costs................................................ Section 1.2(b)
Pharma Merger............................................... Section 1.2(b)
Pharma Rights............................................... Section 1.2(b)
Plans....................................................... Section 3.12(a)
Preferred Stock............................................. Section 3.4
Proxy Statement............................................. Section 5.3(b)
Release..................................................... Section 3.16(a)(vi)
Representatives............................................. Section 5.4
Repurchase Rights........................................... Section 1.2(b)
Rights Agreement............................................ Section 3.4
Secretary of State.......................................... Section 1.1(b)
Securities Act.............................................. Section 3.3(b)
Separation Date............................................. Section 1.2(b)
Share Exchange Agreements................................... Section 1.2(b)
Special Meeting............................................. Section 5.3(a)
Spinco...................................................... Section 1.6
Stockholder................................................. Recitals
Stockholder Parties......................................... Recitals
Subsidiary.................................................. Section 1.2(b)
Superior Proposal........................................... Section 5.5
Surviving Corporation....................................... Section 1.1(a)

Taxes........................................................... Section 3.11(b)
Tax Return...................................................... Section 3.11(b)
Termination Fee................................................. Section 7.3(a)
Transaction Expenses............................................ Section 1.2(b)
Voting Agreement................................................ Recitals
Warrant Cash-Out Amount......................................... Section 1.4(d)
Without Limitation.............................................. Section 8.3

  AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2000 (this "Agreement"), by and among Synotex Company, Inc., a Delaware corporation ("Parent"), Synotex Acquisition Corporation, a Delaware corporation ("Merger Sub"), and Catalytica, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH

  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

  WHEREAS, the Boards of Directors of Parent and Merger Sub (i) have determined that the Merger is fair to, advisable and in the best interests of Parent, Merger Sub and their stockholders, and (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

  WHEREAS, in connection with, and as a condition to, the Merger, the Company shall distribute to its stockholders its entire ownership interest in the Energy Business subject to, and in accordance with, the terms and conditions of this Agreement.

  WHEREAS, Parent is a wholly-owned subsidiary of DSM, N.V., a corporation organized under the laws of the Netherlands ("Dutch Parent").

  WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, Dutch Parent is entering into a Guarantee Agreement (the "Guarantee") with the Company.

  WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, Parent and the Company are entering into a Voting Agreement (the "Voting Agreement") with Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., James A. Cusumano and Ricardo B. Levy (each a "Stockholder" and, together, the "Stockholder Parties") pursuant to which the Stockholder Parties have agreed, inter alia, to vote in favor of the approval and adoption of this Agreement.

  WHEREAS, for United States federal income tax purposes, it is intended that the Distribution (as defined below) and the Merger will be treated with respect to the Company stockholders as an integrated transaction and that the Distribution will be treated as a redemption of outstanding Company Common Stock (as defined below) in connection with the complete termination of the Company stockholders' interest in the Company.

  WHEREAS, the Board of Directors of the Company (i) has determined that the Merger Agreement and the Merger are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, and (iii) has determined to recommend the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

  NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   Article I

                                  The Merger

  Section 1.1 The Merger

    (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and shall continue under the name "DSM Catalytica Pharmaceuticals, Inc."

    (b) Concurrently with the Closing (as defined in Section 1.8 hereof), the Company and Merger Sub shall cause a certificate of merger with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective at 9:00 a.m. Eastern Standard Time on the day following the Closing Date or at such other date and time as is agreed by the parties, and such date and time is hereinafter referred to as the "Effective Time."

    (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

  Section 1.2 Effect on Company Common Stock. At the Effective Time:

    (a) Cancellation of Shares of Company Common Stock. Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock owned by Spinco (as defined in Section 1.6), Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Spinco, Parent or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Company Common Stock to be converted into Merger Consideration pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a Certificate (as defined in Section 1.3(b)) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration into which such shares of Company Common Stock have been converted.

    (b) Conversion of Shares of Company Common Stock. Subject to Section 1.3(d) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.2(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount of cash, without interest, equal to the Merger Consideration. "Merger Consideration" shall mean the quotient obtained by dividing (x) the Cash Amount (as defined below) by (y) the sum of (A) the number of shares of Company Common Stock outstanding as of the Effective Time (including shares deemed outstanding pursuant to Sections 1.4(b) and 1.5 hereof), (B) the number of shares of Company Common Stock subject to Company Options for which the Option Cash-Out Amount has or will be paid pursuant to Section 1.4(c), and (C) the number of shares of Company Common Stock subject to the Company Warrant for which the Warrant Cash-Out Amount has or will be paid. The "Cash Amount" shall equal $750,000,000, plus Option Proceeds, less the

  Capitalization Amount, less Net Transaction Tax Liability, less Pharma Costs, less Repurchase Costs, less Transaction Expenses (each, without duplication). "Option Proceeds" shall mean the aggregate exercise price of
  (aa) all Company Options deemed to be exercised pursuant to Section 1.4(b),
  (bb) the Company Warrant, if and to the extent exercised after the date hereof, (cc) all shares of Company Common Stock subject to Company Options for which the Option Cash-Out Amount has or will be paid pursuant to
  Section 1.4(c), (dd) the Company Warrant, if the Warrant Cash-Out Amount has or will be paid pursuant to Section 1.4(d) and (ee) the aggregate purchase price of shares of Company Common Stock purchased pursuant to
  Section 1.5. "Capitalization Amount" shall mean the amount of cash and the fair market value of any property contributed by the Company or any Subsidiary of the Company other than Catalytica Combustion Systems, Inc. ("CCSI") or Catalytica Advanced Technologies, Inc. ("CAT") to the Energy Business (as defined in Section 1.6) after June 30, 2000, excluding the cancellation of any outstanding intercompany accounts, notes or payables; provided, however, that for purposes of determining the Cash Amount: (i) no capital contribution of cash or property shall be deemed to have occurred in connection with the exercise of any option to purchase capital stock of the Company or any Subsidiary as a result of the application of Treas. Reg.
  (S)1.1032-3 or any similar state law and (ii) any deduction allowable for federal, state, or local income tax purposes to Spinco in connection with the exercise of any option to purchase stock of the Company or any Subsidiary shall not be taken into account to the extent such amounts have been taken into account in determining Net Transaction Tax Liability. "Pharma Costs" shall mean the aggregate amount of cash and the fair market value of property (other than Company Common Stock) paid or payable by the Company, Pharma (as hereinafter defined) or any Subsidiary of the Company other than CCSI or CAT (a "Non-Energy Subsidiary") in order to assure that 100% of the fully-diluted equity of Pharma shall be owned by the Company as of the Effective Time, free and clear of all liens, charges and encumbrances and that, immediately prior to, and at, the Effective Time, there are no issued or outstanding (i) securities of any person convertible into or exchangeable for shares of capital stock or voting securities of any entity comprising Pharma, (ii) options, warrants, preemptive or other rights to acquire from any entity comprising Pharma, and no obligation of any such entity to issue, any capital stock or voting securities of any such entity, or (iii) equity equivalent interests in the ownership or earnings of any entity comprising Pharma or other similar rights (the items in clauses (i), (ii), and (iii) being referred to collectively as "Pharma Rights"). "Repurchase Costs" shall mean the aggregate amount of cash and the fair market value of property (other than Company Common Stock), if any, paid or payable by the Company or any Non-Energy Subsidiary (xx) to Enron Ventures Corp. or any of its affiliates ("Enron") in order to perform the covenants set forth in Section 5.16 and (yy) to repurchase any shares of capital stock of the Company or any Non-Energy Subsidiary in accordance with Section 5.1(b); provided, however, that no such amount set forth in this clause (yy) shall be duplicated with other amounts deducted in the calculation of the Cash Amount. "Transaction Expenses" shall mean the amount in excess of $5,000,000 of aggregate fees, costs or other expenses (including attorneys' fees, investment banking fees, finder's fees, breakage or prepayment fees or penalties) paid or incurred by the Company or any Non-Energy Subsidiary, in connection with the negotiation, execution or delivery of this Agreement, or the Voting Agreement or compliance by the Company or any Non-Energy Subsidiary herewith. "Pharma" shall mean Catalytica Pharmaceuticals, Inc. and Wyckoff, Inc. and their direct and indirect subsidiaries. "Net Transaction Tax Liability" shall mean the product derived by multiplying the Applicable Tax Rate by the Chargeable Gain. The "Applicable Tax Rate" shall be 0.405. "Chargeable Gain" shall mean the algebraic sum of the following items (without duplication): (I) the Distribution Gain; less (II) any deductible items of the Company attributable to the Distribution, treating expenses related to the Distribution incurred or accrued on the date of the Distribution (the "Separation Date") as not allocable to Spinco's tax period beginning on the date after the Closing Date under Treas. Reg. (S)1.1502-76(b)(1)(ii)(B); less (III) any net operating losses of Spinco for its tax year ended on the Separation Date available for application against income of the consolidated group of which the Company is the common parent for the Company's tax year ending on the Closing Date; less (IV) the amount of any allowable deductions accrued on or prior to the Closing Date attributable to the acceleration, exercise or cancellation of the Company Options after the date hereof and on or prior to the Closing Date (assuming for the purposes of this subsection that a disqualifying disposition occurs with respect to all Company Options that are "incentive stock options" under
  Section 422 of the Code (as defined in

  Section 3.11(a)) that are exercised or cashed-out pursuant to Section 1.4(c) on or prior to the Closing Date); plus (V) the amount, if any, of the positive taxable income of Spinco required to be included for U.S. federal income tax purposes in the taxable income of the consolidated group of which the Company is the common parent for the Company's tax year ending on the Closing Date . "Distribution Gain" shall mean the excess, if any, of the Fair Market Value of the Spinco Stock distributed in the Distribution, over the Company's tax basis for U.S. federal income tax purpose in such Spinco Stock. The "Fair Market Value of Spinco Stock" shall be determined by multiplying the weighted average trading price of a share of Spinco stock on the first full day of trading after the Distribution by the number of shares of Spinco stock distributed. For purposes of this Agreement, "Subsidiary" means with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. "Pharma Merger" shall be a merger of a Subsidiary of the Company with undertaken in order to assure that 100% of the fully-diluted equity of Pharma shall be owned by the Company. The "Share Exchange Agreements" shall mean (a) the Share Exchange Agreement, dated as of July 31, 1997, by and among the Company, Catalytica Pharmaceuticals, Inc. and GlaxoWellcome Inc. (collectively with its affiliates, "Glaxo"), (b) the Share Exchange Agreement, dated as of May 6, 1996, by and between the Company and Pfizer Inc., and (c) the Stockholders Agreement, dated as of January 14, 1998, by and among the Company, CCSI and Enron.

    (c) Dissenting Shares.

      (i) Any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.2(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

      (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Company Common Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.2(b), without interest thereon, upon surrender of the Certificate representing such shares.

      (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal of any shares of Company Common Stock under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law (in which case Parent shall be consulted), voluntarily make any payment with respect to any demands for the appraisal of Company Common Stock or offer to settle or settle any such demands or approve any withdrawal of such demands.

    (d) Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration as provided in this
  Article I, subject to applicable law in the case of Dissenting Shares.

    (e) Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute a share of common stock of the Surviving Corporation.

  Section 1.3 Exchange of Certificates

    (a) Prior to the mailing of the Proxy Statement (as defined in Section 5.3(b) hereof) a bank, trust company or other person, reasonably acceptable to the Company, shall be designated by Parent to act as the depositary and paying agent for the delivery of the Merger Consideration in exchange for shares of Company Common Stock (the "Paying Agent") in connection with the Merger. From time to time, as necessary, at or following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the amount needed to pay the portion of the aggregate Merger Consideration for the benefit of the holders of shares of Company Common Stock which are converted into the right to receive Merger Consideration pursuant to
  Section 1.2(b) hereof for which Certificates have been surrendered or payment is otherwise due (the "Exchange Fund"). For purposes of this Agreement, "person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

    (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and
  (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

    (c) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Merger Consideration, without interest.

    (d) None of Parent, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

  Section 1.4 Company Options; Company Warrants

    (a) Not later than fifteen days (15) prior to the Effective Time, the Company shall send a notice (the "Option Notice") to all holders of options to purchase Company Common Stock (the "Company

  Options"): (i) specifying that such options shall not be assumed in connection with the Merger, (ii) specifying that the vesting restrictions applicable to all options to purchase Company Common Stock outstanding at the time of such notice shall be eliminated such that no vesting restrictions remain thereon effective as of the date such notice is given,
  (iii) specifying that any Company Options outstanding as of the Effective Time shall terminate and be cancelled at such time and represent only the right to receive the consideration, if any, specified in Section 1.4(c) in accordance with this Agreement, (iv) setting forth an estimate of the Merger Consideration and (v) setting forth a description of how to determine an estimate of the excess, if any, of the exercise price per share of such Company Options over the estimated Merger Consideration (the "Estimated Exercise Payment"). Except as expressly provided herein, the Company shall not adjust the terms of any Company Option as a result of the Distribution.

    (b) The Company shall permit each holder of a Company Option who desires to exercise all or any portion of such Company Option following receipt of the Option Notice to exercise such Company Option (A) immediately prior to the record date with respect to the Distribution or (B) after the record date with respect to the Distribution but immediately prior to the Effective Time or (C) at any other time permitted under the applicable Company Option. In the event any such holder exercises all or any portion of a Company Option as provided in clause (A) or (B) of the immediately preceding sentence, (i) the holder shall be permitted to cause the Company to withhold the exercise price with respect to such exercise out of the Merger Consideration (to the extent thereof) to be received by such holder in respect of the shares of Common Stock acquired pursuant to such exercise and (ii) the holder shall be obligated to pay in cash to the Company, at the time of exercise, the Estimated Exercise Payment. Any Company Common Stock issuable upon the exercise of Company Options as provided in clause
  (A) or (B) of the first sentence of this paragraph shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration payable in respect thereof (net of any exercise price withholding obligation, as herein provided), without the issuance of certificates representing issued and outstanding shares of Company Common Stock; provided, that any Company Common Stock issuable upon the exercise of Company Options as provided in clause (A) of the first sentence of this paragraph shall be deemed issued and outstanding on the record date with respect to the Distribution; and provided, further that any Company Common Stock issuable upon the exercise of Company Options as provided in clause (A) or (B) of the first sentence of this paragraph shall be deemed to be issued and outstanding as of the Effective Time. After the Effective Time, the Company shall determine the actual amount of the excess, if any, of the exercise price of each Company Option over the actual Merger Consideration (the "Actual Exercise Payment"), with respect to the Company Options exercised pursuant to clauses (A) or (B) of the first sentence of this paragraph. To the extent that the Actual Exercise Payment exceeds the Estimated Exercise Payment made by any holder of a Company Option with respect to the shares of Company Common Stock deemed issued pursuant to exercise, the Company shall notify such party that a payment is due from such holder to the Company in the amount of the excess of the Actual Exercise Payment over the Estimated Exercise Payment. The Company shall retain any Distribution to be made to a holder of Company Options who must make a payment to the Company in accordance with the immediately preceding sentence of this paragraph as security for such payment. To the extent that the Estimated Exercise Payment made by a holder of a Company Option exceeds the Actual Exercise Payment, the Company shall, or shall cause the Paying Agent to, pay such holder the excess of the Estimated Exercise Payment over the Actual Exercise Payment, on or about the time of the payment of the Merger Consideration.

    (c) All Company Options outstanding as of the Effective Time shall by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time and converted into, and represent only, the right to receive an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Options immediately prior to the Effective Time over (ii) the aggregate exercise price of all such shares of Company Common Stock subject to such Company Option. The aggregate amount payable pursuant to this paragraph (c) shall hereinafter be referred to as the "Option Cash-Out Amount."

    (d) Not later than fifteen days (15) prior to the record date for the Distribution, the Company shall, in accordance with Section 5 thereof, deliver a notice to the holder of the Stock Purchase Warrant, dated
  July 31, 1997, between Glaxo and the Company (the "Company Warrant"). The Company shall permit the holder of the Company Warrant to exercise all or any portion of such Company Warrant at any time permitted thereunder. At the Effective Time, the Company Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive, upon delivery thereof to the Company, an amount in cash equal to the excess, if any, of (i) the product of the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time over (ii) the aggregate exercise price of all such shares of Company Common Stock subject to such Company Warrant. The aggregate amount payable pursuant to this paragraph (d) shall hereinafter be referred to as the "Warrant Cash-Out Amount."

    (e) Exchange Procedures for Company Options or Company Warrant. Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder (as of the Effective Time) of a Company Option which was converted into the right to receive the Option Cash-Out Amount pursuant to
  Section 1.4(c) hereof or the Company Warrant if converted into the right to receive the Warrant Cash-Out Amount pursuant to Section 1.4(d), (i) a letter of transmittal (which shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options or Company Warrant. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing the Company Options or Company Warrant surrendered thereby, to the Paying Agent, the holders of Company Options or Company Warrant shall be entitled to receive the Option Cash-Out Amount or Warrant Cash-Out Amount payable to them in respect of such Company Options pursuant to Section 1.4(c) or Company Warrant pursuant to Section 1.4(d).

    (f) Required Withholding. The Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or any other consideration or amount deliverable or otherwise payable pursuant to the Merger and this Agreement to any holder or former holder of Company Common Stock or Company Options such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

  Section 1.5 Employee Stock Purchase Plan. Immediately prior to the record date with respect to the Distribution, in accordance with the terms of the Company's 1992 Employee Stock Purchase Plan (the "Company ESPP"), all rights to purchase shares of Company Common Stock outstanding under the Company ESPP immediately prior to such record date shall be exercised and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration payable in respect thereof, without the issuance of certificates representing issued and outstanding shares of Company Common Stock. Any Company Common Stock issued pursuant to the Company ESPP shall be deemed issued and outstanding at the Effective Time and on the record date with respect to the Distribution. The Company ESPP shall be terminated immediately following such exercises.

  Section 1.6 Distribution of the Energy Business. It is a condition to each party's obligation to consummate the Merger that, on the Closing Date and after the satisfaction and waiver of all conditions to the Merger other than the condition set forth in Section 6.1(d), the capital stock of Spinco held by the Company shall, subject to the penultimate sentence in Section 1.4(b), be distributed in its entirety to the stockholders of the Company (the "Distribution"). The terms of the Distribution will be determined by the Company; provided, however, that Parent's consent, which shall not be unreasonably withheld, shall be required in connection with any material deviation from the terms and conditions of the Distribution described in
Schedule 1.6 and shall be
required as to the final form of each of the specific agreements identified in
Schedule 1.6. "Spinco" shall mean the corporation whose assets include the Energy Business. The "Energy Business" shall consist of CCSI and CAT and any direct or indirect subsidiaries of either of them on the date hereof.

  Section 1.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to which the holder thereof is entitled pursuant to this Article I in exchange for such lost, stolen or destroyed Certificate.

  Section 1.8 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Tower, Suite 3300, San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto (such date, the "Closing Date").

  Section 1.9 Dispute Resolution

    (a) In the event Parent and the Company disagree, prior to the Effective Time, as to: (i) the calculation of the Cash Amount in Section 1.2(b), (ii) whether the terms of the Distribution materially deviate from Schedule 1.6 or (iii) whether Parent's consent has been unreasonably withheld with respect to such material deviation or the final form of any of the specific agreements identified in Schedule 1.6, either of them may submit such dispute or disagreement for final and binding determination to a mutually acceptable third party arbitrator, such determination to be made within 10 days of the submission to such arbitration by either of them. If Parent and the Company are unable to mutually agree upon an arbitrator within one week of a party's notification to the other of its desire to arbitrate, then each of them shall have one week to select an arbitrator and such two arbitrators shall have one week to select a third arbitrator, who shall have final authority to resolve such dispute within 10 days of the selection of such arbitrator. The parties shall share equally in the fees and expenses of such arbitrators, and such fees and expenses shall be paid by Spinco and Parent prior to the Effective Time.

    (b) At least 15 days prior to the Closing Date, the Company will provide to Parent the Company's latest estimate of the calculation of the Cash Amount. Parent may, within 5 days of receipt of such calculation, object to the determination of any component of the Cash Amount. In the event that Parent and the Company cannot reach agreement on the disputed components of the calculation, either party may seek to resolve such dispute through the mechanism set forth in Section 1.9(a).

                                  Article II

                           The Surviving Corporation

  Section 2.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

  Section 2.2 By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the by-laws of such entity.

  Section 2.3 Officers and Directors

    (a) From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

    (b) The Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.

                                  Article III

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent, subject to such exceptions as are disclosed (i) in any of the Company SEC Documents (as defined below) filed prior to the date hereof or (ii) in writing in the disclosure letter supplied by the Company to Parent, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "Company Disclosure Schedule") as follows:

  Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries (as defined in Section 1.2(b), taken as a whole (assuming consummation of the Distribution in accordance with the terms of this Agreement and Schedule 1.6), provided, however, that in no event shall any effect that results from (a) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (b) changes affecting the pharmaceuticals industry generally unless such changes adversely affect the Company or its Subsidiaries (assuming the consummation of the Distribution) in a materially disproportionate manner, (c) changes affecting the United States economy generally, (d) changes in the trading price of the Company Common Stock, or (e) stockholders class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement, the transactions contemplated hereby or any actions taken in compliance with this Agreement , constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the by-laws of the Company as currently in effect.

  Section 3.2 Corporate Authorization.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's stockholders, as set forth in Section 3.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement and the Voting Agreement have been approved, by the Board of Directors of the Company and no other corporate proceedings on the part of the Company, other than the approval and adoption of this Agreement by the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    (b) Under applicable law, the Certificate of Incorporation and the rules of the NASDAQ, the affirmative vote of the holders of a majority of the shares of Common Stock and Class A Common Stock, voting together as a single class, and the consent of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, outstanding on the record date established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, are the only votes required to adopt this Agreement and, if applicable, approve the Distribution.

  Section 3.3 Consents and Approvals; No Violations.

    (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the by-laws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, permit, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or
  (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and/or would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

    (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and/or would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

  Section 3.4 Capitalization. The authorized capital stock of the Company consists of 120,000,000 shares of common stock par value $0.001 per share (the "Company Common Stock"), of which 73,000,000 shares are designated as "Common Stock," 30,000,000 shares are designated as "Class A Common Stock" and 17,000,000 are designated as "Class B Common Stock" and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the "Preferred Stock"). As of July 28, 2000, there were (i) 33,163,543 shares of Common Stock issued and outstanding, (ii) 13,270,000 shares of Class A Common Stock issued and outstanding, (iii) 11,730,000 shares of Class B Common Stock issued and outstanding and (iii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of July 28, 2000, there were outstanding Company Options to purchase 4,394,086 shares of Company Common Stock. Except (v) as set forth on Schedule 3.4, (w) for changes since July 28, 2000, resulting from the exercise of Company Options outstanding on such date, (x) for the Company Warrant, (y) for the rights under the Share Exchange Agreements, and (z) for preferred share purchase rights issued pursuant to the Rights Agreement, dated as of October 23, 1996 and as amended as of July 28, 1997 and August 2, 2000, between the Company and ChaseMellon Shareholder Services, L.L.P., a New Jersey limited liability company (the "Rights Agreement"), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, preemptive or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interest in the ownership or earnings of the Company or the Non-Energy Subsidiaries or other similar rights (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

  Section 3.5 Subsidiaries.

    (a) Each Non-Energy Subsidiary (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. All Non-Energy Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule
  3.5 of the Company Disclosure Schedule.

    (b) All of the outstanding shares of capital stock of each Non-Energy Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Schedule 3.5(b) of the Company Disclosure Schedule, such shares are owned by the Company or by a Non-Energy Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, preemptive rights, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) of any of the capital stock or other equity interests of any of such Non-Energy Subsidiaries. There are no agreements requiring the Company or any of the Non-Energy Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    (c) Except as set forth on Schedule 3.5(c), the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind other than in the Non-Energy Subsidiaries (assuming the consummation of the Distribution).

  Section 3.6 SEC Documents. The Company has filed timely all required reports, proxy statements, registration statements, forms and other documents with the SEC on or after January 1, 1998 (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and
(b) none of the Company SEC Documents at the time filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Non-Energy Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

  Section 3.7 Financial Statements

    (a) The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries,
  (b) complied as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto,
  (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as otherwise permitted by the rules and regulations of the SEC and described in the Notes included therewith) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, material in amount).

    (b) The unaudited consolidating income statement of the Company for the six-month period ended June 30, 2000 and balance sheet as of such date that are attached as Schedule 3.7(b) of the Company Disclosure Schedule (including any notes and schedules thereto): (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) are in conformity with GAAP, applied on a consistent basis (except for the absence of explanatory footnotes) during the period involved, and (iii) fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the date thereof and the results of their operations for the periods then ended (subject to normal year-end audit adjustments which are not expected to be, individually or in the aggregate, material in amount).

  Section 3.8 Absence Of Undisclosed Liabilities. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business since June 30, 2000, neither the Company nor any of the Non-Energy Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

  Section 3.9  Proxy Statement, Registration Statement.

    (a) None of the information contained in the Proxy Statement (as defined in Section 5.3(b)) (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to the stockholders of the Company and at the time of the Special Meeting (as defined in Section 5.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement based on information supplied by Parent for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent based on information supplied by Parent for inclusion in the Proxy Statement.

    (b) No registration statement filed by the Company or any Subsidiary pursuant to the Exchange Act or, if necessary, the Securities Act, in connection with the Distribution (together with any amendments thereof and any supplements thereto, the "Distribution Statement") will, at the time the Distribution Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act or the Exchange Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

  Section 3.10 Absence Of Material Adverse Changes, Etc. Since December 31, 1999, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in the Company SEC Documents filed by the Company or as contemplated by this Agreement, since June 30, 2000, (i) other than in connection with the negotiation of this Agreement, the Company and the Non-Energy Subsidiaries have conducted their business in the ordinary course consistent with past practice and (ii) there has not been:

    (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Company Subsidiary (other than a wholly-owned Subsidiary), or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company

  (other than any wholly-owned Subsidiary) of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company, any Company Subsidiary or of any Company Securities;

    (b) any amendment of any provision of the Certificate of Incorporation or by-laws of, or of any material term of any outstanding security issued by, the Company or any Non-Energy Subsidiary (other than any wholly-owned Subsidiary) of the Company;

    (c) any incurrence, assumption or guarantee by the Company or any Non-Energy Subsidiary of any indebtedness for borrowed money other than borrowings under existing credit facilities in the ordinary course of business;

    (d) any change in any method of accounting or accounting practice by the Company or any Non-Energy Subsidiary, except for any such change required by reason of a change in GAAP;

    (e) any (i) grant of any severance or termination pay to any director, officer, consultant, independent contractor or employee of the Company or any Non-Energy Subsidiary, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, consultant, independent contractor or employee of the Company or any Non-Energy Subsidiary entered into, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Non-Energy Subsidiary, in each case other than in the ordinary course of business with respect to Persons other than directors or executive officers of the Company or any Non-Energy Subsidiary;

    (f) issuance of Company Securities other than pursuant to Company Options outstanding as of June 30, 2000 and the issuance of Options after such date in the ordinary course of business (and the issuance of Company Securities pursuant thereto);

    (g) acquisition or disposition of assets material to the Company and its Subsidiaries (assuming consummation of the Distribution), except for sales of inventory in the ordinary course of business, or any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party, by the Company or any Non-Energy Subsidiary;

    (h) entry by the Company or any Non-Energy Subsidiary into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

    (i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

  Section 3.11 Taxes.

    (a) Except as set forth in Schedule 3.11 of the Company Disclosure Letter and for any such failures or events that could not reasonably be expected to have a Company Material Adverse Effect: (1) all Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member ("Company Group Members") have been timely filed, and all returns filed are complete and accurate and correctly reflect the tax liabilities required to be reported therein; (2) the Company, its Subsidiaries, and Company Group Members have timely paid all Taxes (as defined below) that have become due or payable and have adequately reserved for in accordance with GAAP all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable; (3) there is no presently pending audit examination, deficiency, refund claim or litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group Member and none of the above have knowledge that any such action or proceeding is being contemplated; (4) neither the Company, any Subsidiary of the Company nor any Company Group Member has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (5) all assessments for Taxes due and owing by the Company, any Subsidiary of the

  Company or any Company Group Member with respect to completed and settled examinations or concluded litigation have been paid; (6) neither the Company, any Subsidiary of the Company nor any Company Group Member is a party to any express or implied tax indemnity agreement, tax sharing agreement or other agreement under which it could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of a Tax; (7) the Company, each of its Subsidiaries, and each Company Group Member has complied in all material respects with all rules and regulations relating to the withholding of Taxes; (8) neither the Company, any Subsidiary, nor any Company Group Member is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company, any Subsidiary, or any Company Group Member in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (9) neither the Company, any Subsidiary, nor any Company Group Member has made any payments since December 31, 1999, and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of
  Section 162(m) of the Code.

    (b) For purposes of this Agreement, (i) "Taxes" means (A) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, corporation, advance corporation, windfall or other profits, gross receipts, transfer, capital stock, excise, property, sales, use, value-added, ad valorem, license, payroll, employment, withholding, social security, workers' compensation, unemployment compensation, net worth, and other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, additions to tax or additional amounts imposed attributable to such taxes, and (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (ii) "Tax Return" means any report, return, statement or other written information required to be filed with or supplied to a taxing authority in connection with any Taxes, including any information return, claim for refund, amended return or declaration of estimated tax.

  Section 3.12 Employee Benefit Plans.

    (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "Plans".

    (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

    (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

    (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

    (e) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

    (f) Except as set forth on Schedule 3.12(f) of the Company Disclosure Letter, no Plan provides medical, surgical or hospitalization benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

    (g) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected, in the aggregate, to have a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

    (h) Except as set forth on Schedule 3.12(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting (other than as a result of a full or partial plan termination resulting from the transactions contemplated by this Agreement), or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law.

    (i) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
  Schedule 3.12(k) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

    (j) Each Plan can be amended prospectively or terminated at any time, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination (other than administrative charges normally incurred in a plan termination).

    (k) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan, other than in the ordinary course of business.

    (l) No Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements in accordance with the Company's ordinary accounting procedures.

    (m) No pension plan subject to Title IV of ERISA (an "ERISA Pension Plan") has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and the Company has never sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

    (n) The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16) , including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and the Company has not incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

    (o) Neither the Company nor any Subsidiary maintains or participates in any Voluntary Employees' Beneficiary Association, under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

    (p) Neither the Company nor any ERISA Affiliate maintains, participates in, contributes to, or has any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan during the six years immediately preceding the date of this Agreement.

  Section 3.13 Litigation; Compliance With Laws.

    (a) Except as set forth on Schedule 3.13 of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date of this Agreement or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Non-Energy Subsidiary or any of their respective properties before any court or arbitrator or any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

    (b) The Company and the Non-Energy Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and the Non-Energy Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.14 Labor Matters. (i) Since June 30, 2000, there has been no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any Non-Energy Subsidiary; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any Non-Energy Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any Non-Energy Subsidiary are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any Non-Energy Subsidiary.

  Section 3.15 Certain Contracts And Arrangements. Each material contract or agreement to which the Company or any Non-Energy Subsidiary is a party or by which any of them is bound is in full force and effect, and neither the Company nor any Non-Energy Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any material contract or material agreement to which the Company or any Non-Energy Subsidiary is a party or by which any of them is bound, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any Non-Energy Subsidiary, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.16 Environmental Matters.

    (a) (i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) (A) pursuant to Environmental Law or (B) arising out of, based on or resulting from the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any Non-Energy Subsidiary.

     (iii) "Environmental Costs and Liabilities" mean any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation, monitoring, remediation or other response action) pursuant to any Environmental Law or arising from the presence or Release of any Hazardous Materials.

     (iv) "Environmental Laws" means all federal, state, local and foreign laws, statutes, decisions, orders, decrees, rules, regulations or requirements relating to pollution or protection of the environment or human health or safety, including, without limitation, laws relating to the presence, Release or threatened Release of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

     (v) "Hazardous Materials" means all substances defined as a "Hazardous Substance," "Oil," or "Pollutant or contaminant" in 40 C.F.R. Section 300.5, or defined, regulated or subject to liability as a hazardous substance, material, waste or agent pursuant to any Environmental Law.

     (vi) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

    (b) (i) The Company and the Non-Energy Subsidiaries have been at all times and are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and the Non-Energy Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 1999 and prior to the date of this Agreement, neither the Company nor any Non-Energy Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any Non-Energy Subsidiary is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Non-Energy Subsidiary or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any Non-Energy Subsidiary has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Company Material Adverse Effect.

     (iii) There are no present or past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, that could (A) subject the Company or any Non-Energy Subsidiary to Environmental Costs and Liabilities, or (B) form the basis of any Environmental Claim against the Company or any Non-Energy Subsidiary or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any Non-Energy Subsidiary has or may have retained or assumed either contractually or by operation of law; that, in either case, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (iv) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and the Non-Energy Subsidiaries immediately prior to the Closing Date. The Company and the Non-Energy Subsidiaries also agree to take all commercially reasonable actions and to cooperate with Parent to ensure that the Company and the Non-Energy Subsidiaries shall continue to benefit from the provisions of any indemnity relating to Environmental Claims following the Effective Time.

     (v) The Company has made available to Parent all assessments, audits, investigations, and sampling or similar reports in the possession of the Company or its Subsidiaries relating to health and safety, the environment, any Release of Hazardous Materials, or Environmental Costs and Liabilities.

  Section 3.17 Intellectual Property

    (a) The Company and the Non-Energy Subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and the Subsidiaries to conduct their business as it is currently conducted (assuming consummation of the Distribution). All Intellectual Property registered by the Company has been identified on
  Schedule 3.17(a) of the Company Disclosure Letter, which includes a list of United States, international and foreign (i) patents and patent applications, (ii) registered trademarks and trademark applications, and
  (iii) registered copyright applications, in each case, owned by the Company and the Non-Energy Subsidiaries (assuming consummation of the Distribution).

    (b) To the knowledge of the Company: (i) all of the registrations, including patents, relating to material Intellectual Property owned by the Company and its Subsidiaries (assuming consummation of the Distribution) are subsisting and unexpired, free of all liens or encumbrances, and have not been abandoned; (ii) the Company and the Non-Energy Subsidiaries do not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, the Company's or its Subsidiaries' rights (assuming consummation of the Distribution) in and to, any Intellectual Property owned by the Company (assuming consummation of the Distribution) in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
  (iv) the Company and the Non-Energy Subsidiaries have not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights (assuming consummation of the Distribution) in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all (w)
  (1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (x) patents and invention disclosures; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of the Non-Energy Subsidiaries the rights to use any of the foregoing.

    (d) To the knowledge of the Company, the Company and the Non-Energy Subsidiaries have not used and are not making use of any confidential or proprietary information or trade secrets of any other person in breach of any agreement to which the Company or any the Non-Energy Subsidiaries is subject or in violation of any civil or criminal law.

    (e) The Company and the Non-Energy Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets.

    (f) To the knowledge of the Company, all employees of the Company and the Non-Energy Subsidiaries have executed written agreements with the Company or the Non-Energy Subsidiaries that assign to the Company or the Non-Energy Subsidiaries all rights to inventions improvements, discoveries or information relating to the business of the Company and the Non-Energy Subsidiaries. To the Company's knowledge, no employee of the Company or any Non-Energy Subsidiary has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Company or the Non-Energy Subsidiaries.

  Section 3.18 Opinions of Financial Advisors. The Company has received the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the aggregate merger consideration (assuming consummation of the Distribution) is fair from a financial point of view to the holders of Company Common Stock. The Company has also received the opinion of Credit Suisse First Boston Corporation ("CSFB"), dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the aggregate merger consideration (assuming consummation of the Distribution) is fair from a financial point of view to the holders of Company Common Stock, other than Morgan Stanley Capital Partners III, Inc. and various other investment funds affiliated therewith and their respective affiliates. True and complete copies of such opinions will be delivered to Parent as soon as practicable.

  Section 3.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has approved the Distribution, this Agreement and the Voting Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Distribution, taken together are advisable and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement.

  Section 3.20 Finders' Fees. Except for Morgan Stanley and CSFB (true and correct copies of whose engagement agreements have been provided to Parent), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Non-Energy Subsidiary that would be entitled to any fee or commission from the Company, any Non-Energy Subsidiary, Parent or any of Parent's affiliates upon consummation of the Merger. Any fees to be paid with respect to the Distribution to investment bankers, brokers, finders or other intermediaries shall be paid by Spinco.

  Section 3.21 Section 203 of the Delaware General Corporation Law. The Board of Directors of the Company has taken all actions so that (a) the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby.

  Section 3.22 Control of Pharma. The Company is the record and beneficial owner of shares of capital stock in Pharma sufficient to take the actions necessary (i) to own all of the issued and outstanding capital stock of Pharma at the Effective Time and (ii) to eliminate any outstanding options or warrants to purchase shares of capital stock of Pharma at the Effective Time.

  Section 3.23 Rights Plan. The Company has taken all action (including, if required, redeeming all of the outstanding preferred share purchase rights issued pursuant to the Rights Agreement) so that the entering into of this Agreement, the Guarantee and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable the rights to purchase the Company's Series A Participating Preferred Stock to be exercised, or require that they be separated, distributed or triggered. The Company has furnished Parent with true and correct copies of all such actions.

  Section 3.24 Energy Contributions. Except as reflected in the financial statements attached as Schedule 3.7(b), since December 31, 1999, neither the Company nor any Non-Energy Subsidiary has made any equity contribution, or otherwise transferred any cash or property, to, or assumed any liability on behalf of, the Energy Business.

                                  Article IV

            Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub represent and warrant to the Company subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to the Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent and Merger Sub specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "Parent Disclosure Schedule"), as follows:

  Section 4.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted or presently proposed to be conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

  Section 4.2 Authorization. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and Merger Sub of their obligations hereunder have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and no other proceedings on the part of Parent (or its stockholders) or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms.

  Section 4.3 Consents and Approvals; No Violations.

    (a) Neither the execution and delivery of this Agreement nor the performance by Parent or Merger Sub of their obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or other governing or organizational documents) of Parent or Merger Sub, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by them of their obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act or any non-U.S. laws regulating competition, antitrust, investment or exchange controls;

  (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.4 Proxy Statement.

  None of the information provided by Parent or Merger Sub to the Company in writing for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 4.5 Litigation; Compliance With Laws.

    (a) There is no action, suit or proceeding pending against, or to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

    (b) Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.6 Board Approval. The Board of Directors of Parent, at a meeting duly called and held (or by written consent in accordance with the DGCL), has approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of Parent and its shareholders.

  Section 4.7 Absence of Material Adverse Change. Since June 30, 2000, there has not been a Parent Material Adverse Effect.

  Section 4.8 Financing. The Parent has or will have sufficient funds available (through existing credit arrangements or otherwise) to pay the Merger Consideration, to satisfy any obligation of Parent or Merger Sub in connection with the transactions contemplated by this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement to be paid by Parent or Merger Sub.

  Section 4.9 Finders' Fees. Except for Chase Manhattan plc., whose fees will be paid by Parent or one of its affiliates, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   Article V

                           Covenants of the Parties

  Section 5.1 Conduct of the Business of the Company. From the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement (including the Distribution), the Company and the Non-Energy Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or allowed by this Agreement (including the Distribution), the Company will not (and will not permit any of its Non-Energy Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied.

  In addition, except as expressly contemplated or allowed by the terms of this Agreement, and except as expressly provided in Schedule 5.1 of the Company Disclosure Letter, without the prior written consent of Parent, which, in the case of clause (d), shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its Non-Energy Subsidiaries to do any of the following:

    (a) Other than the Distribution or pursuant to the Pharma Merger or the Share Exchange Agreements, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities of property) in respect of any capital stock of the Company or any Company Subsidiary or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or any Non-Energy Subsidiary;

    (b) Other than (i) pursuant to the Pharma Merger or the Share Exchange Agreements or (ii) in connection with the contribution of the Capitalization Amount or the conversion of the intercompany accounts to equity of CAT, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries, or make any capital contribution to any Subsidiary of the Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (c) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the date hereof, (ii) shares of Company Common Stock issuable to participants in the Company ESPP, in the case of (i) and (ii), consistent with the terms thereof, (iii) Company Options to newly-hired non-executive employees in the ordinary course of business, (iv) Company Options pursuant to periodic grants to non-executive employees in the ordinary course of business, (v) Company Common Stock pursuant to the Pharma Merger or (vi) Company Common Stock in fulfillment of obligations pursuant to the Share Exchange Agreements;

    (d) Incur any indebtedness for borrowed money, or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice and in an aggregate amount not in excess of $20,000,000;

    (e) Make any capital expenditures or otherwise acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets having a fair market value in excess of $5,000,000 or (ii) all or substantially all of the equity interests of any person or any business or division of any person, except, in the case of capital expenditures, in accordance with the current Company annual budget and plan (as of July 31, 2000) as previously disclosed to Parent;

    (f) Amend the Company's or any Non-Energy Subsidiary's Certificate of Incorporation or by-laws or equivalent documents;

    (g) Sell, lease, encumber or otherwise dispose of any assets of the Company or any Non-Energy Subsidiary, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the Company's business and
  (iii) assets related to discontinued operations;

    (h) Except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or its Subsidiaries (assuming the consummation of the Distribution) or otherwise waive, release or assign any material rights, claims or benefits thereunder;

    (i) Except as required by law or the current terms of an existing agreement or other authorization disclosed in Schedule 5.1 of the Company Disclosure Letter, (v) increase the amount of compensation of any current or former director, officer or employee (other than in the case of non-executive employees, ordinary periodic increases consistent with past practices) or make any increase in or commitment to increase any employee benefits or vest, fund or pay any pension or retirement allowance other than as required by the current terms of any Plan, (w) grant any severance or termination pay to any director, officer or employee of the Company or any Non-Energy Subsidiary, (x) adopt, amend, modify (except as may be required by law), enter into or commit to any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing Plan, (y) increase the benefits payable under any existing severance or termination pay policies or employment agreements or (z) take any affirmative action to accelerate the vesting of any stock-based compensation;

    (j) Change the Company's methods of accounting in effect at December 31, 1999, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants;

    (k) Enter into any agreement or arrangement that limits or otherwise restricts the Company, any Non-Energy Subsidiary or any of their respective affiliates or any successor thereto from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of the Company and its Subsidiaries taken as a whole (assuming consummation of the Distribution);

    (l) Settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of the Company and its Subsidiaries, taken as a whole (assuming consummation of the Distribution), other than the payment, discharge or satisfaction of liabilities, in the ordinary course of business consistent with past practice;

    (m) Create or incur any material Lien on any material asset of the Company and its Subsidiaries (assuming consummation of the Distribution), other than in the ordinary course of business consistent with past practice or other than in connection with the purchase of such asset;

    (n) Other than the contribution of the Capitalization Amount, make any material loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to, or investments in, wholly owned Non-Energy Subsidiaries (or pursuant to the ordinary cash management practices of the Company) made in the ordinary course of business consistent with past practice;

    (o) Other than in the ordinary course of business consistent with past practice, (i) make any tax election with respect to Taxes or take any position on any tax return filed on or after the date of this Agreement or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods or (ii) enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and its Subsidiaries, taken as a whole (assuming consummation of the Distribution); or

    (p) Agree in writing or otherwise to take any of the actions described in
  Section 5.1(a) through (o) above.

  Section 5.2 Conduct of the Business of Parent. From the date hereof until the Closing Date, except as expressly contemplated or allowed by this Agreement, Parent will not (and will not permit any of its Subsidiaries to) take any action or knowingly omit to take any action that would make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.2(b) not to be satisfied.

  Section 5.3 Stockholders' Meeting; Proxy Material.

    (a) Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Certificate of Incorporation and the by-laws of the Company duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon the adoption of this Agreement and, to the extent required by applicable law, the Distribution (the "Company Approval Matters"). The Board of Directors of the Company shall recommend approval and adoption of the Company Approval Matters by the Company's stockholders; provided that the Board of Directors of the Company may withdraw, modify or change such recommendation if (i) it believes in good faith that a Superior Proposal (as defined in Section 5.5) has been made and (ii) it has determined in good faith, after consultation with the Company's outside counsel, that the withdrawal, modification or change of such recommendation is necessary to comply with the fiduciary duties of the Board of Directors of the Company under applicable law.

    (b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Approval Matters (together with any amendments thereof and any supplements thereto, the "Proxy Statement"). Promptly following the date of this Agreement, the Company shall also prepare and file with the SEC the Distribution Statement. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use commercially reasonable efforts to cause the Proxy Statement and the Distribution Statement to be mailed to the Company's stockholders as promptly as practicable after the Distribution Statement is declared effective by the SEC.

    (c) The Company shall as promptly as practicable notify (and provide copies to) Parent of the receipt of any comments from the SEC relating to the Proxy Statement and the Distribution Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review of Parent, and all mailings to the Company's stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Parent.

  Section 5.4 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Closing Date, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other's authorized representatives (collectively, "Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and the Non-Energy Subsidiaries (including to conduct environmental testing, if desired), (ii) furnish to Parent's Representatives such financial and operating data and other information relating to such party, its Subsidiaries and their respective operations as such persons may reasonably request and (iii) instruct the Company's and its Non-Energy Subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; provided that any information and documents received by Parent or its Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreement dated April 27, 2000 between Dutch Parent and the Company (the "Confidentiality Agreement"), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof until the Effective Time.

  Section 5.5 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company and its Subsidiaries shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its and its Subsidiaries' respective officers, directors, advisors, representatives or other agents not to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal (as defined hereafter), (b) engage in negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any person or group (other than Parent or any designees of Parent) concerning any Acquisition Proposal or (c) enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 7.1(f) provided, however, that if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant, acting only after consultation with the Company's outside counsel that it is necessary to comply with its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to a bona fide Acquisition Proposal that was not solicited or encouraged in breach of this Section 5.5 and that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial advisor, constitutes a Superior Proposal, (i) furnish information to the person or group who made such Acquisition Proposal, but only pursuant to a confidentiality agreement substantially in the same form as was executed by Parent prior to the execution of this Agreement and only if copies of such information (to the extent not previously supplied) are concurrently provided to Parent, and (ii) participate in discussions and negotiations regarding such proposal or offer. The Company shall promptly (and in any event within one business day after any of the Company's officers and directors becoming aware thereof) (i) notify Parent in the event the Company or any of its Subsidiaries or other affiliates or any of their respective officers, directors, employees and agents receives any Acquisition Proposal, including the material terms and conditions thereof and the identity of the party submitting such proposal, and any request for non-public information in connection with an Acquisition Proposal, (ii) provide a copy of any written agreements, proposals or other materials that the Company receives from any such person or group, and (iii) notify Parent of any material changes or developments with respect to any of the matters described in clauses (i) and (ii). The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations commenced or conducted prior to the date of this Agreement with any party other than Parent or its affiliates with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 50% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement (including the Distribution). As used herein, a "Superior Proposal" shall mean a bona fide Acquisition Proposal which in the good faith judgment of the Company's Board of Directors, based on such matters as it deems relevant, after consultation with the Company's financial advisor,
(i) provides greater benefits to the Company's stockholders than those provided pursuant to this Agreement and (ii) provides that any financing required to consummate the transaction contemplated by the offer is committed and in the good faith determination of the Board of Directors of the Company, after consultation with the Company's financial advisor, is likely to be obtained by such person on a timely basis. Nothing contained in this Section
5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.


  Section 5.6 Director and Officer Liability.

    (a) Parent shall cause all rights to indemnification and all limitations on liability existing in favor of any individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Non-Energy Subsidiaries (the "Indemnitees") as provided in the Certificate of Incorporation or by-laws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof to continue in full force and effect in accordance with its terms and to be satisfied by the Surviving Corporation or Parent.

    (b) Subject to the terms and conditions set forth on Schedule 1.5(a), for six years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. The Company represents that the current annual premium for such insurance equals approximately $165,000.

    (c) The obligations of Parent and the Surviving Corporation under this
  Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

  Section 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement and those set forth on Schedule 1.6, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

  Section 5.8 Certain Filings.

    (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or Distribution Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as soon as reasonably practicable, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

    (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

    (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

    (d) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

  Section 5.9 Public Announcements. The parties shall issue press releases in agreed upon form announcing the execution of this Agreement as soon as practicable on or after the date hereof. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance reasonable efforts to consult will still be required to the extent practicable.

  Section 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

  Section 5.11 Employee Matters.

    (a) Following the Effective Time and for a period of one (1) full year thereafter, the Parent, in its sole discretion, shall either: (i) continue (or cause the Company to continue) to maintain the Plans on substantially similar terms in the aggregate as in effect immediately prior to the Effective Time, or (ii) arrange for each participant in the Plans employed at the Company or a Non-Energy Subsidiary ("Company Participants") to participate in any similar plans of the Parent ("Parent Plans") on terms in the aggregate no less favorable than those offered to similarly situated employees of Parent, or (iii) a combination of clauses (i) and (ii). Each Company Participant who continues to be employed by the Company or any of its subsidiaries immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Parent Plans for years of service with the Company or its subsidiaries prior to the Effective Time. Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plans in which they are eligible to participate immediately after the Effective Time. The provisions of this Section 5.11 shall not create in any employee or former employee of the Company or any Subsidiary of the Company any rights to employment or continued employment with Parent, the Surviving Corporation or any Subsidiary or affiliate thereof or infringe upon the right of any such entity to terminate the employment of any such employee for any reason or no reason.

    (b) Prior to the Closing Date, the Company may adopt additional retention and severance programs for specified non-executive employees of the Company or a Non-Energy Subsidiary previously identified to Parent; provided that such programs shall create aggregate obligations for the Company of no greater than $1,150,000, excluding any ordinary course payments provided to other employees under the Company's general severance plans.

  Section 5.12 Disposition of Energy Business. The Company will use its commercially reasonable efforts to consummate the Distribution in accordance with Schedule 1.6 and will inform Parent promptly, and in no event later than three business days after, material developments relating thereto. Parent will cooperate with the Company in its efforts to consummate the Distribution including by (i) providing assistance with respect to any proxy or information statement required in connection with the Distribution and (ii) cooperating in the filing of any tax election or Tax Returns required or deemed advisable by the Company and after consummation of the Distribution, Spinco in connection with the Distribution.

  Section 5.13 Capitalization of Pharma. The Company shall take any necessary actions (i) to own all of the issued and outstanding capital stock of Pharma at the Effective Time and (ii) to eliminate any outstanding Pharma Rights at the Effective Time.

  Section 5.14 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to eliminate or minimize the effects of any such statute or regulation on the Merger.

  Section 5.15 Certain Notifications. Between the date hereof and the Effective Time, each party shall promptly notify the other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure of any of the conditions to the Merger specified in Article VI to be satisfied.

  Section 5.16 Minority Interest of CCSI. The Company shall take all steps necessary to cause the rights of Enron to exchange shares of stock of CCSI for, or otherwise to acquire, shares of Company Common Stock under the Stockholders' Agreement, dated January 14, 1998, among the Company, CCSI and Enron to be (A) exercised and satisfied in full (including, if applicable, the resolution of any disagreement as to the number of shares of Company Common Stock to which Enron is entitled in respect of such exchange and delivery of such number) or (B) waived and terminated, in each case on or prior to the Closing Date. The Company shall deliver to Parent at or prior to the Closing evidence reasonably satisfactory to Parent of the satisfaction in full or waiver and termination of all such rights. Notwithstanding any other provision of this Agreement, this covenant must be performed in all respects prior to the Closing Date.

                                  Article VI

                           Conditions to the Merger

  Section 6.1 Conditions to Each Party's Obligations. The respective obligations of the Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

    (a) The Company Approval Matters shall have been approved and adopted by the stockholders of the Company in accordance with applicable law;

    (b) Any applicable waiting periods or consents under the HSR Act or any other applicable Antitrust Law relating to the Merger shall have expired, been terminated or been granted, as applicable;

    (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement; and

    (d) The Distribution shall have been consummated.

  Section 6.2 Conditions to the Company's Obligation to Consummate the Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

    (a) Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

    (b) The representations and warranties of Parent contained in Article IV hereof shall be true and correct in all respects on the date hereof and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), disregarding, for these purposes, the phrases "material," "materially," "in all material respects," "Parent Material Adverse Effect" and any similar phrase, except (i) as otherwise expressly contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate do not constitute a Parent Material Adverse Effect; and

    (c) The Company shall have received certificates signed by the Chief Executive Officer of Parent, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived.

  Section 6.3 Conditions to Parent's Obligations to Consummate the Merger. The obligations of Parent to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Closing Date of each of the following conditions:

    (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

    (b) The representations and warranties of the Company contained in
  Article III hereof shall be true and correct in all respects on the date hereof and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), disregarding, for these purposes, the phrases "material," "materially," "in all material respects," "Company Material Adverse Effect" and any similar phrase, except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate do not constitute a Company Material Adverse Effect.

    (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

    (d) The Company shall own all of the issued and outstanding capital stock of Pharma and no Pharma Rights remain outstanding and the Company shall have delivered evidence reasonably satisfactory to Parent demonstrating that this condition has been satisfied.

    (e) The aggregate number of Dissenting Shares of Company Common Stock as of the Effective Time shall be less than 10% of the number of shares of Company Common Stock outstanding as of the Effective Time.

  Section 6.4 Conditions to Company's Obligation to Consummate the Distribution. The Company's obligation to consummate the Distribution shall be subject to the condition that the conditions of Sections 6.1(a)-(c), 6.2 and
6.3 shall have been satisfied or waived.

                                  Article VII

                                  Termination

  Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company has obtained stockholder approval:


    (a) by the mutual written consent of the Company and Parent;

    (b) by either the Company or Parent, if the Merger has not been consummated by February 28, 2001, or such other date, if any, as the Company and Parent shall agree upon (the "Outside Date"); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement;

    (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    (d) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent its approval or recommendation of the Company Approval Matters, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or
  (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

    (e) by either the Company or Parent, if the approval of the stockholders of the Company of the Company Approval Matters shall not have been obtained at a duly held meeting of stockholders of the Company or any adjournment thereof;

    (f) by the Company, if the Board of Directors of the Company, prior to the Special Meeting, shall elect to terminate this Agreement in order to recommend or approve a Superior Proposal or to enter into an agreement for a transaction that constitutes a Superior Proposal; provided that (x) the Company has notified Parent in writing that it intends to recommend or approve a Superior Proposal or to enter into such an agreement, attaching the most current version of such proposal or agreement to such notice at least 48 hours prior to such termination, and (y) at any time at least 48 hours following written notification by the Company to Parent, after taking into account any modifications to the transactions contemplated by this Agreement that Parent has then proposed in writing and not withdrawn, the Board of Directors of the Company has determined that such proposal is and continues to be a Superior Proposal, and (z) concurrently with the giving of notice of such termination, pays to Parent the Termination Fee due under
  Section 7.3(a);

    (g) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent set forth in this Agreement or if any representations or warranties of Parent shall have become untrue, such that the conditions set forth in Section 6.2(b) would be incapable of being satisfied by the Outside Date, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent of any of its covenants or agreements hereunder having, in the aggregate, a Parent Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the Merger, and Parent has not cured such breach within thirty (30) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or

    (h) by Parent if (i) there shall have been a breach of any representations or warranties on the part of the Company or any of its Subsidiaries set forth in this Agreement or if any representations or warranties of the Company or any of its Subsidiaries shall have become untrue, such that the conditions set forth in Section 6.3(b) would be incapable of being satisfied by the Outside Date, provided that Parent has not breached any of its obligations hereunder in any material respect; or
  (ii) there shall have been a breach by the Company or any of its Subsidiaries of one or more of its respective covenants or agreements hereunder having, in the aggregate, a Company Material Adverse Effect or materially adversely affecting (or materially delaying) the ability of Parent or the Company to consummate the Merger, and the Company has not cured such breach within thirty (30) business days after notice by Parent thereof, provided that Parent has not breached any of its obligations hereunder in any material respect.

  The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

  Section 7.2 Effect of Termination. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any fee pursuant to Section 7.3 hereof), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the provision to Section 5.4 hereof shall survive the termination hereof.

  Section 7.3 Fees.

    (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $20 million (the "Termination Fee") plus up to $5 million in expenses, if:

     (i) this Agreement is terminated by Parent pursuant to Section 7.1(d) hereof;

     (ii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or 7.1(e) hereof, (B) at or prior to the time of such termination, an Acquisition Proposal with respect to the Company shall have been made public, and (C) within twelve months after such termination, the Company shall enter into a definitive agreement with respect to any Acquisition Proposal or the transaction contemplated by any Acquisition Proposal (an "Acquisition Transaction") relating to the Company shall be consummated; or

     (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f) hereof.

    (b) If the Company is required to pay the Termination Fee plus expenses pursuant to this Section 7.3, then the Company shall pay the Termination Fee plus expenses, as applicable, (i) at or prior to the termination of this Agreement by the Company, (ii) not later than one business day after the termination of this Agreement by Parent or (iii) in the case of a fee payable pursuant to Section 7.3(a)(ii), at or prior to the earlier of the execution of the definitive agreement with respect to, and the consummation of, the applicable Acquisition Transaction.

    (c) Parent's right to receive such fee and expenses, and ability to enforce the provisions of this Section 7.3, shall not be subject to approval by the stockholders of the Company.

                                 Article VIII

                                 Miscellaneous

  Section 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

  If to the Company, to:

    Catalytica, Inc.
    430 Ferguson Drive
    Mountain View, California 94043
    Fax: (650) 960-8754
    Attention: Chief Financial Officer

  with copies to:

    Wilson Sonsini Goodrich & Rosati,
    Professional Corporation
    One Market, Spear Tower
    San Francisco, California 94105
    Fax: (415) 947-2099
    Attention: Michael J. Kennedy, Esq.

  and

    Wilson Sonsini Goodrich & Rosati,
    Professional Corporation
    650 Page Mill Road
    Palo Alto, California 94304
    Fax: (650) 493-6811
    Attention: Barry E. Taylor, Esq.

  If to Parent or Merger Sub, to:

    Synotex Company, Inc.
    One Columbia Nitrogen Road
    Augusta, GA 30903
    Fax: (706) 849-6999
    Attention: William P. Bivins, Jr., Esq.

  with copies to:

    DSM, N.V.
    Legal Department
    Het Overloon 1, Heerlen
    P.O. Box 6500, 6401 JH Heerlen
    The Netherlands
    Fax: 011-31-45-5787087
    Attention: Ton C.M. van der Put, Esq.

  and to

    Cleary, Gottlieb, Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Fax: (212) 225-3999
    Attention: William A. Groll, Esq.

  Section 8.2 Survival of Representations and Warranties. Except as otherwise provided herein or in any document contemplated hereby, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

  Section 8.3 Interpretation. References herein to the "knowledge" (and all variants and derivatives thereof) of a party shall mean the actual knowledge, after reasonable inquiry, of the executive officers of such party. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

  Section 8.4 Amendments, Modification and Waiver (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 8.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

  Section 8.6 Expenses. Except as provided in Sections 1.2(b) and 7.3, whether or not the Merger shall be consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

  Section 8.7 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

  Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

  Section 8.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. The parties hereby consent to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement

  Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

  Section 8.11 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and for the benefit of Parent and its successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and
Section 5.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

  Section 8.12 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

  Section 8.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and by facsimile, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          SYNOTEX COMPANY, INC.

                                              /s/ Arnold Gratama van Andel
                                          By: _________________________________
                                                 Arnold Gratama van Andel
                                                  Chairman and President

                                          SYNOTEX ACQUISITION CORPORATION

                                              /s/ Arnold Gratama van Andel
                                          By: _________________________________
                                                 Arnold Gratama van Andel
                                                         President

                                          CATALYTICA, INC.

                                                   /s/ Ricardo B. Levy
                                          By: _________________________________
                                                      Ricardo B. Levy
                                                President & Chief Executive
                                                          Officer



               [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                 SCHEDULE 1.6

                             TERMS OF DISTRIBUTION

(Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement)

Formation of Spinco

  The Company will either contribute CCSI and CAT to a new subsidiary or otherwise combine CCSI and CAT in one company (such new holding company or combined company, "Spinco").

  No assets used in the Pharma business will be contributed to Spinco. Spinco will assume all liabilities related to the Energy Business. To the extent the Company or any Non-Energy subsidiary is a party to any contract relating to the Energy Business, Spinco will use its commercially reasonable best efforts to obtain, prior to the Closing Date, an unconditional release of the Company and/or such Non-Energy Subsidiary from all obligations and liabilities thereunder.

Minimum Net Worth

  Immediately prior to the distribution, Spinco will have consolidated assets (net of consolidated liabilities other than liabilities under the following agreements) of at least $50,000,000. In addition, Spinco will have at least $40,000,000 in cash and cash equivalents on the balance sheet immediately prior to the Distribution.

Survival of Agreements

  Each of the following agreements shall provide that the agreements and obligations of each party shall be binding on successors and assigns and contain a covenant of each party that it shall not consummate any transaction in which another entity becomes the owner of 50% or more of the equity securities of such party unless the acquiror and any ultimate parent entity shall have executed and delivered to the other party an agreement confirming that such acquiror and/or ultimate parent entity shall, upon consummation of such transaction, cause the relevant party to continue to perform under the terms of such agreement.

Employee Matters Agreement

  At or prior to the time of the Distribution, the Company and Spinco will enter into an Employee Matters Agreement, which will provide for the allocation of assets, liabilities and responsibilities relating to current and former employees of Spinco and their participation in the benefit plans that the Company currently sponsors and maintains.

Tax Sharing Agreement

  At or prior to the time of the Distribution, Parent, the Company and Spinco will enter into a Tax Sharing Agreement, which will provide as follows:

  1. (a) For 1999 and 2000, Parent shall, on a timely basis, file or cause to be filed (i) such consolidated federal income tax returns and estimated tax returns for the consolidated group of which the Company is the common parent (the "Group") as are required to be filed, and (ii) such state, local and foreign tax returns for the Group and/or any of its members on a combined, consolidated, unitary or other method as determined by Parent in its sole discretion.

     (b) Parent shall have the right to determine the manner in which all such returns shall be filed; make any elections in connection with any such returns; contest, compromise and settle any adjustment or deficiency proposed, asserted or assessed in connection with any such returns; file, pursue, compromise or settle any claim for refund; and determine whether any refunds to which the Group is entitled shall be paid by way of refund or credit. Notwithstanding the foregoing, returns relating to the Group shall be filed in a manner consistent with an allocation of items of income, gain or loss, based on a "closing of the books" and to the extent an election or return position relates solely to Spinco taxable years commencing after the Separation Date, such elections or return positions shall be determined by Spinco.

     (c) Spinco shall execute and file such consents, elections and other documents as may be required or appropriate in connection with the proper filing of such returns, and shall provide to Parent such information as Parent may request in connection with the matters contemplated by such tax sharing agreement.

  2. Parent shall pay or cause to be paid the consolidated federal income tax liability of the Group for all periods through and including the Closing Date, and shall indemnify and hold harmless Spinco against any such liability, including any liability for penalties, interest and additions to the tax relating to such taxes, where such liability arises solely by reason of Spinco, CCSI or CAT being severally liable for such amounts pursuant to Treas. Reg. (S)1.1502-6.

  3. Spinco shall be solely responsible for (a) filing its federal, state, local, foreign or other tax returns for periods after the Separation Date, and (b) paying its federal, state, local, foreign or other taxes attributable to tax periods commencing after the Separation Date, and shall indemnify and hold harmless Parent and the Company against any such liability, including any liability for penalties, interest and additions to the tax relating to such taxes.

  4. Spinco shall fully cooperate with Parent in respect of any federal, state, local, foreign or other tax audit, examination or claim for refund or credit (each a "Tax Proceeding") relating to a tax year in which Spinco, CCSI or CAT was a member of the Group and, without limiting the generality of the foregoing, shall promptly make available to Parent such information as Parent may request in connection with any Tax Proceeding. The provisions of paragraph 1(b) above shall apply to any such Tax Proceeding.

  5. This tax sharing agreement shall supersede any existing tax sharing agreement between the Company and any of Spinco, CCSI and/or CAT, including the agreements dated March 4, 1999 among the Company, Catalytica Bayview, Inc., CCSI and CAT.

Master Confidentiality and Non-Disclosure Agreement

  At or prior to the time of the Distribution, the Company and Spinco will enter into a Master Confidentiality and Non-Disclosure Agreement, which will provide as follows:

  1. Spinco and its Subsidiaries will, and will cause their respective directors, officers, employees, consultants and advisors to, keep confidential any proprietary information of the Company and its Subsidiaries.

  2. The Company and its Subsidiaries will, and will cause their respective directors, officers, employees, consultants and advisors to, keep confidential any proprietary information of Spinco and its Subsidiaries.

  3. The confidentiality obligations will contain customary exceptions for disclosures required by law.

Indemnification Agreement

  At or prior to the time of the Distribution, the Company and Spinco will enter into an Indemnification Agreement, which will provide as follows:

  1. Spinco will indemnify, defend and hold the Company and its Subsidiaries harmless against any and all liabilities, in perpetuity, relating to or arising out of (a) the Energy Business and the Distribution whether occurring before, at or after the Effective Time, except as otherwise contemplated by the Merger Agreement, (b) the Company (excluding for these purposes any Non-Energy Subsidiary) prior to the Effective Time,
     (c) any severance, termination, change of control or similar payments or benefits paid or payable to (x) (i) Ralph A. Dalla Betta, (ii) Craig N. Kitchen and (iii) Dennis Orwig or (y) any other executive employee of the Company or any Subsidiary, other than Michael H. Thomas and

     James B. Friederichsen, to the extent that aggregate payments to such individuals in the case of this clause (c)(y), exceed $4,200,000, or (z) the specified non-executive employees referred to in Section 5.11(b) to the extent that aggregate payments to such individuals in the case of this clause (c)(z) exceed $1,150,000, (d) any Transaction Expenses not deducted in the calculation of the Cash Amount and (e) any arbitration costs to be paid by Spinco pursuant to Section 1.9 of the Merger Agreement. For these purposes, if a liability is properly characterized as relating to the Energy Business, Spinco will be obligated to indemnify, defend and hold the Company and its Subsidiaries harmless without regard to the entity at which the liability is incurred.

  2. The Company will indemnify, defend and hold Spinco and its Subsidiaries harmless against any and all liabilities, in perpetuity, relating to or arising out of (a) the business of the Company at or after the Effective Time and/or (b) and the Non-Energy Subsidiaries, whether occurring before, at or after the Effective Time.

  3. If, and to the extent, the Company or any Non-Energy Subsidiary is or becomes obligated to deliver any Spinco shares to any person after the Effective Time as a result of any agreement, right, document, obligation or other instrument of the Company or any of its Subsidiaries outstanding at any time prior to the Effective Time (other than the Company Options), Spinco shall provide the required number of shares to the Company so that it may satisfy such obligation.

  4. The indemnifying party will be required to reimburse the indemnified party for all of its actual costs and expenses of investigating, defending any claim, lawsuit or arbitration related to a covered liability.

Transition Services Agreement

  At or prior to the time of the Distribution, the Company and Spinco will enter into a Transition Services Agreement, which will provide as follows:

  1. The Company and Spinco will each provide the other and its respective Subsidiaries specified transition services for a period not to exceed six months following the Effective Time;

  2. Each of Spinco and the Company will reimburse the other for its actual expenses in providing such services, including allocated time costs for employees responsible for providing or administering such services.

License Agreement

  At or prior to the time of the Distribution, the Company and Spinco will enter into a License Agreement, which will provide for the royalty-free, perpetual license of the tradename "Catalytica" and any trademarks which include the word "Catalytica" in connection with any uses of the names "Catalytica Combustion Systems, Inc." and "Catalytica Advanced Technologies, Inc."

Real Estate Matters

  At or prior to the time of the Distribution, the Company and Spinco will enter into a Real Estate Matters Agreement which will provide for:

  1. The assignment to Spinco of all of the rights and obligations of the Lease Agreement, dated January 1, 1993, between the Company and Jack Dymond Associates or, if an assignment is not feasible, the sublease of such rights and obligations, in each case to the extent the Company retains any rights thereunder, effective on the Separation Date.

  2. The transfer to Spinco of all buildings, fixtures, improvements and furnishings on the leased property listed above.

  3. The transfer of all other assets used primarily in the Energy Business. For the purposes of the preceding sentence, "primarily" means at least 75%.

                                                                     Appendix B

                               VOTING AGREEMENT

  This VOTING AGREEMENT (this "Agreement"), dated as of August 2, 2000, is entered into by and among Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., James A. Cusumano and Ricardo B. Levy (each a "Stockholder Party"), Synotex Company, Inc. a Delaware corporation ("Parent"), and Catalytica, Inc., a Delaware corporation (the "Company").

  WHEREAS, simultaneously with the execution of this Agreement, Parent, Synotex Acquisition Corporation, a wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing, among other things, for Sub to merge with and into the Company (the "Merger"); and

  WHEREAS, as of the date hereof, each Stockholder Party is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of,
(a) the shares of common stock, par value $0.001 per share ("Ordinary Common Stock"), of the Company, (b) the shares of Class A common stock, par value $0.001 per share ("Class A Common Stock"), of the Company and/or (c) the shares of Class B common stock, par value $0.001 per share ("Class B Common Stock" and, together with the Ordinary Common Stock and the Class A Common Stock, "Common Stock"), of the Company set forth in Schedule A (the "Owned Shares"), in each case together with the associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated as of October 23, 1996, as amended as of July 28, 1997 and as amended as of the date hereof, between the Company and ChaseMellon Shareholder Services, L.L.P., a New Jersey limited liability company; and

  WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that each Stockholder Party enter into this Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

  1. Certain Definitions. Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

  "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder Party, "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

  "Alternative Transaction" has the meaning set forth in Section 2(b) hereof.

  "Beneficially Owned" or "Beneficial Ownership" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

  "Beneficial Owner" with respect to any securities means a Person who has Beneficial Ownership of such securities.

  "Company Meeting" has the meaning set forth in Section 3 hereof.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Proposed Business Combination" means the transactions contemplated by the Merger Agreement.

  "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

  2. No Disposition or Solicitation.

    (a) Each Stockholder Party agrees that from and after the date hereof through the record date with respect to the Company Meeting (as defined below), except as contemplated by this Agreement, such Stockholder Party will not Transfer or agree to Transfer any Common Stock Beneficially Owned by such Stockholder Party other than with Parent's prior written consent, or grant any proxy or power-of-attorney with respect to any such Common Stock other than pursuant to this Agreement; provided, however, that any Transfer after the record date with respect to the Company Meeting shall not include a proxy or other ability of the transferee to vote such shares.

    (b) Each Stockholder Party agrees that from and after the date hereof, except as contemplated by Section 12 of this Agreement, such Stockholder Party and its Affiliates and representatives, will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its subsidiaries other than the Proposed Business Combination (an "Alternative Transaction").

    (c) Each Stockholder Party agrees that unless required by applicable law, neither such Stockholder Party nor any of such Stockholder Party's Affiliates shall make any press release, public announcement or other communication with respect to Parent or the business or affairs of the Company or its subsidiaries, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. Each Stockholder Party acknowledges and agrees that the terms of this Agreement shall be disclosed in connection with the announcement of the Merger Agreement.

  3. Stockholder Vote. Each Stockholder Party agrees that (i) at such time as the Company conducts a meeting of or otherwise seeks a vote or consent of its stockholders for the purpose of approving and/or adopting the Merger Agreement and the Merger (such meeting or any adjournment thereof, or such consent process, the "Company Meeting"), such Stockholder Party will vote, or provide a consent with respect to, all Common Stock having voting rights (including the Owned Shares) then Beneficially Owned by such Stockholder Party in favor of the Merger Agreement and the Merger and (ii) such Stockholder Party will (at any meeting of stockholders or in connection with any consent solicitation) vote its shares of Common Stock (including the Owned Shares) against, and it will not consent to, any Alternative Transaction or any action that would delay, prevent or frustrate the transactions contemplated by the Merger Agreement.

  Without limiting the foregoing, it is understood that the obligations under clause (i) above shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of approving the Merger Agreement and the Merger regardless of the position of the Company's board of directors as to the Merger or the Proposed Business Combination at the time of such meeting, and that the obligations under clause (ii) above shall continue to the extent set forth in Section 10.

  4. Reasonable Efforts to Cooperate. Each Stockholder Party will (a) use all reasonable efforts to cooperate with the Company in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such reasonable actions as are necessary or appropriate to consummate such transactions, and (c) provide any information reasonably requested by the Company, Parent or Sub for any regulatory application or filing made or approval sought for such transactions (including filings with the Securities and Exchange Commission).

  5. Additional Stock. Each Stockholder Party agrees that any additional shares of Common Stock acquired by such Stockholder Party or over which it acquires Beneficial Ownership, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.

  6. Proxy Matters. Each Stockholder Party represents and warrants to Parent that any proxies heretofore given in respect of its shares of Common Stock are not irrevocable, and that any such proxies are hereby revoked.

  7. Covenant of Stockholder Parties. Each Stockholder Party agrees that it will take all action necessary to (i) permit (a) such Stockholder Party's Owned Shares to be acquired in the Merger and (b) the voting of such Stockholder Party's Owned Shares in accordance with the terms of this Agreement and (ii) prevent creditors in respect of any pledge of such Stockholder Party's Owned Shares from exercising their rights under such pledge.

  8. Representations, Warranties and Covenants of Stockholder Parties. Each Stockholder Party hereby represents and warrants to, and agrees with, Parent as follows:

    (a) Such Stockholder Party has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder Party who is not a natural person, no other proceedings or actions on the part of such Stockholder Party are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

    (b) This Agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes the valid and binding agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms except to the extent limited by (i) applicable bankruptcy, insolvency or similar laws affecting creditors' rights or (ii) general equity principles, whether at law or in equity.

    (c) Each Stockholder Party is the sole Beneficial Owner of such Stockholder Party's Owned Shares. Each Stockholder Party has good and marketable title (which may include holding in nominee or "street" name) to all of such Stockholder Party's Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder Party and neither such Stockholder Party nor any of such Stockholder Party's Affiliates is the Beneficial Owner of, or has any right to acquire (whether currently upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock.

    (d) Neither the execution and delivery of this Agreement by such Stockholder Party nor the consummation of the transactions contemplated hereby will (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) by such Stockholder Party under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder Party is a party or by which such Stockholder Party or any of the Owned Shares is bound (or, in the case of each Stockholder Party that is not a natural person, such Stockholder Party's constituent documents); (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that is binding on such Stockholder Party; or
  (iii) constitute a violation by such Stockholder Party of any law or regulation of any jurisdiction.

    (e) Each Stockholder Party understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder Party's execution, delivery and performance of this Agreement.

  9. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder Parties that Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent will not constitute a violation of, conflict with or result in a default under, (i) any contract, understanding or arrangement to which Parent is a party or by which it is bound or requires the consent of any other Person or any party pursuant thereto, (ii) any judgment, decree or order applicable to Parent, or (iii) any law, rule or regulation of any governmental body, in each case except for violations, conflicts or defaults that would not have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; and this Agreement constitutes a legal, valid and binding agreement on the part of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by principles applicable to creditors' rights generally or governing the availability of equitable relief. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

  10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earliest of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated.

  11. Miscellaneous.

    (a) This Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made.

    (b) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    (c) Except with respect to a Transfer permitted by this Agreement after the record date with respect to the Company Meeting, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent may assign any or all rights under this Agreement to Sub or any other subsidiary of Parent. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    (d) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing executed by Parent.

    (e) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the address for such party set forth below.

      (i) If to a Stockholder Party, to such Stockholder Party at the address set forth beside its name on Schedule A hereto with a copy to:

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, N.Y. 10017
      Fax: (212) 450-3800
      Attention: John Bick, Esq.

      and to:

      Wilson Sonsini Goodrich & Rosati,
      Professional Corporation
      One Market, Spear Tower
      San Francisco, California 94105
      Fax: (415) 947-2099
      Attention: Michael J. Kennedy, Esq.

      (ii) If to Parent, to:

      Synotex Company, Inc.
      One Columbia Nitrogen Road
      Augusta, GA 30903
      Fax: (706) 849-6999
      Attention: Corporate Secretary

      (iii) With a copy to:

      DSM, N.V.
      Legal Department
      Het Overloon 1, Heerlen
      P.O. Box 6500, 6401 JH Heerlen
      The Netherlands
      Fax: 011-31-45-5787087
      Attention: Ton C. M. van der Put, Esq.

      and

      Cleary, Gottlieb, Steen & Hamilton
      One Liberty Plaza
      New York, New York 10006
      Fax: (212) 225-3999
      Attention: William A. Groll, Esq.

      (iv) if to the Company:

      Catalytica, Inc.
      430 Ferguson Drive
      Mountain View, California 94043
      Fax: (650) 960-8754
      Attention: Chief Financial Officer
      with a copy to:

      Wilson Sonsini Goodrich & Rosati,
      Professional Corporation
      One Market, Spear Tower
      San Francisco, California 94105
      Fax: (415) 947-2099
      Attention: Michael J. Kennedy, Esq.

  or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

    (f) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

    (g) Each Stockholder Party acknowledges and agrees that in the event of any breach of this Agreement, Parent would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) each Stockholder Party will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) Parent shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

    (h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (i) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

    (j) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    (k) This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

  12. Stockholder Capacity. No Stockholder Party executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer. Each Stockholder Party executing this Agreement does so solely in such Stockholder Party's capacity as the record and/or beneficial owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder Party in his or her capacity as an officer or director of the Company; provided, that nothing in this Section 12 shall be deemed to permit any Stockholder Party to take any action prohibited by the Merger Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     MORGAN STANLEY CAPITAL PARTNERS III, L.P.
                                     MORGAN STANLEY CAPITAL INVESTORS, L.P.
                                     MSCP III 892 INVESTORS, L.P.

                                     By: MSCP III, LLC, as General Partner of
                                         each of the limited partnerships
                                         named above

                                     By: Morgan Stanley Capital Partners III,
                                         Inc., as Member

                                     By: /s/ Howard Hoffen
                                        ------------------
                                         Howard Hoffen
                                         Managing Director

                                     JAMES A. CUSUMANO

                                     /s/ James A. Cusumano
                                     ---------------------

                                     RICARDO B. LEVY

                                     /s/ Ricardo B. Levy
                                     -------------------

                                     SYNOTEX COMPANY, INC.

                                     By: /s/ Arnold Gratama van Andel
                                        -----------------------------
                                         Arnold Gratama van Andel
                                         Chairman and President

                                     CATALYTICA, INC.

                                     By: /s/ Ricardo B. Levy
                                        --------------------
                                         Ricardo B. Levy
                                         President and Chief Executive Officer

                                                                      SCHEDULE A

                              STOCKHOLDER PARTIES

Name and Address                               Shares
----------------                               ------
Morgan Stanley Capital Partners
 III, L.P.                         Class A Common Stock:           11,738,101
1221 Avenue of the Americas        Class B Common Stock:           10,375,880
New York, New York 10020
Fax: (212) 762-7951
Attention: Howard Hoffen

Morgan Stanley Capital Investors,
 L.P.                              Class A Common Stock:            1,201,776
1221 Avenue of the Americas        Class B Common Stock:            1,062,308
New York, New York 10020
Fax: (212) 762-7951
Attention: Howard Hoffen

MSCP III 892 Investors, L.P.       Class A Common Stock:              330,123
1221 Avenue of the Americas        Class B Common Stock:              291,812
New York, New York 10020
Fax: (212) 762-7951
Attention: Howard Hoffen

James A. Cusumano                  Ordinary Common Stock:             660,984
430 Ferguson Drive                 Options exercisable in 60 days:     75,356
Mountain View, California 94043-
 5272
Fax: (805) 646-2450

Ricardo B. Levy                    Ordinary Common Stock:             760,368
430 Ferguson Drive                 Options exercisable in 60 days:    161,312
Mountain View, California 94043-
 5272
Fax: (650) 968-8754

                                                                     Appendix C

                                August 2, 2000

Catalytica, Inc.
430 Ferguson Drive
Mountain View, CA 94043

Ladies and Gentlemen:

  In consideration of Catalytica, Inc. (the "Company") agreeing to enter into that certain Agreement and Plan of Merger, dated as of August 2, 2000 (the "Merger Agreement"), among Synotex Company, Inc. ("Parent"), a Delaware corporation and a wholly-owned subsidiary of DSM, N.V. (the "Guarantor") and Synotex Acquisition Corporation ("Merger Sub" and, together with Parent, the "Guaranteed Entities"), a Delaware corporation and a wholly-owned subsidiary of Parent, the Guarantor does hereby guarantee irrevocably and unconditionally the full and complete performance by the Guaranteed Entities of all obligations and liabilities, whether now in existence or hereafter arising, of the Guaranteed Entities under the Merger Agreement; provided, that nothing in this guarantee shall be deemed a waiver of any condition precedent to any obligation of the Guaranteed Entities pursuant to the Merger Agreement.

  The guaranty shall continue in full force and effect until the earlier of the full and complete performance by the Guaranteed Entities of all obligations and liabilities under the Merger Agreement and the termination of the Merger Agreement in accordance with its terms.

  This guaranty shall be governed by and construed in conformity with the laws of the State of Delaware. All disputes arising out of or in connection with this guarantee shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Delaware. Guarantor hereby consents to the jurisdiction of the courts of the State of Delaware. Guarantor hereby consents to the jurisdiction of the courts of the State of Delaware and the United States District Court of the District of Delaware and waives any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this guarantee.

                                          Very truly yours,

                                          DSM, N.V.

                                               /s/ Jan Zuidam
                                          By: _________________________________
                                             Name: Jan Zuidam
                                             Title:  Member of Managing Board

                                               /s/ Arnold Gratama van Andel
                                          By: _________________________________
                                             Name: Arnold Gratama van Andel
                                             Title:  Corporate Vice
                                                 President--Finance   and
                                                 Economics

                                                                     Appendix D

                                                                 August 2, 2000

Board of Directors
Catalytica, Inc.
430 Ferguson Drive
Mountain View, California 94043

Members of the Board:

  We understand that Catalytica Inc. (the "Company"), Synotex Company, Inc. ("Buyer"), a wholly owned subsidiary of DSM, N.V., and Synotex Acquisition Corporation, a wholly owned subsidiary of Synotex Company, Inc. ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 1, 2000 (the "Merger Agreement"), which provides, among other things, for the distribution of the capital stock of a newly formed entity consisting of the Company's energy business ("SpinCo"), such that Catalytica Pharmaceuticals, Inc. ("CP Inc.") and Wyckoff, Inc. (collectively, the "Catalytica Pharmaceuticals Business") will represent substantially all of the remaining assets of the Company, and the subsequent merger (the "Merger") of the Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Buyer and the outstanding shares of Common Stock of the Company, as defined in the Merger Agreement and including the Class A and Class B common stock of the Company (collectively, the "Common Stock"), will be converted into the right to receive, in the aggregate, $750 million (the "Consideration"), with adjustments to be made for, among other things, options proceeds, costs associated with the capitalization of and tax liabilities associated with the distribution of SpinCo, costs associated with minority interests in CP Inc. and SpinCo and other transaction costs. The primary intent of the transaction is for Buyer to acquire the Catalytica Pharmaceuticals Business. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders. You have not asked us, nor have we addressed the fairness of the consideration to be paid in the form of a distribution of capital stock of SpinCo.

  For purposes of the opinion set forth herein, we have:

  (i) discussed the rationale for the Merger and the distribution of the capital stock of SpinCo, including information regarding their anticipated costs;

  (ii) reviewed certain publicly available financial statements and other information of the Company;

  (iii) reviewed certain internal financial statements and other financial and operating data concerning the Catalytica Pharmaceuticals Business and the Company prepared by the management of the Company;

  (iv) reviewed certain financial projections for the Catalytica
Pharmaceuticals Business prepared by the management of the Company;

  (v) discussed the past and current operations and financial condition and the prospects of the Catalytica Pharmaceuticals Business with senior executives of the Company;

  (vi) reviewed the reported prices and trading activity for the Company's publicly traded common stock;

  (vii) compared the financial performance of the Catalytica Pharmaceuticals Business with that of certain other comparable publicly-traded companies and reviewed the prices and trading activity of the securities of such comparable publicly-traded companies;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (ix) participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

  (x) reviewed the Merger Agreement and certain related documents; and

  (xi) considered such other factors and performed such other analyses as we deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Catalytica Pharmaceuticals Business. In addition, we have assumed that the Merger and the distribution of the capital stock of SpinCo will be consummated in accordance with the terms set forth in the Merger Agreement. We have also assumed and relied upon without independent verification the assessment by management of the Company of options proceeds, the anticipated costs associated with the Merger and the distribution of the capital stock of SpinCo including, among other things, costs associated with the capitalization of and tax liabilities associated with the distribution of SpinCo, and costs associated with minority interests in CP Inc. and SpinCo. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets. We did not negotiate with any of the parties, other than the Buyer, which expressed interest to us in the possible acquisition of the Company or certain of its constituent businesses.

  We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Buyer and have received fees for the rendering of these services.

  An affiliate of Morgan Stanley, Morgan Stanley Capital Partners III, L.P. and certain of its affiliates, own 13,270,000 shares of Class A common stock, representing approximately 29% of the outstanding voting stock of Catalytica, and 11,730,000 shares of non-voting Class B common stock, which may be converted into Class A common stock to the extent that Morgan Stanley Capital Partners' and its affiliates' ownership of voting stock does not exceed 40% of the outstanding voting stock of Catalytica. Morgan Stanley Capital Partners and its affiliates that own Catalytica common stock presently have the right to nominate three members of Catalytica's board, but have nominated only two members of Catalytica's board.

  It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this letter may be included in its entirety in any filing made by the Company in respect of the Merger with the United States Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how shareholders of the Company should vote at the shareholders' meeting in connection with the Merger.

  Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Common Stock in the aggregate pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED




                                                /s/ William D. McCombe
                                          By: _________________________________
                                                    William D. McCombe
                                                     Managing Director

                                                                     APPENDIX E

August 2, 2000

Board of Directors
Catalytica Inc.
430 Ferguson Drive
Mountain View, CA 94043

Dear Sirs and Mesdames:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share ("Common Stock"), of Catalytica, Inc. (the "Company"), other than Morgan Stanley Capital Partners III, Inc., any affiliated investment funds and their respective affiliates (collectively, the "Morgan Stanley Affiliated Entities"), of the Aggregate Consideration (as defined below) to be received by the holders of Common Stock pursuant to the Merger (as defined below), assuming prior consummation of the Spin-off (as defined below), as provided in the Agreement and Plan of Merger, dated as of August 2, 2000 (the "Merger Agreement"), among the Company, Synotex Company, Inc. (the "Acquiror"), a Delaware corporation and a wholly owned subsidiary of DSM N.V., a Dutch company, and Synotex Acquisition Corporation, a Delaware corporation ("Sub"). The Merger Agreement provides for, among other things (i) prior to the consummation of the Merger, the distribution by the Company to its stockholders of the Company's energy businesses and certain related transactions, all as more fully described in the Merger Agreement (the "Spin-off"), and (ii) subsequent to the Spin-off, the merger of the Company with Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror (the "Merger") and all of the outstanding shares of Common Stock will be converted into the right to receive an aggregate of $750 million in cash subject to certain adjustments (the "Adjustments") relating to, among other things, the amount of certain tax liabilities incurred by the Company in connection with the Spin-off, the amount of capital contributed by the Company to its energy business prior to the Spin-off, the amounts required to be paid by the Company to terminate or otherwise extinguish certain minority interests and other rights relating to certain of the Company's non-wholly owned subsidiaries and certain other matters, all as more fully described in the Merger Agreement (the "Aggregate Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement and certain related documents. We have also reviewed certain other historical and forward looking information, including financial forecasts, provided to us by or discussed with the Company that were prepared on a pro forma basis (after giving effect to the Spin-off) as well as estimates of the Adjustments prepared by the Company and have spoken with the Company's management to discuss the business and prospects of the Company (after giving effect to the Spin-off).

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company's principal business after giving effect to the Spin-off and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and estimates of the Adjustments, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and the amounts of the Adjustments and that, in the case of the estimates of the Adjustments, that the actual amounts of such Adjustments will not exceed such estimates by amounts that would materially effect our analyses and that the Adjustments fairly represent amounts of transaction expenses, liabilities or obligations of the Company except as would not materially effect our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

We have been engaged solely to render an opinion with respect to the fairness to the holders of Common Stock, other than the Morgan Stanley Affiliated Entities, from a financial point of view of the Aggregate Consideration to be received by the holders of Common Stock pursuant to the Merger and will receive a fee for rendering this opinion. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address the Company's underlying business decision to effect the Spin-off and/or the Merger, any aspect or implication of the Spin-off or the allocation or distribution of the Aggregate Consideration among the stockholders of the Company.

In the past we have provided, and we are currently providing, certain investment banking and other financial services to Acquiror unrelated to the Merger for which we have received and expect to receive customary compensation. In addition, in the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of Common Stock pursuant to the Merger (assuming prior consummation of the Spin-off) is fair to the holders of Common Stock, other than the Morgan Stanley Affiliated Entities, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

    /s/ Randy L. Hazelton
By: _________________________
      Randy L. Hazelton
      Managing Director

                                                                     Appendix F

                            DELAWARE CODE ANNOTATED

                         SECTION 262. APPRAISAL RIGHTS

                             TITLE 8. CORPORATIONS

                      CHAPTER 1. GENERAL CORPORATION LAW

                    SUBCHAPTER IX. MERGER OR CONSOLIDATION

                                    8 DEL.

  SECTION 262. Appraisal Rights. Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word stockholder means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words stock and share mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words depository receipt mean a receipt or other instrument issued by a depository representing an interest in one or more shares' or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

  (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

  (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

  (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

  (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  Appraisal rights shall be perfected as follows:

  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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P

R         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O                               CATALYTICA, INC.

X                     SPECIAL MEETING OF STOCKHOLDERS

Y

                               December 11, 2000


     The undersigned stockholder of Catalytica, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated November 20, 2000, and hereby appoints Ricardo B. Levy and Lawrence W. Briscoe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Meeting of Stockholders of Catalytica, Inc., to be held on December 11, 2000, at 10:00 a.m., Pacific Time, at 430 Ferguson Drive, Mountain View, California 94043 and at any continuation(s) or adjournment(s) thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

     THIS PROXY WILL BE VOTED (1) FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 2, 2000, BY AND AMONG SYNOTEX COMPANY, INC., SYNOTEX ACQUISITION CORPORATION AND CATALYTICA, INC. AND (2) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------

                 (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

                            (FOLD AND DETACH HERE)

                             [LOGO OF CATALYTICA]

                        SPECIAL MEETING OF STOCKHOLDERS

                           Monday, December 11, 2000

                                  10:00 a.m.

                              430 Ferguson Drive
                        Mountain View, California 94043

--------------------------------------------------------------------------------

                                    [LOGO]

--------------------------------------------------------------------------------

                THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE FOLLOWING PROPOSALS.

                                                                 Please Mark [X]
                                                                 your votes as
                                                                 indicated in
                                                                 this example

                                                FOR      AGAINST    ABSTAIN
1.  Proposal to approve and adopt the           [_]        [_]        [_]
    Agreement and Plans of Merger,
    dated as of August 2, 2000, by and
    among Synotex Company, Inc.,
    Synotex Acquisition Corporation
    and Catalytica, Inc.


2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment(s) thereof.



Signature _______________ Signature________________ Date ________________

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)